Exhibit 2.1

EXECUTION VERSION

Dated 12 July 2016

MONTEREY CAPITAL III S.À R.L.

– and –

ODEON AND UCI CINEMAS HOLDINGS LIMITED

– and –

ODEON AND UCI CINEMAS GROUP LIMITED

– and –

THE MANAGEMENT SHAREHOLDERS

– and –

AMC (UK) ACQUISITION LIMITED

– and –

AMC ENTERTAINMENT HOLDINGS, INC.

SHARE PURCHASE AGREEMENT

for the sale and purchase of all the issued shares of
Odeon and UCI Cinemas Holdings Limited
 and certain issued shares of
Odeon and UCI Cinemas Group Limited

GIBSON, DUNN & CRUTCHER LLP

Telephone House
2-4 Temple Avenue, London EC4Y 0HB
020 7071 4000 Tel    020 7071 4244 Fax
Ref:  238690 / 68622-00001

SCHEDULE 2 ACTION PENDING COMPLETION	58

SCHEDULE 3 COMPLETION STATEMENT	61

SCHEDULE 4 LOCK-UP ARRANGEMENTS	63

THIS AGREEMENT is made on 12 July 2016

BETWEEN:

(1)                                 MONTEREY CAPITAL III S.À R.L., a private limited company (société à responsabilité limitée) incorporated in the Grand Duchy of Luxembourg, having its registered office at 1-3 Boulevard de la Foire, L-1528 Luxembourg, registered with the Luxembourg Trade and Companies Register (R.C.S. Luxembourg) under number B 100.335 and having a share capital of EUR 2,000,000 (the “Seller”);

(2)                                 ODEON AND UCI CINEMAS HOLDINGS LIMITED, a private limited company incorporated in England and Wales with registered number 06170611, whose registered office is at St Albans House, 57-59 Haymarket, London, SW1Y 4QX (the “Company”);

(3)                                 ODEON AND UCI CINEMAS GROUP LIMITED, a private limited company incorporated in England and Wales with registered number 05194610, whose registered address is at St Albans House, 57-59 Haymarket, London, SW1Y 4QX (“SubCo”);

(4)                                 EACH OF THE PERSONS LISTED IN SCHEDULE 1 (each a “Management Shareholder” and, collectively, the “Management Shareholders”);

(5)                                 AMC (UK) ACQUISITION LIMITED, a private limited company incorporated in England and Wales with registered number 10246724, whose registered office is at AMC The Great Northern Unit 2, 253 Deansgate, Manchester M3 4EN, United Kingdom (the “Purchaser”); and

(6)                                 AMC ENTERTAINMENT HOLDINGS, INC., a public corporation incorporated in Delaware with registered number 4365546, whose registered office is at Corporate Creations Network Inc., 3411 Silverside Road Rodney Building #104, Wilmington, DE 19810, New Castle County (the “Purchaser Guarantor” or “AMC”).

RECITALS:

(A)                               The Seller is the sole shareholder of the Company and holds the legal and beneficial title to the Seller Shares.

(B)                               The Seller intends to sell the Seller Shares and the Purchaser intends to purchase the Seller Shares on and subject to the terms of this Agreement.

(C)                               The Management Shareholders hold the legal and beneficial title to the SubCo Shares.

(D)                               The Management Shareholders intend to sell the SubCo Shares and the Company intends to purchase the SubCo Shares on and subject to the terms of this Agreement.

THE PARTIES AGREE AS FOLLOWS:

1.                                      DEFINITIONS AND INTERPRETATION

1.1                               In this Agreement the following words and expressions and abbreviations have the following meanings, unless the context otherwise requires:

“Adjusted Shareholder Loan Amount” has the meaning given in clause 5.11;

“AMC Group” means AMC and each subsidiary and subsidiary undertaking of AMC from time to time;

“AMC Reports” has the meaning given in clause 8.5;

“Bad Leaver” means a Management Shareholder who becomes a Leaver by virtue of or following such Management Shareholder’s:

(a)                                 commission of any gross misconduct in connection with the performance of services for the Target Group in the 12 month period following the Completion Date, it being acknowledged and agreed that: (A) any action or statement taken or made by the Management Shareholders or any omission on the account of the Management Shareholders in each case in relation to the Warranties given in the Management Warranty Deed; or (B) the Purchaser bringing or threatening to bring a Claim against the Management Shareholders, shall not in and of itself: (i) constitute such gross misconduct; or (ii) cause the Management Shareholders to be or be deemed to be Bad Leavers; or

(b)                                 failure to devote (subject to exceptions permitted under the relevant service agreement, including without limitation, absence due to illness or contractual holiday entitlement or other permitted absences) a substantial portion of his time to performing services as an agent of the Target Group in accordance with the material terms of his service contract in the 12 month period following the Completion Date without the prior written consent of the Purchaser, other than by reason of death or disability, provided that the Purchaser hereby consents to each of the Management Shareholders continuing in any non-executive role held by such Management Shareholders as at the date of this Agreement as Disclosed;

“Bonds” means the £300,000,000 9.0 per cent senior secured notes due 2018 and the €200,000,000 senior secured floating rate notes due 2018, in each case issued by Odeon & UCI Finco plc pursuant to an indenture dated 24 May 2011 governed by the laws of New York as amended or amended and restated from time to time and entered into between Odeon & UCI Finco plc as the issuer and The Bank of New York Mellon as trustee;

“Business” means the business of the Target Group as carried on the date of this Agreement;

“Business Day” means a day (other than a Saturday or a Sunday) on which banks are open for business in London, New York and in Luxembourg;

“Claim” has the meaning given in the Management Warranty Deed;

“Class A Common Stock” has the meaning given in clause 8.5;

“Class B Common Stock” has the meaning given in clause 8.5;

“Companies Act” means the Companies Act 2006 and any regulations or subordinate legislation enacted thereunder;

“Completion” means the completion of the sale and purchase of the Seller Shares and the SubCo Shares;

“Completion Date” means the date which is ten (10) Business Days after the date of satisfaction of the Merger Condition;

“Completion Statement” means a statement in the form set out in Schedule 3;

“Completion Statement Date” means the date which is three Business Days prior to the Completion Date;

“Confidential Information” has the meaning given in clause 13;

“Consideration Shares” means that number of shares of Class A Common Stock in AMC that have an aggregate value as at the Completion Statement Date equal to the Equity Amount and for this purpose the value of each such Class A Common Stock shall be the sterling denominated VWAP of such Class A Common Stock over the twenty (20) consecutive trading days prior to the Completion Statement Date, with the VWAP converted from US dollars to sterling using the exchange rate on each of those twenty (20) consecutive trading days as published in the London Financial Times;

“Consolidated Debt” has the same meaning as the term “Indebtedness” in AMC’s Credit Agreement, dated as of April 30, 2013, as amended;

“Consolidated LTM EBITDA” means the “Consolidated EBITDA” as such term is defined in AMC’s Credit Agreement, dated as of April 30, 2013, as amended, on a consolidated basis over the twelve month period prior to the relevant time;

“Data Room” has the meaning given in the Management Warranty Deed;

“Disclosed” means fairly disclosed in such manner and with sufficient details to enable the Purchaser to identify the nature and scope of the matter so disclosed;

“Disclosure Letter” means the disclosure letter dated on the date of the Management Warranty Deed together with all attachments thereto addressed by the Management Shareholders to the Purchaser;

“Employee Transaction Bonuses” means the amounts payable to certain employees of the Target Group in connection with the Proposed Transaction as attached to and Disclosed in the Disclosure Letter, together with all employer’s national insurance contributions or other Tax payable thereon, and any other amounts payable to employees of the Target Group as approved by the remuneration committee of the board of directors of the Company (together with all employer’s national insurance contributions or other Tax payable thereon), which amounts will be specified in the Completion Statement;

“Encumbrance” means a mortgage, lien, charge, claim, option, equity, power of sale, pledge, hypothecation, retention of title, right of first refusal, right of pre-emption or other encumbrance or right exercisable by a third party having similar effect;

“Equity Amount” means £125,000,000 (one hundred and twenty five million pounds) less the aggregate of: (a) all Leakage Set-Off Amounts received by the Seller or any of its Related Persons between the Locked-Box Date and Completion; and (b) the amount by which the Net Equity Value as shown on the Project Nola — Enterprise Value to Equity Value Bridge is below £500,000,000 (five hundred million pounds sterling) following adjustments made to the Net Equity Value as a result of amounts specified in the Completion Statement;

“Escrow Agent” means the Managers’ Solicitors;

“European Works Council” means the European Works Council of the Target Group referenced in the agreement at Folder 9.2.1.11.5 in the Data Room;

“First Anniversary Date” means the date which is the first anniversary of the Completion Date or if such date is not a Business Day the Business Day immediately following such date;

“Governance Protection Period” means the period commencing on the date of this Agreement and expiring on the earlier of:

(a)                                 the date upon which the Seller ceases to hold more than 49.9 per cent of the Consideration Shares issued to it at Completion; and

(b)                                 the date which is 18 months from the Completion Date provided that if, prior to such date, the Seller has suffered a Sell Down Restriction, such date shall be extended by a further six months and that extended date shall be extended by further consecutive six month periods if the Seller suffers a further Sell Down Restriction during such six month or consecutive six month period(s);

“Gross Equity Value” means £484,800,000 (four hundred and eighty four million and eight hundred thousand pounds) as set out in the Project Nola — Enterprise Value to Equity Value Bridge in the agreed form as adjusted as specified in the Completion Statement plus an amount calculated as follows: £484,800,000 (four hundred and eighty four million and eight hundred thousand pounds) multiplied by 5.9617 per cent. multiplied by the number of days from (and excluding) the Locked-Box Date up to (and including) the Completion Date divided by 366;

“Guaranteed Obligations” has the meaning given in clause 11.1;

“HMRC” means Her Majesty’s Revenue & Customs;

“Junior Cash LTIP Documentation” means the documents and agreements relating to the long term incentive plan arrangements implemented by United Cinemas International (UK) Limited and Odeon Cinemas Limited in respect of certain employees and former employees of the Target Group, as attached to and Disclosed in the Disclosure Letter;

“Junior Cash LTIP Payment” means the amounts payable to employees and former employees (including Steve Gosling, Amanda Steele, Neil Clucas, Luke Vetere and Mike Stevens) of the Target Group at Completion in connection with the Proposed Transaction pursuant to the Junior Cash LTIP Documentation together with all employer’s national insurance contributions or other Tax payable thereon which amounts will be specified in the Completion Statement;

“Leakage” means:

(a)                                 any dividend, bonus or other distribution of capital or income declared, paid or made (whether in cash or in specie) or any repurchase, redemption, repayment or return of share or loan capital or loan (including any interest thereon) (or any other relevant securities) by any member of the Target Group to or for the benefit of the Seller or any Management Shareholder or any Related Person of the Seller or any Management Shareholder;

(b)                                 any payments made (including management, monitoring, consultancy, service or directors’ fees), by any member of the Target Group to (or assets transferred to or liabilities assumed, indemnified, or incurred by any member of the Target Group for the benefit of) the Seller or any Management Shareholder or any Related Person of the Seller or any Management Shareholder (including with respect to any share capital or other securities of any member of the Target Group);

(c)                                  any loan made or agreed to be made to the Seller or any Management Shareholder or any Related Person of the Seller or any Management Shareholder by any Target Company;

(d)                                 any waiver by any Target Company of any amount, liability or obligation owed to that Target Company by the Seller or any Management Shareholder or any Related Person of the Seller or any Management Shareholder;

(e)                                  any transaction or sale bonuses or other payments paid, payable or agreed to be paid as a result of the completion of the sale of the Seller Shares and/or the sale of the SubCo Shares or of any of the other transactions contemplated by any of the documents in the agreed form by any Target Company;

(f)                                   the purchase by a Target Company of any assets from the Seller, any Management Shareholder or any Related Person of the Seller or any Management Shareholder to the extent that such transfer is at more than their market value;

(g)                                  the transfer or surrender by a Target Company to the Seller, any Management Shareholder or any Related Person of the Seller or any Management Shareholder of any assets to the extent that such transfer is at less than market value or otherwise to the extent that such transfer is outside of the ordinary course of business;

(h)                                 other than the Transaction Fees, any payment by a Target Company of, or obligation on a Target Company to pay or incur any costs or professional fees to any person which are properly payable by the Seller, any Management Shareholder or any Related Person of the Seller or any Management Shareholder in connection with the transactions contemplated by this Agreement; or

(i)                                     any payment by any Target Company to any portfolio investee entity of any investment funds managed or advised by Terra Firma which is outside the ordinary course of business;

(j)                                    the payment of any fees, costs or Tax incurred or paid by a member of the Target Group as a result of the occurrence of any of those matters set out in paragraphs (a) and (i) above;

(k)                                 the agreement or commitment (whether conditional or not) by any member of the Target Group to do any of the things set out in paragraphs (a) to (j) above; and

(l)                                     any liability for Tax arising for the Target Group as a result of the occurrence of any of those matters set out in paragraphs (a) to (k) above,

other than any Permitted Leakage;

“Leaver” means a Management Shareholder who ceases to be an employee or consultant or director of or to a Target Company and who in any such case does not continue as an employee, director, consultant of or to another Target Company;

“Legal Counsel” means the legal counsel identified in the Vendor Due Diligence Report;

“Locked-Box Accounts” means the consolidated balance sheet of the Target Group as at the Locked-Box Date in the agreed form;

“Locked-Box Date” means 31 December 2015;

“Long Stop Date” means 31 January 2017;

“LTIP Documentation” means the documents and agreements relating to the long term incentive plan arrangements implemented by the Company and SubCo with respect to the Management Shareholders, pursuant to which the Management Shareholders are entitled to receive the Management Consideration in connection with the Proposed Transaction, as attached to and Disclosed in the Disclosure Letter;

“Management Consideration” means the sterling amount calculated in accordance with the following formula:

or any other sterling amount as may be agreed in writing between the Management Shareholders and the Seller as a result of any agreed adjustments to the determination of Gross Equity Value for the purpose of calculating the Management Consideration hereunder;

“Management Escrow Account” means a sterling denominated account of the Escrow Agent the details of which will be notified to the Purchaser not later than five (5) Business Days prior to the Completion Date;

“Management Escrow Agreement” means the escrow agreement entered into on the date of this Agreement between the Escrow Agent, the Purchaser and the Management Shareholders;

“Management Escrow Amount” means the amount paid by the Purchaser pursuant to clause 6.2(d) together with all interest accrued thereon;

“Management Shareholder Waiver Letters” means a letter in the agreed form from each of the Management Shareholders confirming that, save as set out in this Agreement (including, for the avoidance of doubt, payment of the Management Consideration and the Senior Cash LTIP Payment) and for salary, expenses and other benefits enjoyed by such Management Shareholder in the ordinary course and pursuant to a service contract or employment contract or an ongoing incentive scheme which has been Disclosed, such Management Shareholder irrevocably and unconditionally waives any claim he may have against any Target Company for any bonus, remuneration or other entitlement and releases each Target Company in respect of any such claim;

“Management Tax Covenant” means the tax covenant dated on the date of this Agreement and duly executed by the Management Shareholders and the Purchaser;

“Management Warranty Deed” means the deed of warranties dated on the date of this Agreement and duly executed by the Management Shareholders and the Purchaser;

“Managers’ Solicitors” means Osborne Clarke LLP, acting for the Management Shareholders;

“Managers’ Solicitors’ Account” means a sterling denominated account of the Managers’ Solicitors the details of which will be notified to the Purchaser not later than five (5) Business Days prior to the Completion Date;

“Material Group Asset” means any asset (tangible or intangible) (or category or series of related assets) of the Target Group with a market value (in aggregate) in excess of £1,000,000 (or its equivalent);

“Material Group Company” means any Target Company whose enterprise value (on a stand-alone basis) is in excess of £5,000,000 (or its equivalent);

“Merger Condition” means the condition referred to in clause 4.2;

“Net Equity Value” means Gross Equity Value less: (a) the Management Consideration; and (b) the Senior Cash LTIP Payment net of an amount equal to twenty (20) per cent of the Senior Cash LTIP Payment;

“Notified Claim” has the meaning given in clause 3.4;

“NYSE” means the New York Stock Exchange owned and operated by Intercontinental Exchange, Inc.;

“Permitted Leakage” means:

(a)                                 the repayment and redemption of the Shareholder Loan Notes and the Shareholder Loan to the Seller and its Related Persons and any interest payable thereon on, but not (save for the repayments of the Shareholder Loan referred to in the Disclosure Letter) prior to, Completion;

(b)                                 payments to Robbie Barr under the terms of his agreement with Odeon and UCI Cinemas Holdings Limited dated 7 October 2015 and payment to Terra Firma of certain expenses (in an amount no greater than £28,000) incurred by Terra Firma on behalf of the Target Group and recharged by Terra Firma to the Target Group pursuant to an invoice issued to the Target Group in January 2016 as attached to the Disclosure Letter;

(c)                                  premiums payable in relation to directors’ and officers’ liability insurance;

(d)                                 payment of salaries and other non-discretionary entitlements (including, if applicable, pension contributions, life assurance payments, medical insurance, car allowances, properly incurred expenses and holiday pay) due to any Management Shareholder in his capacity as a director or officer of any Target Company both in the ordinary course and in accordance with his service contract or employment contract (such service contract or employment contract having been Disclosed to the Purchaser) or under the Short Term Incentive Plan not exceeding £1,400,000;

(e)                                  the following amounts payable in connection with the Proposed Transaction:

(i)                                     the Management Consideration;

(ii)                                  the Senior Cash LTIP Payment;

(iii)                               the Junior Cash LTIP Payment;

(iv)                              the Employee Transaction Bonuses; and

(v)                                 the Transaction Fees;

(f)                                   any matter undertaken with the written consent of the Purchaser; and

(g)                                  any liability for Tax arising for the Target Group as a result of the occurrence of any of those matters set out in paragraphs (a) to (f) above;

“Preferred Stock” has the meaning given in clause 8.5;

“Proceedings” has the meaning given in clause 27.2;

“Properties” has the meaning given in the Management Warranty Deed;

“Proposed Transaction” means the acquisition by the Purchaser of the Seller Shares and the acquisition by the Company of the SubCo Shares pursuant to this Agreement;

“Purchaser Group” means the Purchaser and each of its Related Persons, subsidiaries and subsidiary undertakings, in each case from time to time (including on and from the Completion Date, each member of the Target Group);

“Related Persons” means:

(a)                                 in the case of the Seller, Terra Firma;

(b)                                 in the case of a person that is an undertaking, any group undertaking thereof, in each case from time to time;

(c)                                  in the case of a person who is an individual, any spouse, domestic partner and/or lineal descendants by blood or adoption or any person or persons acting in its or their capacity as trustee or trustees of a trust of which such individual is the settlor; and

(d)                                 in the case of a person that is a partnership, the partners of the person or their nominees or a nominee or trustee for the person, any manager of, general partner of or adviser to, the person or any investors in a fund which holds interests, directly or indirectly, in the partnership;

“Relevant Antitrust Authorities” means the competition authorities referred to in clause 4.5;

“Relevant Area” means such geographical area as the Target Group has carried on its Business within twelve (12) months immediately prior to Completion;

“Relevant Claim” has the meaning given in clause 3.4;

“Relevant Percentage” means in respect of Paul Donovan, fifty (50) per cent., in respect of Mark Way, twenty-five (25) per cent. and, in respect of Ian Shepherd, twenty-five (25) per cent.;

“Representatives” means, with respect to any person, the officers, directors, principals, employees, agents, auditors, legal and accounting advisers, bankers and other representatives of such person;

“Restricted Employees” means the Management Shareholders, Andy Alker, the Target Group’s country managers and the Target Group’s employees permanently employed in London save for those engaged in clerical activities;

“Retained Amount” has the meaning given in clause 3.4;

“SEC” has the meaning given in clause 8.5;

“Securities Act” means the United States Securities Act of 1933, as amended;

“Sell Down Restriction” means:

(a)                                 AMC effecting a primary offering of its shares or Wanda effecting a sell down of its shares during the Governance Protection Period;

(b)                                 the Seller requesting the right to sell a specified number or proportion of its Consideration Shares in conjunction with such primary or secondary offering; and

(c)                                  the Seller not being able to sell that number or proportion of Consideration Shares by virtue of the operation of clauses 17.18, 17.19 or 17.24;

“Seller Consideration” has the meaning given in clause 3.1;

“Seller’s Account” means a sterling denominated account of the Seller the details of which will be notified to the Purchaser not later than five (5) Business Days prior to the Completion Date;

“Seller Shares” means the 120,644,970 ordinary shares of £1.00 each in the share capital of the Company held by the Seller on the date of this Agreement, and any other shares in the share capital of the Company issued to the Seller between the date of this Agreement and Completion;

“Seller’s Solicitors” means Gibson, Dunn & Crutcher LLP;

“Seller’s Solicitors Account” means a sterling denominated account of the Seller’s Solicitors, the details of which will be notified to the Purchaser not later than five (5) Business Days prior to the Completion Date;

“Senior Cash LTIP Documentation” means the documents and agreements relating to the long term incentive plan arrangements implemented by Odeon Cinemas Limited with respect to the Management Shareholders, pursuant to which the Management Shareholders are entitled to receive the Senior Cash LTIP Payment in connection with the Proposed Transaction, as attached to and Disclosed in the Disclosure Letter;

“Senior Cash LTIP Payment” means the amounts payable by Odeon Cinemas Limited to the Management Shareholders at Completion in connection with the Proposed Transaction pursuant to the Senior Cash LTIP Documentation together with all employer’s national insurance contributions or other Tax payable thereon which amounts will be specified in the Completion Statement;

“Shareholder Loan” means the loan advanced by the Seller to the Company in an amount of £484,614 on 4 April 2007, accruing interest at a rate of LIBOR plus 2.25 per cent per annum pursuant to the documentation as set out at Folder 1.1.18 of the Data Room, which was part repaid by the Company in March 2014 and in May 2016;

“Shareholder Loan Amount” means the amount required to redeem or as the case may be repay in full the Shareholder Loan Notes and the Shareholder Loan at Completion;

“Shareholder Loan Repayment Amount” has the meaning give in clause 6.2(b);

“Shareholder Loan Note Instruments” means the two unsecured subordinated loan note instruments duly executed by the Company on 9 August 2007 (each as amended on 17 June 2015) and the three unsecured subordinated loan note instruments duly executed by SubCo on 13 June 2005 (each as amended on 9 August 2007 and 17 June 2015), each as set out in Folder 1.1 of the Data Room;

“Shareholder Loan Notes” means each of the following loan notes in the capital of the Company or as the case may be SubCo issued pursuant to the Shareholder Loan Note Instruments, some of which notes have on or before the date of this Agreement been repaid or redeemed:

(a)                                 the 98,183,487 unsecured subordinated loan notes of £1.00 each in the capital of the Company, accruing interest at 10.875 per cent per annum and due 30 November 2019, and all interest accrued but unpaid thereon;

(b)                                 the 115,546,397 unsecured subordinated loan notes of €1.00 each in the capital of the Company, accruing interest at 10.875 per cent per annum and due 30 November 2019, and all interest accrued but unpaid thereon;

(c)                                  the 22,647,786 unsecured subordinated loan notes of €1.00 each in the capital of SubCo, accruing interest at 11 per cent per annum and due 30 November 2019, and all interest accrued but unpaid thereon;

(d)                                 the 15,898,684 unsecured subordinated loan notes of £1.00 each in the capital of SubCo, accruing interest at 11 per cent per annum and due 30 November 2019, and all interest accrued but unpaid thereon;

(e)                                  the 12,503,094 unsecured subordinated loan notes of €1.00 each in the capital of SubCo, accruing interest at 11 per cent per annum and due 30 November 2019, and all interest accrued but unpaid thereon;

(f)                                   the 2,175,000 unsecured subordinated notes of £1.00 each in the capital of SubCo, accruing interest at 11 per cent per annum, issued on 18 December 2015 in relation to the payment-in-kind interest accrued on the loan note described in paragraph (d) above;

(g)                                  the 17,085,352 unsecured subordinated notes of £1.00 each in the capital of the Company, accruing interest at 10.875 per cent per annum, issued on 18 December 2015 in relation to the payment-in-kind interest accrued on the loan note described in paragraph (a); and

(h)                                 the 15,534,414 unsecured subordinated notes of £1.00 each in the capital of the Company, accruing interest at 10.875 per annum issued on 22 December 2010 in relation to the payment-in-kind interest accrued on the loan note described in paragraph (a) above;

“Short Term Incentive Plan” means the short term incentive plan arrangements implemented by the Target Group with respect to discretionary performance-linked annual bonuses payable to Employees of the Target Group;

“SubCo Articles” means the articles of association of SubCo;

“SubCo Shares” means the 1,257 B Ordinary Shares, 1,257 C Ordinary Shares and 1,257 D Ordinary Shares of £1.00 each in the share capital of SubCo held by the Management Shareholders at the date of this Agreement as set out opposite the name of each Management Shareholder in Schedule 1;

“Subsidiary” means a subsidiary undertaking of the Company as at the date hereof and “Subsidiaries” means all those subsidiary undertakings;

“Target Company” means the Company and each subsidiary and subsidiary undertaking of the Company from time to time;

“Target Group” means together the Target Companies;

“Target Group’s Account” means a sterling denominated account of the Company the details of which will be notified to the Purchaser not later than five (5) Business Days prior to the Completion Date;

“Tax” has the meaning given in the Management Warranty Deed;

“Terra Firma” means Terra Firma Holdings Limited, Terra Firma Capital Partners Limited, their respective subsidiary undertakings and associated undertakings from time to time, any limited partnerships managed or advised by Terra Firma Holdings Limited or Terra Firma Capital Partners Limited or any such subsidiary undertakings and associated undertakings (associated undertaking having the meaning ascribed to it in section 1162 of the Companies Act and Paragraph 19, Schedule 6 of The Large and Medium-sized Companies and Groups (Accounts and Reports) Regulations 2008 SI 2008/410 respectively (but for this purpose ignoring paragraph 19(1)(b) of Schedule 6 of those

Regulations)), any partners, nominees or trustees of or for any such limited partnerships, any managers, general partners, limited partners or any other investor that holds interests, directly or indirectly, in such limited partnerships and any director, officer or employee of any of the above;

“Third Party” has the meaning given in clause 28.1;

“Transaction Document” means the Management Warranty Deed, the Management Tax Covenant, the Disclosure Letter, any other documents in the agreed form and any other document required to be entered into pursuant to this Agreement;

“Transaction Fees” means the billed and unbilled fees and expenses incurred, paid or payable by the Target Group in connection with the Proposed Transaction (excluding any amounts which were paid or settled by the Target Group prior to the Locked-Box Date) being in aggregate, as at the date of this Agreement, £8,580,000 including VAT together with such other fees as may be notified to the Purchaser pursuant to the Completion Statement (it being acknowledged and agreed by the parties that, for the purposes of the payments to be made by the Purchaser in respect of the Transaction Fees payable under this Agreement, the Transaction Fees shall not include the amount payable by the Purchaser in respect of the warranty and indemnity policy including insurance premium tax);

“Vendor Due Diligence Report” means the legal vendor due diligence report dated 24 February 2016 prepared by Legal Counsel in connection with the Proposed Transaction;

“VWAP” means volume weighted average price;

“Waiver Letter” means the letter from the Seller to the Company in the agreed form (i) releasing the Company from any obligations owed to the Seller pursuant to the Shareholder Loan; (ii) releasing the Target Companies from any and all other indebtedness owed from any Target Company to the Seller or any Related Person of the Seller including any amounts owed by any Target Company under the Shareholder Loan Notes (to the extent such indebtedness is outstanding as at the Completion Date); and (iii) waiving any and all claims the Seller may have against any of the Target Companies in relation to any indebtedness owed by any member of the Target Group to the Seller or any Related Person of the Seller;

“Wanda” means Dalian Wanda Group Co. Ltd and its subsidiaries and subsidiary undertakings;

“Warranty” means a statement contained in Schedule 1 of the Management Warranty Deed, and “Warranties” means all or any of those statements; and

“Working Hours” means 9.00 a.m. to 6.00 p.m. on a Business Day.

1.2                               In this Agreement unless otherwise specified, reference to:

(a)                                 a document in the “agreed form” is a reference to that document in the form approved and for the purposes of identification signed by or on behalf of each party;

(b)                                 “includes” and “including” shall mean including, without limitation;

(c)                                  a “party” means a party to this Agreement and includes its assignees (if any) and, in the case of an individual, his or her estate and personal representatives;

(d)                                 a “person” includes any person, individual, company, firm, corporation, government, state or agency of a state or any undertaking (whether or not having separate legal personality and irrespective of the jurisdiction in or under the law of which it was incorporated or exists);

(e)                                  a “statute” or “statutory instrument” or “accounting standard” or any of their provisions is to be construed as a reference to that statute or statutory instrument or accounting standard or such provision as the same may have been amended or re-enacted before the date of this Agreement;

(f)                                   “clauses”, “paragraphs” or “Schedules” are to clauses and paragraphs of and Schedules to this Agreement;

(g)                                  “writing” includes any methods of representing words in a legible form (other than writing on an electronic or visual display screen) or other writing in non-transitory form;

(h)                                 a “company” includes any corporation or other body corporate, wherever and however incorporated or established;

(i)                                     a “body corporate” shall have the meaning given in section 1173 of the Companies Act 2006;

(j)                                    a “wholly-owned subsidiary” shall have the meaning given in section 1159 of the Companies Act 2006;

(k)                                 a “group undertaking” shall have the meaning given in section 1161 of the Companies Act 2006;

(l)                                     any statement in this Agreement which refers to the knowledge of the Purchaser or is expressed to be “so far as the Purchaser is aware” or any similar expression shall be deemed to refer to the actual knowledge of Adam Aron, Craig Ramsey, Kevin Connor and Mark McDonald and does not include constructive or imputed knowledge nor does it include any actual, constructive or imputed knowledge of any adviser or agent of the Purchaser;

(m)                             words denoting the singular shall include the plural and vice versa and words denoting any gender shall include all genders; and

(n)                                 the time of day is reference to time in London, England.

1.3                               The Schedules form part of the operative provisions of this Agreement and references to this Agreement shall, unless the context otherwise requires, include references to the Schedules.

1.4                               The index to and the headings in this Agreement are for information only and are to be ignored in construing it.

1.5                               The obligations of each Management Shareholder under this Agreement are entered into individually by that Management Shareholder on his behalf and are made severally and separate from any obligation entered into by any other Management Shareholder or the Seller.  No claim may be made against any Management Shareholder or the Seller in respect of any breach of this Agreement by any other Management Shareholder.

2.                                      SALE AND PURCHASE

2.1                               Upon the terms of this Agreement and subject to satisfaction of the Merger Condition, on Completion the Seller shall sell and the Purchaser shall purchase the full legal and beneficial interest in the Seller Shares, including all attached or accrued rights, including the right to receive all dividends and distributions declared, made or paid on or after Completion and free from all Encumbrances and with full title guarantee.

2.2                               The Seller waives or agrees to procure the waiver of any rights of pre-emption or other restrictions conferred upon it or any other person which may exist in relation to the Seller Shares under the articles of association of the Company or otherwise.

2.3                               Upon the terms of this Agreement and subject to satisfaction of the Merger Condition, on Completion each Management Shareholder shall sell and the Company shall purchase the full legal and beneficial interest in that number and class of SubCo Shares set out opposite the name of that Management Shareholder in Schedule 1, including all attached or accrued rights, including the right to receive all dividends and distributions declared, made or paid  on or after Completion and free from all Encumbrances and with full title guarantee.

2.4                               Each Management Shareholder waives or agrees to procure the waiver of any rights of pre-emption or other restrictions conferred upon him or any other person which may exist in relation to the SubCo Shares under the SubCo Articles, the Junior Cash LTIP Documentation or otherwise.

3.                                      CONSIDERATION

3.1                               The consideration for the Seller Shares (the “Seller Consideration”) shall be an amount equal to £1.00.

3.2                               The aggregate consideration for the SubCo Shares shall be an amount equal to the Management Consideration which shall be apportioned as between the Management Shareholders in accordance with their respective Relevant Percentages and shall be paid:

(a)                                 as to fifty per cent (50%) to the Management Shareholders at Completion; and

(b)                                 as to fifty per cent (50%) to the Escrow Agent at Completion to be held by the Escrow Agent pursuant to the terms of the Management Escrow Agreement and to the provisions of clauses 3.3 to 3.8.

3.3                               Amounts standing to the credit of the Management Escrow Account shall be released as provided in clauses 3.4 to 3.8 and the Purchaser and the Management Shareholders each undertake to each other to issue joint instructions to the Escrow Agent to release amounts from the Management Escrow Account in accordance with such provisions.  All amounts paid out of the Management Escrow Account shall be paid together with any interest accrued on the amounts so payable.

3.4                               If, on or before the First Anniversary Date, the Purchaser notifies the Management Shareholders of a Claim in accordance with clause 3.5 of the Management Warranty Deed or pursuant to clauses 7.5 or 8.3 of this Agreement (for the purposes of this clause 3.4 to 3.8, shall be a “Notified Claim”) the following provisions shall apply:

(a)                                 if, on or before the First Anniversary Date, the Notified Claim is finally determined by a court of competent jurisdiction in favour of the Purchaser or settled or agreed as between the Purchaser and the Management Shareholders in favour of the Purchaser, then an amount equal to the amount due to the Purchaser in respect of such Notified Claim in accordance with and subject to the terms of the Management Warranty Deed (including subject to the limitations set out therein) and the terms of this Agreement (as applicable) shall be released from the Management Escrow Account and paid to the Purchaser not later than ten (10) Business Days after the date of determination of the amount payable; and

(b)                                 if the Notified Claim has not, by the First Anniversary Date, been finally determined by a court of competent jurisdiction or settled or agreed as between the Purchaser and the Management Shareholders then, subject to:

(i)                                     proceedings in respect of the Claim having been issued and served by the Purchaser if so required at the relevant time pursuant to clause 3.5 of the Management Warranty Deed; and

(ii)                                  the Purchaser having obtained and delivered to the Management Shareholders on or before the date falling ten (10) Business Days following the First Anniversary Date a written opinion of a Queen’s Counsel of good repute and standing and of more than ten (10) years call opining that the Claim has a reasonable prospect of success on its merits and that the amount claimed by the Purchaser under or in respect of such Claim represents a reasonable estimate of the amount which (subject to the limitations set out in the Management Warranty Deed) may be payable in the event that such Claim is successful,

then an amount equal to the Purchaser’s good faith estimate of the amount due to the Purchaser under or in respect of the Notified Claim (a “Relevant Claim”) in accordance with and subject to the terms of the Management Warranty Deed (including subject to the limitations set out therein) and the terms of this Agreement (as applicable) (the “Retained Amount”) shall be retained in the Management Escrow Account and released as provided in clauses 3.5 to 3.8.

3.5                               If a Relevant Claim is finally determined by a court of competent jurisdiction in favour of the Purchaser or settled or agreed as between the Purchaser and the Management Shareholders in favour of the Purchaser the amount due to the Purchaser in respect of such finally determined, settled or agreed Relevant Claim in accordance with and subject to the terms of the Management Warranty Deed (including subject to the limitations set out therein) shall be released from the Management Escrow Account and paid to the Purchaser and the balance (if any) paid, subject to clause 3.8, to the Management Shareholders in each case not later than ten (10) Business Days after the date of determination of the amount payable.

3.6                               If the Purchaser fails to issue and serve proceedings in respect of the Relevant Claim in such time period as may be required in accordance with clause 3.5 of the Management Warranty Deed, the Relevant Claim is finally determined by a court of competent jurisdiction in favour of the Management Shareholders (which if capable of appeal has not been appealed by the Purchaser within four (4) weeks of the date of determination) or the Relevant Claim is settled or agreed as between the Purchaser and the Management Shareholders in favour of the Management Shareholders, the amount retained in the Management Escrow Account in respect of the Relevant Claim shall, subject to clause 3.8, be released to the Management Shareholders not later than ten (10) Business Days after the relevant date.

3.7                               Any amounts in the Management Escrow Account (other than any Retained Amounts) shall, subject to clause 3.8, be released to the Management Shareholders on the date which is eleven (11) Business Days after the First Anniversary Date.

3.8                               If a Management Shareholder is or becomes (or is deemed so to be or become) a Bad Leaver on or prior to the First Anniversary Date, notwithstanding any other provisions of this clause 3, that Management Shareholder shall cease to be entitled to any amounts which would otherwise be due to be released to him from the Management Escrow Account under this clause 3 and such amounts shall be released to the Purchaser on the date which is eleven (11) Business Days after the date upon which the relevant Management Shareholder is or becomes (or is deemed so to be or become) a Bad Leaver.

3.9                               The parties agree and acknowledge that, to the extent permissible under applicable law, any amount paid out of the Management Escrow Account by or on behalf of any of the Management Shareholders to the Purchaser shall be deemed to be a reduction in the amount received by the Management Shareholders in respect of the Management Consideration paid or payable to the Management Shareholders by the Purchaser.

4.                                      CONDITION

4.1                               Completion shall be conditional upon the satisfaction of the Merger Condition.

4.2                               The Merger Condition shall be satisfied, following initiation of proceedings under Council Regulation (EC) No 139/2004 (the “EU Merger Regulation”), by the fulfilment of the following:

(a)                                 the issuance of a decision by the European Commission declaring the Proposed Transaction compatible with the internal market pursuant to Article 6(1)(b) of the EU Merger Regulation either unconditionally or subject to such conditions, obligations, undertakings or modifications necessary for the purpose of obtaining clearance at Phase I; or

(b)                                 the expiry of the deadlines to issue a decision with the consequence that the Proposed Transaction is deemed compatible with the internal market pursuant to Article 10(6) of the EU Merger Regulation; or

the Proposed Transaction or any matter arising therefrom being referred in part to the United Kingdom’s Competition and Markets Authority (the “CMA”) pursuant to Article 4(4) or Article 9(1) of the EU Merger Regulation, or being deemed to have been referred pursuant to Article 4(4) sub-paragraph 4 or Article 9(5) of the EU Merger Regulation and the European Commission taking a decision referred to in sub-paragraph (a) or (b) of clause 4.2 (or being deemed to have done so) in relation to other parts of the Proposed Transaction which have not been so referred by the European Commission.

4.3                               The Purchaser undertakes to the Seller to:

(a)                                 use all reasonable endeavors (including by complying with the undertaking given in clause 4.4) to ensure that the Merger Condition is fulfilled as soon as is reasonably practicable including by accepting any conditions, obligations, undertakings or modifications referred to in clause 4.2(a);

(b)                                 prepare and submit in consultation with the Seller a substantially completed draft to the European Commission no later than one (1) calendar month from the date of this Agreement;

(c)                                  promptly notify the Seller’s Solicitors of any material communication received from the European Commission;

(d)                                 provide the Seller’s Solicitors with drafts of all material submissions and material communications to the European Commission at such time as will allow the Seller and the Seller’s Solicitors a reasonable opportunity to provide comments on such material submissions or material communications before they are submitted or sent to the European Commission and take into consideration and incorporate into such submissions and communications all reasonable comments on such submissions and communications;

(e)                                  provide the Seller’s Solicitors with copies (or a written record if the communication is oral) of all such submissions and material communications in the form submitted, provided that the Purchaser shall not be required to provide the Seller with any confidential information or business secrets; and

(f)                                   allow all persons nominated by the Seller to attend all material meetings whether in person, by telephone or by other means with the European Commission (or, where required by applicable law or regulation such attendance to be limited to participation by the Seller’s Solicitors) and to make oral submissions at such material meetings, having given the Seller at least three (3) Business Days’ notice of such meeting, where the Purchaser is given at least three (3) Business Days’ notice of such meeting by the European Commission (and if the Purchaser is not given such notice, the Purchaser will give the Seller as much notice as is reasonably practicable).

4.4                               The Purchaser irrevocably undertakes to the Seller that it shall take (and shall, if applicable, procure that the Target Group shall, following Completion, take) any and all action necessary (including the giving of undertakings) to ensure that the European Commission does not make any order, decision, judgment, decree, ruling or injunction (preliminary or permanent), and does not take any other action preliminarily or permanently restraining, enjoining or prohibiting the consummation of the Proposed Transaction, and to ensure that the European Commission  clears, authorises and otherwise approves the consummation of the Proposed Transaction (with or without Divestiture Actions (as defined below)) at the conclusion of the Phase I investigatory process and in any event by the Long Stop Date, including but not limited to:

(a)                                 selling or otherwise disposing of, or holding separate and agreeing to sell or otherwise dispose of, or hold separate, assets, categories of assets or businesses of the Target Group or the Purchaser or their respective subsidiary undertakings;

(b)                                 terminating existing relationships, contractual rights or obligations of the Target Group or the Purchaser or their respective subsidiary undertakings;

(c)                                  terminating any venture or other arrangement of the Target Group or the Purchaser or their respective subsidiary undertakings;

(d)                                 creating any relationship, contractual rights or obligations of the Target Group or the Purchaser or their respective subsidiary undertakings; or

(e)                                  effectuating any other change or restructuring of the Target Group or the Purchaser or their respective subsidiary undertakings,

and, in each case, to enter into agreements or consent to any order or decree or file appropriate applications with the European Commission  in connection with any of the foregoing and in the case of actions by or with respect to the Target Group or its businesses or assets, by consenting to such action by the Target Group or its businesses or assets, and provided that any such action may, at the discretion of the Seller, be conditioned upon consummation of the Proposed Transaction (each a “Divestiture Action”).

4.5                               The Seller undertakes to the Purchaser that it will, as promptly as reasonably practicable:

(a)                                 provide the Purchaser, the Purchaser’s advisers and the European Commission, the CMA and AGCOM (the “Relevant Antitrust Authorities”) with all necessary information and documents reasonably required, and that it is reasonably able to provide, including about the business of the Company, for the purpose of preparing and submitting any premerger notification drafts and/or merger notifications (as applicable), submissions and communications to the Relevant Antitrust Authorities, provided that the Seller shall not be required to provide the Purchaser with any confidential information or business secrets;

(b)                                 notify the Purchaser’s advisers of any material written communication from, or any material oral communication with any Relevant Antitrust Authorities and provide the Purchaser’s advisers with copies (or a written record if the communication is oral) of all such submissions and communications;

(c)                                  review and/or comment on any draft submission and communication to the Relevant Antitrust Authorities when provided to the Seller by the Purchaser’s advisers provided that, as required by clause 4.3(d), any such draft submissions and communications are provided to the Seller and the Seller’s Solicitors at such time as will allow each a reasonable opportunity to provide comments on such submissions or communications prior to any submissions or communications being made;

(d)                                 where reasonably able to do so, attend all material meetings and participate in all material telephone calls with the Relevant Antitrust Authorities when requested by the Purchaser’s advisers and permitted by the Relevant Antitrust Authorities and, where appropriate, make oral submissions at such meetings or during telephone calls.

4.6                               In making any communication and disclosing any document or other information in connection with the Merger Condition, the Seller and the Purchaser may, acting reasonably, agree that certain commercially sensitive information will be disclosed only on a counsel-to-counsel basis.  The Seller and the Purchaser agree not to seek disclosure from their respective advisers or to disclose to each other information disclosed to their respective advisers on a counsel-to-counsel basis.

4.7                               The Merger Condition may not be waived.

4.8                               The Purchaser and the Seller shall each notify the other promptly upon becoming aware that the Merger Condition has been fulfilled and in any case on the first Business Day on or by which the Merger Condition has been fulfilled.

4.9                               If the Merger Condition has not been fulfilled on or before the Long Stop Date either the Seller or the Purchaser may by notice in writing to the other terminate this Agreement with effect from the date of that notice.

4.10                        If this Agreement is terminated in accordance with clause 4.9, the obligations of the parties shall automatically terminate and any accrued rights of any party shall have no effect, save that the Seller shall remain entitled to claim against the Purchaser for any breach by the Purchaser of its obligations under any of clauses 4.2, 4.3 and 4.4.

5.                                      PERIOD TO COMPLETION

5.1                               Pending Completion, the Management Shareholders undertake to the Purchaser to procure (insofar as the Management Shareholders are able to do so) that: (i) the business of the Company; and (ii) the business of each other Target Company is conducted in accordance with applicable laws and in the ordinary and usual course and shall take all such steps as are reasonably required to protect and preserve the business and assets of each Target Company and to maintain that business as a going concern and with a view to profit.

5.2                               Without prejudice to the generality of clause 5.1, the Management Shareholders undertake to the Purchaser to procure (insofar as the Management Shareholders are reasonably able to do so) that the Company shall, and shall procure that each Target Company shall, not effect or undertake any matter set out in Schedule 2 in the period from the date of this Agreement to the Completion Date without the prior approval of the Purchaser (such approval not to be unreasonably withheld or delayed).

5.3                               The Seller shall not, if approval for such matter is requested, approve any proposed action of a Management Shareholder of which it has prior notice if it is aware that such action would breach either of clauses 5.1 or 5.2.

5.4                               The Seller shall procure that any director of any Target Company that is an officer, employee or director of the Seller, Terra Firma or any Related Person of either of the foregoing, or any director that is a nominee company of either the Seller, Terra Firma or any Related Person of either of the foregoing, shall not, subject to that director complying with his or her fiduciary duties and all applicable law and regulatory requirements, approve any proposed action of a Management Shareholder of which it has prior notice if the relevant director is aware that such action would breach either of clauses 5.1 or 5.2.

5.5                               A Management Shareholder shall notify the Purchaser as soon as reasonably practicable if he becomes aware of any matter, fact or circumstance which constitutes a breach of either of clauses 5.1 or 5.2 prior to Completion.

5.6                               On the Completion Statement Date, the Seller shall provide to the Purchaser the Completion Statement (on the basis that its contents are calculations made in good faith and without liability save in respect of fraud).

5.7                               On the date of this Agreement, each Management Shareholder shall deliver to the Seller’s Solicitors:

(a)                                 a stock transfer form in the name of the Company in respect of all the SubCo Shares held by that Management Shareholder, duly executed by that Management Shareholder but undated;

(b)                                 a share certificate relating to the SubCo Shares held by that Management Shareholder or an indemnity in respect of any lost certificates;

(c)                                  a power of attorney executed by that Management Shareholder to enable the Company to exercise all voting and other rights attached to the SubCo Shares held by that Management Shareholder from Completion pending registration of the transfer thereof;

(d)                                 a counterpart of the Management Shareholder Waiver Letter signed by each Management Shareholder,

and each Management Shareholder irrevocably and unconditionally authorises the Seller’s Solicitors to date such documents on the Completion Date and to deliver such documents to the Purchaser at Completion.

5.8                               On the date of this Agreement, the Management Shareholders shall deliver to the Purchaser:

(a)                                 a counterpart of the Disclosure Letter signed by or on behalf of each Management Shareholder, and the Purchaser shall deliver to the Management Shareholders a countersigned copy of the Disclosure Letter duly signed by the Purchaser;

(b)                                 a counterpart of the Management Warranty Deed and the Management Tax Covenant signed by or on behalf of each Management Shareholder, and the Purchaser shall deliver to the Management Shareholders a countersigned copy of the Management Warranty Deed and the Management Tax Covenant duly signed by the Purchaser; and

(c)                                  a counterpart of the Management Escrow Agreement signed by each Management Shareholder.

5.9                               On the date of this Agreement:

(a)                                 the Seller shall deliver to the Purchaser, a certified copy of the minutes of a meeting of the directors of the Seller resolving that the Seller should enter into this Agreement;

(b)                                 the Purchaser shall deliver to the Seller, a certified copy of the minutes of a meeting of the directors of the Purchaser resolving that the Purchaser should enter into this Agreement;

(c)                                  the Purchaser Guarantor shall deliver to the Seller a certified copy of the minutes of a meeting of the directors of the Purchaser Guarantor approving the execution by the Purchaser Guarantor of this Agreement; and

(d)                                 the Purchaser shall deliver to the Management Shareholders a counterpart of the Management Escrow Agreement duly signed by the Purchaser.

5.10                        Subject to applicable law, prior to the date of Completion, the Management Shareholders shall, at the sole cost of the Purchaser, use reasonable efforts to, and shall use reasonable efforts to cause each Target Company and each of their respective directors, officers, employees, agents and advisers (including legal and accounting advisers provided that all advisers’ costs shall be for the sole account of and payable by the Purchaser) to use reasonable efforts to, cooperate with the Purchaser (including (a) (i) providing any information, documents, agreements, consents, comfort letters, certifications and representations reasonably requested by the Purchaser, its legal advisors and independent accountants, its financing sources or investment banks or their legal advisers (which, for the avoidance of doubt, shall include all documentation and other information required under applicable “know your customer” and anti-money laundering rules and regulations), and (ii) participating in a reasonable number of meetings and conference calls with prospective lenders and investors, road shows, due diligence sessions, drafting sessions and sessions with rating agencies and preparation of the materials related to such meetings, sessions, conference calls and road shows, and (iii) assisting in the preparation of a customary confidential information memorandum or other offering document, in each case, in connection with the syndication of the debt, the financing of the transactions contemplated by this Agreement, including any public or private offering or placement of debt or equity securities (which, for the avoidance of doubt, may include an offering of secured high-yield debt securities under Rule 144A of the U.S. Securities Act of 1933, as amended), used to finance the consummation of the transactions contemplated by this Agreement, and (b) enabling the satisfaction and discharge of all financial indebtedness of the Target Companies and all Encumbrances which have been granted by any Target Company (including, without limitation, the revolving credit facility agreement dated 24 May 2011 (the “RCF”), the indenture relating to the Bonds, and the release of security interests in the collateral securing the Bonds and/or the RCF, in each case on the date of Completion PROVIDED that it is permissible to give notice to repay or redeem on the basis that notice can be given on a conditional basis, the condition being Completion occurring and that there is sufficient time prior to Completion and following satisfaction of the Merger Condition to give such notice(s) (including, for the avoidance of doubt, by delivering any notices required to be delivered in connection with the prepayment, repayment or redemption of any such financial indebtedness in accordance with the relevant documentation or one or more conditional notices of redemption to holders of the Bonds in accordance with the indenture governing the Bonds)) in connection with the satisfaction and discharge of all financial indebtedness of the Target Companies).  For the avoidance of doubt, the parties acknowledge and agree that any delay or failure on the part of the Management Shareholders in performing their obligations under this clause 5.10 shall not defer or entitle the Purchaser to defer Completion or otherwise excuse the Purchaser to comply with its obligations to proceed to Completion.  The parties further acknowledge and agree that, to the extent that the provisions of this clause 5.10 require the Management Shareholders to procure that the financial statements of the Target Group will be converted from UK GAAP and restated in accordance with US GAAP, the costs and expenses of such conversion and restatement (including any costs incurred by the Target Group in engaging the auditors of the Target Group to undertake such conversion and restatement) will be borne directly by the Purchaser.

5.11                        The parties acknowledge and agree that as the Shareholder Loan Amount will as at Completion exceed the Net Equity Value, the Seller intends to take certain steps after the date of this Agreement and on or prior to Completion to adjust the Shareholder Loan Amount to ensure that, on Completion, the Shareholder Loan Amount is equal to the Net Equity Value less £1.00 (such adjusted amount, the “Adjusted Shareholder Loan Amount”), and the Purchaser agrees to all such steps  (including waiver) being taken provided that the taking of such steps does not give rise to any detriment to the Purchaser or to the Target Group. The Seller shall provide the Purchaser with reasonable notice of all such steps proposed to be taken and shall not take any such steps without the consent of the Purchaser (such consent not to be unreasonably withheld or delayed).

5.12                        To the extent that interest has accrued but has not yet been paid on the Shareholder Loan or as the case may be the Shareholder Loan Notes, and prior to the Completion Date, none of the following have occurred:

(a)                                 the Company and/or SubCo (as relevant) have been issued with a valid direction from HMRC to pay interest on the Shareholder Loan or as the case may be the Shareholder Loan Notes free from withholding or deduction of tax; or

(b)                                 in the case of the Shareholder Loan Notes, the Shareholder Loan Notes have been listed on the Channel Islands Securities Exchange; or

(c)                                  some other exemption from withholding or deduction of UK income tax applies to the interest payable on the Shareholder Loan or as the case may be the Shareholder Loan Notes, the Seller and the Management Shareholders shall or shall procure that necessary steps are taken to permit the Company and/or SubCo (as the case may be) to make payments in respect of such interest without any withholding or deduction of tax.

5.13                        In the case of clause 5.12(c) or where steps are otherwise taken under clause 5.12 that are not within clause 5.12(a) or (b), no steps shall be taken by the Seller, the Management Shareholders or the Company without obtaining the consent of the Purchaser, such consent not to be unreasonably withheld or delayed.

5.14                        It is the expectation of the parties that (i) if one of the matters referred to in clauses 5.12(a) or (b) has occurred; or (ii) the Purchaser’s consent is given in accordance with clause 5.13 to a particular course of action and the action as consented to is implemented accordingly, then payment of interest on the Shareholder Loan and/or Shareholder Loan Notes will not be subject to withholding tax and the Purchaser shall be obliged to procure the making of the payment referred to in clause 6.2(b) without withholding or deduction of tax.

5.15                        The Purchaser shall:

(a)                                 take any action reasonably requested by the Seller and/or the Management Shareholders; and/or

(b)                                 give the Seller and/or the Management Shareholders such reasonable assistance,

as may be required for the Seller and the Management Shareholders to take any steps in accordance with clause 5.12 provided that, for the avoidance of doubt, all out-of-pocket costs and expenses incurred by any Target Company and (subject to the prior consent of the Seller, such consent not to be unreasonably withheld or delayed) all reasonable and properly incurred out of pocket costs and expenses incurred by the Purchaser in respect of any step taken in accordance with clause 5.12 shall be for the sole account of the Seller.  Without prejudice to the foregoing, any such costs and expenses incurred by the Purchaser shall upon production of a valid invoice not later than five (5) Business Days prior to the Completion Date be set off against the sum payable to the Seller at Completion, and, for the avoidance of doubt, any such costs and expenses incurred by the Target Companies shall be Transaction Fees.

5.16                        Notwithstanding any action taken by the Seller under clause 5.12, if the Company and/or SubCo is required by law to make any withholdings or deductions in respect of the Shareholder Loan or the Shareholder Loan Notes (whether by reason of the failure to receive a valid direction from HMRC, any change in law prior to Completion or otherwise) the Company and/or SubCo shall be permitted to make such deduction or withholding as is required and shall not be required to make any additional payments in respect of the Shareholder Loan or the Shareholder Loan Notes, notwithstanding any provision to the contrary contained within the Shareholder Loan or the Shareholder Loan Notes or otherwise agreed between the parties to such instruments.

5.17                        The parties acknowledge and agree that if there is a change of law relating to withholding tax in the period prior to Completion, the Seller may be required to take certain steps in accordance with provisions of clauses 5.12(c) and 5.13 provided however that such steps shall be required to be taken prior to the Completion Date and Completion shall not be deferred by reason of any such steps required or proposed to be taken.

5.18                        If acting reasonably the Seller and the Purchaser determine that the steps taken under clauses 5.12 to 5.17 will give rise to detriment to the Purchaser then the Seller shall be entitled to set-off against any payment due from the Purchaser to the Seller under this Agreement an amount equal to the net present value of the cost of the reasonably foreseeable detriment, such value to be determined and agreed by the Seller and the Purchaser acting reasonably and in good faith.

5.19                        The Management Shareholders and the Company undertake to the Seller and the Purchaser to procure that each member of the Target Group will comply with its obligations to provide information to, and consult with (as the case may be): (i) the employees of the Target Group; (ii) any relevant employee body of the employees of the Target Group; or (iii) the appropriate representatives of the employees of the Target Group (including, without limitation, the European Works Council), concerning the

Proposed Transaction and the potential impact of the Proposed Transaction on the employees of the Target Group.

5.20                        In order to assist each member of the Target Group to comply with its obligations in clause 5.19, as soon as reasonably practicable following a request from the Management Shareholders or the Company (such request being reasonable in the context of the obligations described in clause 5.19), the Purchaser shall provide the relevant member of the Target Group with such details of its proposals, if any, that may affect the employees of that Target Company following Completion. The parties shall update the Seller from time to time of progress in relation to the consultation.

5.21                        In furtherance of clauses 5.19 and 5.20, and subject to compliance by the Purchaser with its obligations under clause 5.20, the Management Shareholders will:

(a)                                 promptly notify the Purchaser of any material communication received from any relevant employee body of the employees of the Target Group or the appropriate representatives of the employees of the Target Group (including, without limitation, the European Works Council); and

(b)                                 provide the Purchaser with details of the Target Group’s proposed strategy for complying with the obligations described in clause 5.19, including providing the Purchaser with copies of any communications intended to be disseminated as part of information and consultation at such time as will to the extent practicable allow the Purchaser and the Purchaser’s legal advisers a reasonable opportunity to provide comments on such communications and will keep the Purchaser informed of all material developments.

6.                                      COMPLETION

6.1                               Completion shall take place at the offices of the Seller’s Solicitors on the Completion Date.

6.2                               At Completion:

(a)                                 the Purchaser shall pay to the Seller by way of electronic transfer (for same day value) to the Seller’s Account an amount equal to £1.00 in payment of the Seller Consideration;

(b)                                 the Purchaser shall procure that the relevant Target Companies pay to the Seller by way of electronic transfer (for same day value) to the Seller’s Account an aggregate amount equal to the Net Equity Value less £1.00 in full repayment of the Shareholder Loan Amount or the Adjusted Shareholder Loan Amount (as the case may be) (net of any withholding or deduction required by law but subject always to clauses 5.12 to 5.17)(the “Shareholder Loan Repayment Amount”), and:

(i)                                     the Seller hereby agrees and undertakes to the Purchaser and AMC to apply (from the Shareholder Loan Repayment Amount received under clause 6.2(b)) an amount equal to the Equity Amount by way of subscription for the issue of the Consideration Shares; and

(ii)                                  AMC shall deliver evidence, in form and substance reasonably satisfactory to the Seller, (A) of the issuance to the Seller of the Consideration Shares; and (B) that the Consideration Shares have been authorized for listing on NYSE, subject to official notice of issuance; provided, however that notwithstanding the foregoing, if the number of Consideration Shares to be delivered at Completion would require AMC to obtain stockholder approval prior to such issuance under applicable  rules of the NYSE, then the number of Consideration Shares AMC is required to issue shall be reduced to the highest number that would not require AMC to obtain stockholder approval for issuance (the “Delivered Shares”) and AMC shall deliver to the Seller an amount of cash equal to the product of (A) the difference between the number of Consideration Shares that would otherwise be required to be delivered at Completion were it not for this proviso and the Delivered Shares and (B) the sterling denominated VWAP of the Class A Common Stock over the twenty (20) consecutive trading days prior to the Completion Statement Date, with the VWAP converted from US dollars to sterling using the exchange rate on each of those twenty (20) consecutive trading days as published in the London Financial Times, and the parties agree that the Shareholder Loan Repayment Amount and the amount payable by the Seller to AMC under this clause 6.2(b)(i) shall be netted off against the other such that the Purchaser shall only be required to procure that the net amount (that is, the Shareholder Loan Repayment Amount less the Equity Amount) is paid to the Seller, and the Seller shall not be obliged to pay the Equity Amount to AMC;

(c)                                  the Purchaser shall procure that there is paid to the Seller’s Solicitors Account, on behalf of the Seller and the Company, by way of electronic transfer (for same day value) an amount equal to the Transaction Fees which are unpaid as at the Completion Date (as set out in the Completion Statement) and the Seller and the Company shall direct the Seller’s Solicitors to undertake further payments of such amount to such persons as may be necessary to settle the obligations of the Target Group to pay such Transaction Fees in connection with the Proposed Transaction;

(d)                                 the Purchaser shall for and on behalf of the Company, procure that there is paid to the Managers’ Solicitors by way of electronic transfer (for same day value) to the Managers’ Solicitors’ Account an amount equal to fifty per cent (50%) of the Management Consideration;

(e)                                  the Purchaser shall procure that there is paid to the Target Group by way of electronic transfer (for same day value) to the Target Group’s Account an amount equal to the aggregate of the Senior Cash LTIP Payment, the Junior Cash LTIP Payment and the Employee Transaction Bonuses in each case as set out in the

Completion Statement, and the Purchaser undertakes to the Management Shareholders (for themselves and on behalf of the persons entitled to receive such payments) to procure that the Target Group:

(i)                                     pays the Junior Cash LTIP Payment and the Employee Transaction Bonuses (in each case net of employer and employee deductions required by law in respect of tax and any other national insurance or social security contributions) to the persons entitled to receive such payments not later than three (3) months after the Completion Date; and

(ii)                                  pays the Senior Cash LTIP Payment (net of employer and employee deductions required by law in respect of tax and any other national insurance or social security contributions) to the Management Shareholders within one (1) month of the Completion Date;

(f)                                   the Purchaser shall for and on behalf of the Company pay or procure that there is paid to the Escrow Agent by way of electronic transfer (for same day value) to the Management Escrow Account an amount equal to fifty per cent (50%) of the Management Consideration; and

(g)                                  the Seller shall deliver to the Purchaser:

(i)                                     duly executed transfers in the name of the Purchaser in respect of the Seller Shares;

(ii)                                  the share certificates relating to the Seller Shares or an indemnity in respect of any lost share certificates;

(iii)                               the resignation in the agreed form of each of Robert Barr, Fraser Duncan, Stephen Julius and Julie Williamson as directors of the Company;

(iv)                              the Waiver Letter;

(v)                                 a letter from the Company to SubCo confirming that the “Initial Invested Amount” as defined in the SubCo articles of association is £281,400,000;

(vi)                              a power of attorney in the agreed form executed by or on behalf of the Seller to enable the Purchaser to exercise all voting and other rights attached to the Seller Shares pending registration of the transfer thereof; and

(vii)                           each document held by the Seller pursuant to clause 5.7 (unless the same has been received by the Purchaser directly from the Management Shareholders or the Seller’s Solicitors).

6.3                               Neither the Purchaser nor the Seller shall be obliged to complete the sale and purchase of any of the Seller Shares unless the sale and purchase of all of the Seller Shares and all of the SubCo Shares is completed simultaneously.

6.4                               If the obligations of the Seller under clause 6.2(g) (other than the obligation of the Seller under clause 6.2(g)(iii), provided that if such resignation letters are not provided the Seller shall have removed the relevant director from office without compensation being payable and provided further that in relation to Robbie Barr, the Purchaser acknowledges and agrees that he may continue to serve his notice period for a period of up to six (6) months from the date of this Agreement) and/or the obligations of the Purchaser under clauses 6.2(a) to 6.2(f) or AMC under clause 6.2(b)(ii) are not complied with on the Completion Date then (i) in the case of non-compliance by the Seller, the Purchaser or (ii) in the case of non-compliance by the Purchaser or AMC, the Seller, may by notice in writing to the Purchaser or the Seller (as the case may be):

(a)                                 defer Completion and fix a new date for Completion (being not more than ten (10) Business Days after the initial Completion Date) (so that the provisions of this clause 6.4 shall apply to Completion as so deferred).  In the case of a failure by the Purchaser or AMC to perform its obligations under clauses 6.2(a) to 6.2(f) a notice to defer Completion and the setting of a new date for Completion shall also constitute immediate notice to the Purchaser Guarantor that it must perform its obligations under clauses 6.2(a) to 6.2(f) within the revised timetable set under this clause 6.4(a);

(b)                                 proceed to Completion as far as practicable (without limiting its rights under this Agreement); or

(c)                                  terminate this Agreement.

6.5                               If this Agreement is terminated in accordance with clause 6.4(c) or for fraud (and without limiting any party’s right to claim damages) all obligations of the Seller and the Purchaser and/or the Purchaser Guarantor under this Agreement shall end but all rights and liabilities of the parties which have accrued before termination (including, subject to the terms of this Agreement, the right to sue in damages for breach of the obligations of the Purchaser and/or the Purchaser Guarantor pursuant to clauses 6.2(a) to 6.2(f) or (as the case may be) the Seller’s obligation pursuant to clause 6.2(g)) shall continue to exist.

7.                                      LEAKAGE

7.1                               The Seller undertakes to the Purchaser that since the Locked-Box Date neither it nor any of its Related Persons has received any Leakage nor will it or any of it Related Persons receive any Leakage from (and including) the date of this Agreement up to (and including) Completion.

7.2                               Each Management Shareholder severally undertakes to the Purchaser that since the Locked-Box Date neither he nor any of his Related Persons has received any Leakage nor will he or any of his Related Persons receive any Leakage from (and including) the date of this Agreement up to (and including) Completion.

7.3                               The Seller undertakes to notify the Purchaser in writing as soon as reasonably practicable after it becomes aware of any breach of clause 7.1 and each of the Management

Shareholders severally undertakes to notify the Purchaser in writing as soon as reasonably practicable after he becomes aware of any breach of clause 7.2.

7.4                               If any Leakage is received by the Seller or any of its Related Persons between the Locked-Box Date and Completion the Seller shall, subject to Completion, promptly on demand by the Purchaser pay (on an after tax basis) to the Purchaser an amount in cash equal to:

(i)                                    the amount necessary to put the relevant Target Company into the position they would have been in if the Leakage in breach of clause 7.1 had not occurred;

(ii)                                 all reasonable costs and expenses (including, without limitation, legal and other professional fees and costs, penalties and expenses) incurred by the Purchaser or any Target Company as a result of such Leakage; and

(iii)                              any amount necessary to ensure that after any Tax on a payment made in accordance with sub-clauses (i) or (ii) above, the Purchaser is left with the same amount it would have had if the payment was not subject to Tax.

7.5                               If any Leakage is received by a Management Shareholder or any of his Related Persons between the Locked-Box Date and Completion the relevant Management Shareholder shall, subject to Completion, promptly on demand by the Purchaser pay to the Purchaser an amount in cash equal to:

(i)                                    the amount necessary to put the relevant Target Company into the position they would have been in if the Leakage in breach of clause 7.2 had not occurred;

(ii)                                 all reasonable costs and expenses (including, without limitation, legal and other professional fees and costs, penalties and expenses) incurred by the Purchaser or any Target Company as a result of such Leakage; and

(iii)                              any amount necessary to ensure that after any Tax on a payment made in accordance with sub-clauses (i) or (ii) above, the Purchaser is left with the same amount it would have had if the payment was not subject to Tax.

7.6                               Without prejudice to the Purchaser’s rights in clauses 7.4 and 7.5 but subject always to the provisions of this clause 7.6 if the Seller or any Management Shareholder notifies the Purchaser of any Leakage received by or paid for the benefit of it, him or its or his Related Persons in breach of clauses 7.4 or 7.5 (as the case may be) prior to or on Completion, the Purchaser shall be entitled to set off an amount equal to such Leakage notified to it by either the Seller or the relevant Management Shareholder (the “Leakage Set-Off Amount”) against (in the case of Leakage to the Seller or one of its Related Persons) the Net Equity Value to be paid to the Seller as part of the payment of the Shareholder Loan Amount or the Adjusted Shareholder Loan Amount (as the case may be) (and the Seller, AMC and the Purchaser agree that such reduction shall also apply as against the corresponding obligation on the Seller to pay the Equity Amount to AMC in subscription for the Consideration Shares pursuant to clause 6.2(b)(i) and shall also correspondingly reduce the obligation of AMC to issue a number of Consideration Shares pursuant to clause 6.2(b)(ii)), or (in the case of Leakage to a Management Shareholder or one of his Related Persons) the Management Consideration to be paid to the Management Shareholder who has received or had paid for the benefit of it, him, or its or his Related Persons on Completion pursuant to clause 6.2(d), such that the payment of the net amount of the Net Equity Value or the Management Consideration shall be an absolute discharge of the Purchaser’s obligations to pay the Net Equity Value or the Management Consideration pursuant to clause 6.2(d) and an absolute discharge of the Seller’s obligation to pay such amount pursuant to clause 7.4 or any Management Shareholder’s obligation to pay such amount pursuant to clause 7.5.

7.7                               Neither the Seller nor any Management Shareholder shall be liable to make a payment under this clause 7 unless the Purchaser has notified the Seller or the relevant Management Shareholder (as the case may be) in writing of the occurrence of the Leakage to which any such payment relates, stating in reasonable detail the nature of such Leakage and, if practicable, the amount claimed, on or before the date falling three (3) months after the date on which the auditors of the Company sign their audit report on the first set of annual accounts (within the meaning of Section 471(1) of the Companies Act) of the Company in respect of the first financial period of the Company ending after the Completion Date.

7.8                               No liability shall attach to the Seller or any Management Shareholder in relation to an amount of Leakage to the extent that such Leakage has been recovered by the Purchaser from another party to this Agreement and accordingly the Purchaser may only recover once in respect of any particular item of Leakage.

7.9                               The aggregate maximum liability of the Seller under this clause 7 shall not in any circumstances exceed the Net Equity Value.

7.10                        The aggregate maximum liability of a Management Shareholder under this clause 7 shall not in any circumstances exceed the Management Consideration payable to that Management Shareholder.

8.                                      WARRANTIES

8.1                               The Seller warrants to the Purchaser that on the date of this Agreement and at Completion:

(a)                                 it is and will be the sole legal and beneficial owner of the Seller Shares, the Shareholder Loan and the Shareholder Loan Notes;

(b)                                 there is not and will be no Encumbrance effecting any of the Seller Shares;

(c)                                  the Seller Shares constitute the whole of the Company’s allotted and issued share capital and are fully paid or credited as fully paid;

(d)                                 other than this Agreement, there is no agreement, arrangement or obligation requiring the creation, allotment, issue, sale, transfer, redemption or repayment of,

or the grant to a person of the right (conditional or not) to require the allotment, issue, sale, transfer, redemption or repayment of, any Seller Shares;

(e)                                  other than the Shareholder Loan and any amounts owed under the Shareholder Loan Notes, there is no other indebtedness owed by the Target Group to the Seller, Terra Firma or any Related Person of either the Seller or Terra Firma;

(f)                                   it is a company incorporated and validly existing under the laws of its jurisdiction of incorporation;

(g)                                  it has the necessary power and authority to enter into and perform this Agreement;

(h)                                 this Agreement and the agreements to be entered into by it under this Agreement constitute (or will when executed constitute) binding and enforceable obligations on it in accordance with their respective terms and the completion of the transactions contemplated hereby have, where required, been duly and validly authorized by the Seller and no other proceedings or actions on the part of the Seller are required to authorise this Agreement or to complete the Proposed Transaction which has not been obtained at the date of this Agreement;

(i)                                     the entering into and performance by it of its obligations under this Agreement and all agreements to be entered into by it under this Agreement:

(i)            will not result in a breach of, or constitute a default under, any agreement under which it enjoys rights or by which it is bound;

(ii)           will not result in a breach of any order, judgment or decree of any court or governmental, administrative or regulatory body or agency to which it is party or by which it is bound; or

(iii)          save for the Merger Condition, will not require the Seller to obtain any consent or approval of, or give any notice to or make any registration with, any governmental, regulatory or other authority which has not been obtained or made at the date of this Agreement both on an unconditional basis and on a basis which cannot be revoked (save pursuant to any legal or regulatory entitlement to revoke the same other than by reason of any misrepresentation or misstatement);

(j)                                    no order has been made, petition presented or resolution passed for its winding up, and no administrator or any receiver or manager has been appointed by any person in respect of it or all or any of its assets, and, so far as it is aware, no steps have been taken to initiate any such appointment and no voluntary arrangement has been proposed, and it has not become subject to any analogous proceedings, appointments or arrangements under the laws of any applicable jurisdiction; and

(k)                                 save in respect of the holding companies incorporated in England and Wales in the PropCo Group (as defined in the Vendor Due Diligence Report) temporarily held by the Seller in 2007 as part of the establishment of the PropCo Group and save for the Company and SubCo, the Seller does not have, and has never had, any other subsidiaries or subsidiary undertakings (as such terms are defined in the Companies Act).

8.2                               The Seller shall immediately notify the Purchaser as soon as it becomes aware of any fact, matter or circumstance which is or may constitute a breach of clause 8.1 or which would or might cause a warranty in clause 8.1 to be untrue, inaccurate or misleading if it was to be repeated at any time between the date of this Agreement and Completion.

8.3                               Each Management Shareholder warrants to the Purchaser that:

(a)                                 on the date of this Agreement and at Completion, he is and will be the sole legal and beneficial owner of the SubCo Shares set forth against his name in Schedule 1;

(b)                                 on the date of this Agreement and at Completion, there is not and will be no Encumbrance effecting any of the SubCo Shares set forth against his name in Schedule 1; and

(c)                                  he has the necessary power and authority to enter into and perform this Agreement.

8.4                               Each Management Shareholder shall immediately notify the Purchaser as soon as he becomes aware of any fact, matter or circumstance which is or may constitute a breach of clause 8.3 or which would or might cause a warranty in clause 8.3 to be untrue, inaccurate or misleading if it was to be repeated at any time between the date of this Agreement and Completion.

8.5                               On the date of this Agreement and at Completion each of the Purchaser and the Purchaser Guarantor warrants to each other party to this Agreement that:

(a)                                 it is a company incorporated and validly existing under the laws of its jurisdiction of incorporation;

(b)                                 the execution and delivery of this Agreement and the completion of the transactions contemplated hereby have, where required, been duly and validly authorised by the Purchaser and the Purchaser Guarantor and no other proceedings or actions on the part of the Purchaser or the Purchaser Guarantor are required to authorise this Agreement or to complete the Proposed Transaction;

(c)                                  the obligations of the Purchaser and the Purchaser Guarantor in this Agreement and the completion of the Proposed Transaction hereby are enforceable in accordance with their terms;

(d)                                 except for the requirement to satisfy the Merger Condition, the execution and delivery of, and the performance by the Purchaser and the Purchaser Guarantor of its obligations under this Agreement and as contemplated herein will not require the Purchaser or the Purchaser Guarantor to obtain any consent or approval of, or give any notice to or make any registration with, any governmental, regulatory or other authority which has not been obtained or made at the date of this Agreement both on an unconditional basis and on a basis which cannot be revoked (save pursuant to any legal or regulatory entitlement to revoke the same other than by reason of any misrepresentation or misstatement);

(e)                                  no order has been made, petition presented or resolution passed for its winding up, and no administrator or any receiver or manager has been appointed by any person in respect of it or all or any of its assets, and, so far as it is aware, no steps have been taken to initiate any such appointment and no voluntary arrangement has been proposed, and it has not become subject to any analogous proceedings, appointments or arrangements under the laws of any applicable jurisdiction;

(f)                                   it is not aware of any claim against the Seller for a breach of any of the warranties given by the Seller in this Agreement, or against any Management Shareholder for a breach of:

(i)                                              any of the warranties given by them in this Agreement; or

(ii)                                           any of the Warranties;

(g)                                  the Purchaser and/or the Purchaser Guarantor has access to funds or rights to access funds that will at Completion provide funds sufficient to enable it to satisfy in full its payment obligations under this Agreement;

(h)                                 the issuance of the Consideration Shares to be delivered by AMC to the Seller hereunder has been duly authorized by all necessary corporate action on the part of AMC and, when issued pursuant to the terms of this Agreement, the Consideration Shares will be validly issued, fully paid, nonassessable, owned of record by the Seller, free of any Encumbrance other than any Encumbrances which may be created by the Seller, and beneficially held by the Seller subject to any action taken by the Seller to Dispose of such beneficial title.  The Consideration Shares will be issued in compliance with all applicable securities laws and other applicable laws of the United States and without contravention of any other person’s rights therein or with respect thereto.  Subject to restrictions provided under applicable law, the Seller will receive good and valid title to the Consideration Shares;

(i)                                     AMC has filed with and furnished to the U.S. Securities and Exchange Commission (the “SEC”) all reports, schedules, forms, certifications, prospectuses and registration, proxy and other statements required to be filed with or furnished to the SEC required to be filed or furnished by it since January 1, 2014 (collectively, the “AMC Reports”).  As of their respective effective dates (in the case of AMC Reports that are registration statements filed pursuant to the requirements of applicable securities laws) and as of their respective SEC filing dates (in the case of all other AMC Reports), and, if amended, as of the date of the last such amendment, the AMC Reports complied in all material respects with the requirements of the securities laws applicable to such AMC Reports, and none of the AMC Reports as of such respective dates and, if amended, as of the date of the last such amendment, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC or its staff with respect to the AMC Reports; and

(j)                                    the authorized capital stock of AMC consists of 650,000,000 shares, consisting of (i) 524,173,073 shares of Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”), (ii) 75,826,927 shares of Class B Common Stock, par value $0.01 per share (the “Class B Common Stock”, together with the Class A Common Stock, the “Common Stock”), and (iii) 50,000,000 shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”).  As of June 30, 2016, (i) 21,650,301 shares of Class A Common Stock were issued and 21,613,532 shares were outstanding, (ii) 75,826,927 shares of Class B Common Stock were issued and outstanding, (iii) 36,769 shares of Class A Common Stock were held by AMC in its treasury, (iv) no shares of Class B Common Stock were held by AMC in its treasury, (v) no shares of Preferred Stock were issued and outstanding, (vi) 753,348 shares of Class A Common Stock were subject to or otherwise deliverable in connection with vested restricted stock units, and (vii) 615,207 shares of Class A Common Stock were subject to or otherwise deliverable in connection with unvested restricted stock units assuming such units were to vest at 100% of the applicable service and performance targets.

8.6                               The Purchaser and/or the Purchaser Guarantor shall immediately notify the Seller as soon as it becomes aware of any  breach of clause 8.5.  Upon receipt of any notice notifying the Seller of any breach of clause 8.5(g), the Seller shall have available to it the rights set out in clauses 6.4(a) to 6.4(c).

9.                                      NO RESCISSION; LIMITATIONS ON RECOVERY

9.1                               Save in the case of fraud and other than in accordance with clause 4.9, or clause 6.4(c), no party shall be entitled to rescind or terminate this Agreement in any circumstances whatsoever (whether before or after Completion), whether for breach of contract or for negligent or innocent misrepresentation or otherwise.

9.2                               The maximum aggregate liability of:

(a)                                 the Seller under or in connection with this Agreement in respect of all claims on any ground whatsoever shall not exceed an amount equal to the Net Equity Value; and

(b)                                 a Management Shareholder under or in connection with this Agreement and the Transaction Documents in respect of all claims (including any Claims, any Notified Claims and any Relevant Claims) on any ground whatsoever shall not exceed an amount equal to the Management Consideration payable to that Management Shareholder under this Agreement.

9.3                               For the avoidance of doubt, the Purchaser shall not be entitled to recover under this Agreement or otherwise more than once in respect of the same liability, loss, cost, shortfall, damage, deficiency or amount for which the Purchaser would otherwise be entitled to claim and no amount (or part of any amount) shall be taken into account, set off or credited more than once under this Agreement or otherwise, with the intent, in each case, that there will be no double counting under this Agreement or otherwise.

9.4                               In the event of any conflict or inconsistency between this clause 9 and any other provisions of this Agreement, this clause 9 shall prevail.

9.5                               Nothing in this clause 9 shall limit the liability of any party in the case of fraud, fraudulent misrepresentation or fraudulent concealment.

10.                               RESTRICTIVE COVENANTS

10.1                        Subject to clause 10.4, each Management Shareholder undertakes to the Purchaser and each Target Company that he will not (whether alone or in conjunction with, or on behalf of, another person and whether directly or indirectly), without the prior written consent of the Purchaser (such consent not to be unreasonably withheld or delayed) for a period of (i) twelve (12) months immediately following the Completion Date if he does not give notice to voluntarily resign or is not summarily dismissed within the first twelve (12) months following the Completion Date; or (ii) eighteen (18) months immediately following the Completion Date in the event he gives notice to voluntarily resign or is summarily dismissed within the first 12 months following the Completion Date:

(a)                                 knowingly interfere with the continuance of supplies to any Target Company from any supplier who has been supplying goods or services to that Target Company at any time during the twelve (12) months immediately preceding the date of this Agreement if such interference causes or would cause that supplier to cease supplying, or materially reduce its supply of, those goods or services to the Target Group;

(b)                                 knowingly directly or indirectly solicit, endeavour to entice away from any Target Company, employ or offer to employ, any person employed at management grade or in a senior capacity by any Target Company at Completion where the person in question either has Confidential Information or would be in a position to exploit a Target Company’s trade connections save that no Management Shareholder will have any liability if that person is responding to a bona fide and genuine job advertisement not specifically aimed at employees of the Target Group; or

(c)                                  within the Relevant Area, either alone or jointly with, through or as adviser to, or agent of, or manager for, any person directly or indirectly carry on or be engaged or connected with or interested in any cinema business which competes with all or any material part of the Business.

10.2                        Nothing in clause 10.1 shall prevent any of the Management Shareholders from performing any duties under his service contract with any member of the Purchaser’s Group as an employee or consultant or from continuing to perform his roles as a non-executive director on boards of companies on which he currently serves (such roles having been Disclosed).

10.3                        Each of the undertakings set out in this clause 10 is separate and severable and enforceable accordingly, and if any one or more of such undertakings or part of an undertaking is held to be against the public interest or unlawful the remaining undertakings or part of the undertakings will continue in full force and effect and will bind each Management Shareholder.

10.4                        The holding of any units of any authorised unit trust of not more than three per cent. of any class of shares or securities of any company which is dealt on any recognised stock exchange (as defined by the Financial Services and Markets Act 2000 (as amended)) shall not constitute a breach of clause 10.1.

10.5                        The Seller undertakes to the Purchaser and each Target Company that it will not, and that it will procure that its Related Persons will not, without the prior written consent of the Purchaser (such consent not to be unreasonably withheld or delayed), for a period of twelve (12) months following the Completion Date, knowingly directly or indirectly solicit  or entice away from any Target Company, any Restricted Employee where the person in question either has Confidential Information or would be in a position to exploit a Target Company’s trade connections, save that the Seller will have no liability if that person is responding to a bona fide and genuine job advertisement not specifically aimed at the relevant person.

11.                               GUARANTEE

11.1                        In consideration of the Seller entering into this Agreement, the Purchaser Guarantor hereby unconditionally and irrevocably guarantees to the Seller the due and punctual performance and observance by the Purchaser of all its obligations, commitments, undertakings and warranties undertaken or expressed to be undertaken under or pursuant to this Agreement to which it is party including the payment of court-awarded damages for breach of those obligations, commitments, undertakings and warranties along with any court-awarded legal costs arising from claiming for such damages (the “Guaranteed Obligations”).

11.2                        If and whenever the Purchaser defaults for any reason whatsoever in the performance of any of the Guaranteed Obligations, the Purchaser Guarantor shall forthwith, upon demand, unconditionally perform (or procure performance of) and satisfy (or procure the satisfaction of) the Guaranteed Obligations in regard to which such default has been made in the manner prescribed by this Agreement and so that the same benefits shall be conferred on the Seller as it would have received if the Guaranteed Obligations had been duly performed and satisfied by the Purchaser.

11.3                        This guarantee is to be a continuing guarantee and, accordingly, is to remain in force until all the Guaranteed Obligations shall have been performed or satisfied notwithstanding the winding up, liquidation, dissolution or other incapacity of the Purchaser. This guarantee is in addition to and without prejudice to and not in substitution for any rights or security which the Seller may now or hereafter have or hold for the performance and observance of the Guaranteed Obligations.

11.4                        As a separate and independent stipulation, the Purchaser Guarantor agrees that any of the Guaranteed Obligations (including any moneys payable) which may not be enforceable against or recoverable from the Purchaser by reason of any legal limitation, disability or incapacity on or of the Purchaser or the dissolution, amalgamation, reconstruction or reorganisation of the Purchaser or any other fact or circumstance (other than any limitation imposed by this Agreement) shall nevertheless be enforceable against and recoverable from the Purchaser Guarantor as though the same had been incurred by the Purchaser Guarantor and the Purchaser Guarantor were the sole or principal obligor in respect thereof and shall be performed or paid by the Purchaser Guarantor on demand.

11.5                        The liability of the Purchaser Guarantor under this clause 11 shall not be affected, impaired, reduced or released by:

(a)                                 any variation of the terms of the Guaranteed Obligations (whether or not agreed by the Purchaser);

(b)                                 any forbearance, neglect or delay in seeking performance of the Guaranteed Obligations or any granting of time for, or waiver in relation to, such performance;

(c)                                  any change in the status, control or ownership of the Purchaser;

(d)                                 any insolvency or similar proceedings; or

(e)                                  any other fact or event which in the absence of this provision would or might constitute or afford a legal or equitable discharge or release or a defence to a guarantor.

12.                               ASSIGNMENT

12.1                        Except as provided in this clause 12 or unless the Seller and the Purchaser specifically agree in writing, no person shall assign, transfer, hold on trust or encumber all or any of its rights under this Agreement nor shall such person grant, declare, create or dispose of any right or interest in any of them.  Any purported assignment in contravention of this clause 12 shall be void.  No consent or approval of the Management Shareholders shall be required to any assignment or otherwise of any rights under this Agreement.

12.2                        The benefits arising under this Agreement or any Transaction Document may be assigned in whole or in part by the Purchaser:

(a)                                 by way of security and/or charge for the benefit of:

(i)                                     any financial institution or other person lending money or making other credit facilities available to any member of the Purchaser Group or any Target Company (including the holders of any debt securities);

(ii)                                  any counterparty to a derivative transaction entered into by any member of the Purchaser Group or any Target Company; or

(iii)                               any facility or security agent, security trustee, arranger of finance, receiver or person fulfilling a similar or related role, as security for the obligations owed by any member of the Purchaser Group to such person, and any such beneficiary of security may assign all or any of those rights, as security for the obligations owed by any member of the Purchaser Group to such person, and any such beneficiary of security may assign all or any of those rights for the purpose of enforcing such security assignment or charge, provided that the Purchaser notifies the Seller of the identity of the relevant assignee and that notwithstanding any such assignment, the Seller (and/or its assignee) may, unless it receives notice of enforcement of the relevant security interest, deal with the Purchaser in connection with all matters arising under this Agreement; or

(b)                                 to any member of the Purchaser’s Group (provided always that the Purchaser shall procure the re-transfer of any benefit so transferred to the Purchaser if any such member of the Purchaser’s Group ceases to be a member of the Purchaser’s Group).

12.3                        If an assignment is made in accordance with this clause 12, the liability of the Seller to the Purchaser under this Agreement shall be no greater than such liability would have been if the assignment had not occurred.

13.                               CONFIDENTIAL INFORMATION

13.1                        The Seller undertakes to the Purchaser that it will not use or disclose to any person any information (i) relating to any Target Company’s business or financial or other affairs or (ii) provided to the Seller by or on behalf of the Purchaser or otherwise obtained in connection with this Agreement which relates to any member of the Purchaser’s Group (in either case, “Confidential Information”), provided that nothing in this clause 13 shall prevent:

(a)                                 disclosure of Confidential Information to or at the written request of the Purchaser or as necessary to satisfy the Merger Condition;

(b)                                 disclosure of Confidential Information to lenders and agents under the Target Group’s financing arrangements to the extent such disclosure is required under the terms of the relevant financing documents subject to using reasonable endeavours to impose an obligation on such recipients to keep such information confidential;

(c)                                  use or disclosure of Confidential Information required to be disclosed by applicable law or regulation (for the avoidance of doubt including the Listed Company Manual of the New York Stock Exchange) and/or any regulatory body, provided that the Seller shall promptly notify the Purchaser, where practicable and lawful to do so, before disclosure occurs (as the case may be) and shall co-operate with the Purchaser regarding the timing and content of such disclosure (as the case may be) or any action which the Purchaser may reasonably elect to take to challenge the validity of such requirement;

(d)                                 disclosure of Confidential Information to professional advisers on a confidential basis for the purpose of advising the Seller;

(e)                                  disclosure of Confidential Information by the Seller to any investors or prospective investors in any funds managed by the Seller or its Related Persons subject to imposing an obligation on such recipient to keep such information confidential; or

(f)                                   disclosure of Confidential Information which becomes generally known other than by the Seller’s breach of any other provision of this clause 13.

13.2                        The Seller, the Company, SubCo and the Management Shareholders confirm that the Purchaser may disclose Confidential Information it receives from the Seller, the Management Shareholders, SubCo or the Company (or any member of the Target Group) to any equity investor or prospective investor in it or any of the Purchaser’s Group or to any debt funder or potential debt funder (or their respective professional advisers) to it or any of the Purchaser’s Group, including, for the avoidance of doubt, the existence and contents of this Agreement and the Transaction Documents, subject to, where reasonably possible, imposing an obligation to ensure that such recipients keep such information confidential.

14.                               ANNOUNCEMENTS

14.1                        No party shall disclose the making of this Agreement or its terms or the existence or the terms of any other agreement referred to in this Agreement (except those matters set out in the press release in the agreed form) without the prior consent of, in the case of disclosure by the Seller, the Purchaser or, in the case of disclosure by the Purchaser, the Seller unless disclosure is:

(a)                                 to its professional advisers; or

(b)                                 required by law or the rules and requirements of any regulatory body and disclosure shall then only be made by that party:

(i)                                     after it has taken all such steps as may be reasonable in the circumstances to agree to the contents of such announcement with the other party before making such announcement and provided that any such announcement shall be made only after notice to the other party; and

(ii)                                  to the person or persons and in the manner required by law or such regulatory body or as otherwise agreed between the parties.

14.2                        The restrictions contained in clause 14.1 shall apply without limit of time. Communications with investors or potential investors in any funds managed or advised by the Seller or its Related Persons shall not constitute disclosure for the purpose of this clause 14.2 but shall be subject to the confidentiality provisions contained in clause 13.

15.                               COSTS

15.1                        Unless expressly otherwise provided in this Agreement (including under clause 5.10), each of the parties shall bear its own legal, accountancy and other costs, charges and expenses connected with the sale and purchase of the Seller Shares and the SubCo Shares.

15.2                        The Purchaser shall bear all costs, charges and expenses relating to all stamp duty, stamp duty reserve tax or other documentary, transfer or registration duties or taxes (including in each case any related interest or penalties) arising as a result of the entry into or implementation of this Agreement.

16.                               EFFECT OF COMPLETION

The terms of this Agreement (insofar as not performed at Completion and subject as specifically otherwise provided in this Agreement) shall continue in force after and notwithstanding Completion.

17.                               UNDERTAKINGS

17.1                        The Purchaser acknowledges that the Seller (or, if so designated by the Seller, Terra Firma) may need access from time to time after Completion to certain accounting, tax and other records and information held by the members of the Target Group to the extent such records and information pertain to events occurring prior to Completion for the purpose of:

(a)                                 filing its tax returns or dealing with the relevant taxation authority in respect of such returns; or

(b)                                 complying with applicable laws,

and, accordingly, the Purchaser agrees that it shall cause the Target Group to:

(c)                                  retain and maintain such records until the earlier of the date that is seven years after Completion and such time as the Seller agrees that such retention and maintenance is no longer necessary; and

(d)                                 on reasonable advance notice, allow the Seller and Terra Firma and their respective officers, employees, agents, auditors and representatives (at the expense of the Seller) to:

(i)                                     inspect, review and make copies of such records and information for and only to the extent necessary for that purpose; and

(ii)                                  be given reasonable access to any employee, officer, adviser or premises of any of the Target Companies (and within five (5) Business Days of a request for such reasonable access) during Working Hours.

17.2                        The parties acknowledge and agree that with effect from Completion the Investment Agreement between the Seller, the Company, SubCo and the Management Shareholders in relation to the governance and operations of SubCo dated 1 September 2014 shall be terminated and cease to have effect.  Subject to and conditional upon Completion occurring the Seller and the Management Shareholders confirm that they shall have no claims, demands, damages or costs of whatsoever nature against any Target Company or each other pursuant to the Investment Agreement and to the extent that any such claim exists, the Seller and each Management Shareholder waives such claim.

17.3                        The Purchaser acknowledges that the Target Group has and will have as at and after Completion the indebtedness under the documentation at Folder 6 of the Data Room.

17.4                        The Company undertakes to the Management Shareholders (for the benefit of the Management Shareholders and all other relevant employees and former employees of the Target Group) to procure that the Target Group pays by way of electronic transfer (for settlement within three Business Days) by the date specified in clause 6.2(e)(i) or 6.2(e)(ii) (as the case may be) to the relevant employees and former employees amounts aggregating to the Senior Cash LTIP Payment, the Junior Cash LTIP Payment and the Employee Transaction Bonuses in each case net of employer and employee deductions required by law and apportioned as set out in the appendices to the Completion Statement. Such employees and former employees shall be entitled to enforce the obligation of the Company under this clause 17.4.

17.5                        The Seller and the Company each undertakes to the Purchaser to irrevocably instruct the Seller’s Solicitors to settle the unpaid Transaction Fees within five (5) Business Days of the Completion Date.

17.6                        The Seller shall as soon as reasonably practicable after the Completion Date transfer to the Company the benefit of any confidentiality agreements entered into by the Seller in connection with the Proposed Transaction.

17.7                        AMC undertakes to the Seller that, until the expiry of the Governance Protection Period, AMC and (where relevant) the members of the AMC Group:

(a)                                 shall remain listed on the NYSE;

(b)                                 will not incur indebtedness if such indebtedness would result in Consolidated Debt of the AMC Group as of the end of a fiscal quarter to exceed the product of six (6) times the Consolidated LTM EBITDA of the AMC Group as of the end of such quarter;

(c)                                  with the exception of the issue of equity pursuant to the 2013 Equity Incentive Plan operated by AMC as at the date of this Agreement, will not issue new shares of Class A Common Stock or Class B Common Stock at a discount in excess of seven and one-half (7.5) per cent to the VWAP of such shares of Class A Common Stock or Class B Common Stock (as the case may be) over the twenty (20) consecutive trading days prior to the issuance of such new shares of Common Stock;

(d)                                 will not issue any common equity which rank senior to the Consideration Shares issued to the Seller;

(e)                                  will not issue any Preferred Stock on terms that disproportionately impact the rights attaching to the Consideration Shares compared with the impact on other equity shares without the prior written consent of the Seller, such consent not to be unreasonably withheld or delayed,

(f)                                   will not, after any issuance of Preferred Stock, amend its organisational documents, or take any other action, so as to amend the rights, preferences or privileges attaching to such shares of Preferred Stock on terms that disproportionately impact the rights attaching to the Consideration Shares compared with the impact on other equity shares;

(g)                                  will not amend its organisational documents or take other action that would result in the amendment of any of the rights, preferences or privileges of any shares of Class A Common Stock or Class B Common Stock; and

(h)                                 will not enter into any related party transaction or arrangement with Wanda with a value or cost in excess of USD $500,000 unless such transaction or arrangement: (i) is approved by an independent committee or the Audit Committee of the Board of Directors of AMC; or (ii) was disclosed to Seller prior to the date of this Agreement as part of its due diligence process.

17.8                        Until the expiry of the Governance Protection Period, to the extent not disclosed to the Seller prior to the date of this Agreement as part of its due diligence process, AMC undertakes to the Seller to provide reasonable notice to the Seller prior to it or any member of the AMC Group effecting:

(a)                                 any acquisition or disposal involving consideration in excess of $78.2 million;

(b)                                 any material variation in the nature of AMC’s business;

(c)                                  any merger or amalgamation with a third party involving consideration in excess of $78.2 million; or

(d)                                 any material variation to the proposed terms for the acquisition by AMC of Carmike Cinemas, Inc.

As a condition to receiving the above information, the Seller agrees to keep all such information confidential and to not disclose it to any person.  The Seller shall comply with all applicable securities laws while in possession of such information.

17.9                        The Seller undertakes to AMC to comply with the provisions of Schedule 4.

17.10                 As soon as practicable after Completion and, in any event, within 60 days thereof (but after the Seller has had a reasonable opportunity to review and comment thereon), AMC shall file a registration statement on Form S-3 or such other form under the Securities Act then available to AMC (the “Form S-3”) with respect to the resale of the Consideration Shares.  AMC shall use reasonable best efforts to ensure that the Form S-3 is declared effective under the Securities Act as soon as practicable thereafter, and shall maintain the effectiveness of the Form S-3 for the resale of the Consideration Shares for so long as the Seller holds any of the Consideration Shares, or until the Seller is permitted to sell all the Consideration Shares without registration pursuant to Rule 144 promulgated under the Securities Act.  In connection with the Form S-3, AMC shall (i) pay any filing fees or other costs and expenses incurred by AMC in connection with such registration (other than underwriting discounts and commissions), (ii) prepare and file with the SEC such amendments and supplements to such registration and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act in connection with resales of the Consideration Shares, (iii) furnish to the Seller such numbers of copies of a prospectus conforming to the requirements of the Securities Act, and such other documents as the Seller may reasonably request in order to facilitate the disposition of the Consideration Shares, (iv) notify the Seller (A) of any request by the SEC that AMC amend or supplement such registration statement or prospectus, or (B) to cease distribution of the prospectus if the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances, and, as soon as reasonably practicable, file with the SEC and furnish to the Seller, a supplement or amendment to such prospectus such that such prospectus will not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading in light of the circumstances under which they were made, and (v) indemnify and hold harmless the Seller and its affiliates from and against any and all losses, claims, damages, liabilities and expenses (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses) caused by or relating to any untrue statement or alleged untrue statement of a material fact contained in the registration statement or prospectus relating to the Consideration Shares, or any omission or alleged omission to state therein a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which they were made, except (1) insofar as such losses, claims, damages, liabilities, or expenses are caused by or related to any such untrue statement or omission or alleged untrue statement or omission so made based upon information furnished in writing to AMC by the Seller expressly for use therein or (2) if AMC had notified the Seller to discontinue the use of any registration statement or prospectus or had previously provided an amended or supplemented prospectus to the Seller and such amended or supplemented prospectus would have cured the defect giving rise to such losses.

17.11                 Subject to the Seller complying with the provisions of Schedule 4 but subject to clause 17.25, once the Form S-3 is declared effective by the SEC, AMC undertakes to the Seller to undertake at the Seller’s cost up to two (2) marketed roadshows, as soon as reasonably practicable following a request from the Seller, in order to assist the Seller to market any proposed disposal of the Consideration Shares.

17.12                 Notwithstanding anything herein to the contrary, AMC may acting in good faith suspend the filing or use of the Form S-3 or any prospectus, if AMC shall have reasonably determined that because of valid business reasons, including without limitation any proposal or plan of AMC or any of its subsidiaries to effect a merger, acquisition, disposition, financing, reorganization, recapitalization or other transaction, or because of required public disclosure or filings with the SEC, it is in the best interests of AMC to suspend such use and prior to suspending such use AMC provides the Seller with written notice of such suspension, which notice need not specify the nature of the event giving rise to such suspension; but in no event shall AMC avail itself of such right to suspend the filing or use of the Form S-3 or any prospectus for more than 90 days, in the aggregate, in any period of 365 consecutive days.  Upon receipt of such notice, the Seller agrees not to sell any Consideration Shares pursuant to the Form S-3 until the Seller is advised in writing that the Form S-3 and the prospectus may be used, which notice AMC agrees to provide promptly following the lapse of the event or circumstances giving rise to such suspension.  The Seller shall keep confidential any communications received by it from AMC regarding the suspension of the use of the Form S-3 and/or the prospectus (including the fact of the suspension), except as required by applicable law.

17.13                 The Seller shall only transfer, sell, or dispose of the Consideration Shares in accordance with the terms of this Agreement and Schedule 4, any applicable prospectus, and all applicable securities laws.  The Seller shall be responsible for the delivery of the prospectus as may be required to any person to whom the Seller sells any of the Consideration Shares.  The Seller shall not use any free writing prospectus without the consent of AMC.

17.14                 After the Form S-3 becomes effective under the Securities Act, the Seller agrees that upon receipt of notice of the happening of an event listed below, the Seller shall forthwith discontinue (and shall cause its agents and representatives to discontinue) disposition of Consideration Shares and will not resume disposition of Consideration Shares until the Seller has received copies of an amended or supplemental Form S-3 or prospectus, or until the Seller is advised in writing by AMC that the use of the prospectus may be resumed:

(a)                                 any request, following effectiveness of the Form S-3 under the Securities Act, by the SEC or any other federal or state governmental authority, for amendments or supplements to the Form S-3 or the prospectus, or for additional information;

(b)                                 the issuance by the SEC or any other federal or state governmental authority of any stop order suspending the effectiveness of the Form S-3 or of any order preventing or suspending the use of any prospectus or the initiation or threat of any proceedings for that purpose;

(c)                                  the receipt by AMC of any notification with respect to the suspension of the qualification or exemption from qualification of the Consideration Shares included in the Form S-3 for sale in any jurisdiction or the initiation or threat of any proceeding for that purpose;

(d)                                 the occurrence of any event or the existence of any condition or any information becoming known to AMC that requires the making of any changes in the Form S-3 or the prospectus or any document incorporated by reference therein so that the Form S-3 and the prospectus comply in all material respects with applicable law;

(e)                                  AMC’s reasonable determination that a post-effective amendment or supplement to the Form S-3 or the prospectus is necessary under applicable law.

17.15                 The Seller undertakes to provide AMC and any underwriter with all information regarding the Seller and the intended method of distribution of the Consideration Shares that is required to be included in the Form S-3 or the prospectus pursuant to the Securities Act. The Seller undertakes to promptly notify AMC and any underwriter of any inaccuracies in the information provided by the Seller that may occur at any time while the Form S-3 remains effective and shall promptly provide to AMC and any underwriter in writing the necessary changes to such information required to be disclosed in order to make the information previously furnished to AMC by the Seller not misleading.

17.16                 If the Form S-3 registers exclusively Consideration Shares, then the Seller shall be responsible for all legal and other professional fees incurred by the Seller in connection with the Form S-3, all underwriting commissions and discounts, all transfer taxes and any other costs and expenses of any underwriter not borne by the underwriter.  If the Form S-3 registers any securities that are not Consideration Shares, the Seller shall be responsible for all legal and other professional fees incurred by the Seller in connection with the Form S-3, all underwriting commissions and discounts relating to Consideration Shares sold by the Seller thereunder and all transfer taxes relating to Consideration Shares sold by the Seller thereunder.

17.17                 The Seller undertakes to execute and deliver a reasonable and customary underwriting agreement in connection with an underwritten offering of the Consideration Shares and to complete and execute all questionnaires, powers of attorney, indemnities, and other documents reasonably required by such underwriting agreement.

17.18                 If AMC proposes or is required to register any shares of Class A Common Stock held by Wanda to facilitate Wanda’s public sale of such shares, AMC undertakes to give the Seller prompt written notice of its intention to do so.  Upon the written request of the Seller, subject to Schedule 4 and subject to clause 17.24, made within five (5) Business Days following the receipt of any such written notice (which request shall specify the maximum number of Consideration Shares intended to be disposed of by the Seller and the intended method of distribution thereof), AMC, subject to the terms of this Agreement, shall use reasonable best efforts to cause all such Consideration Shares to be included in the registration statement with the securities that AMC proposes or is required to register on behalf of Wanda to permit the sale or other disposition by the

Seller of the Consideration Shares in accordance with the intended method of distribution of the Wanda shares of Class A Common Stock to be so registered. If any requested registration made pursuant to this clause 17.18 involves an underwritten offering and the underwriters of such offering shall advise AMC that in their view, the number of securities to be included in such registration by the Seller and Wanda exceeds the largest number that can be sold in an orderly manner in such offering, AMC shall use reasonable best efforts to include in such registration such shares on the basis set out in clause 17.24.

17.19                 If AMC proposes to register any of its equity securities under the Securities Act (other than pursuant to (i) registrations on such form or similar form(s) solely for registration of securities in connection with an employee benefit plan or dividend reinvestment plan or (ii) the Form S-3) on a registration statement on Form S-1 or Form S-3 or an equivalent general registration form then in effect, whether or not for its own account, AMC undertakes to give the Seller prompt written notice of its intention to do so.  Upon the written request of the Seller, subject to Schedule 4 and subject to clause 17.25, made within five (5) Business Days following the receipt of any such written notice (which request shall specify the maximum number of Consideration Shares intended to be disposed of by the Seller and the intended method of distribution thereof), AMC, subject to the terms of this Agreement, shall use reasonable best efforts to cause all such Consideration Shares to be included in the registration statement with the securities that AMC proposes to register to permit the sale or other disposition by the Seller of the Consideration Shares in accordance with the intended method of distribution by the Company of the shares of Class A Common Stock to be so registered. If any requested registration made pursuant to this clause 17.19 involves an underwritten offering and the underwriters of such offering shall advise AMC that in their view, the number of securities to be included in such registration by the Seller and AMC exceeds the largest number that can be sold in an orderly manner in such offering, AMC shall use reasonable best efforts to include in such registration such shares on the basis set out in clause 17.24.  No registration of Consideration Shares effected under this clause 17.19 shall relieve AMC of its obligations to register Consideration Shares on Form S-3 pursuant to clause 17.10.

17.20                 If, at any time after giving written notice pursuant to clause 17.18 or 17.19 of its intention to register any equity securities and prior to the effective date of the registration statement filed in connection with such registration, AMC shall determine for any reason not to register or to delay registration of such equity securities, AMC undertakes to give the Seller written notice of such determination and (i) in the case of a determination not to register, shall be relieved of its obligation to register any Consideration Shares in connection with such abandoned registration and (ii) in the case of a determination to delay such registration of its equity securities, shall be permitted to delay the registration of such Consideration Shares for the same period as the delay in registering such other equity securities.

17.21                 The Seller shall have the right to withdraw its request pursuant to clause 17.18 or 17.19 for inclusion of Consideration Shares in any registration statement by giving written notice to AMC of its request to withdraw.  Such request must be made in writing prior to the earlier of the execution of the underwriting agreement or the execution of the custody agreement with respect to such registration.  Such withdrawal shall be irrevocable and, after making such withdrawal, the Seller shall no longer have any right to include Consideration Shares in the registration as to which such withdrawal was made.

17.22                 The Seller shall indemnify and hold harmless AMC and its affiliates from and against any and all losses, claims, damages, liabilities and expenses (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses) caused by or relating to any untrue statement or alleged untrue statement of a material fact contained in the registration statement or prospectus relating to the Consideration Shares, or any omission or alleged omission to state therein a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which they were made to the extent that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon information furnished in writing to AMC by the Seller expressly for use therein or caused by or relating to the use of any registration statement or prospectus if AMC had notified the Seller to discontinue such use or had previously provided an amended or supplemented prospectus to the Seller and such amended or supplemented prospectus would have cured the defect giving rise to such losses.

17.23                 The parties acknowledge and agree that on any offering of shares in AMC the parties shall have the following appointment rights (provided always that all such underwriters appointed shall be banks of international repute):

(a)                                 on an offering by the Seller of its Consideration Shares:

(i)                                     the Seller shall be entitled to appoint the lead right bookrunner for the offering; and

(ii)                                  AMC shall be entitled to propose two (2) candidates to the Seller to act as lead left bookrunner, and the Seller shall be obliged to select one (1) such candidate to act as the lead left underwriter for the offering;

(b)                                 on an offering by AMC in which the Seller participates:

(i)                                     the Seller shall be entitled to appoint the lead right bookrunner for the offering; and

(ii)                                  AMC shall be entitled to appoint the lead left bookrunner for the offering; and

(c)                                  on an offering by Wanda in which the Seller seeks to participate, the Seller shall be entitled to appoint a co-manager.

17.24                 The parties acknowledge and agree that on any offering of AMC shares in accordance with the provisions of clauses 17.10 to 17.21, the rights to participate in the offering shall be as follows:

(a)                                 on an offering by the Seller of its Consideration Shares initiated by the Seller, AMC shall procure that the Seller shall be entitled to include in such offering that number of Consideration Shares as it determines in priority to AMC or Wanda, notwithstanding any other agreement or arrangement AMC may have with Wanda;

(b)                                 on an offering by Wanda of its shares, initiated by Wanda, where the Seller also wishes to sell Consideration Shares in circumstances where the relevant underwriters determine that there is insufficient market demand to sell all such shares proposed to be sold, (notwithstanding any other agreement or arrangement AMC may have with Wanda) AMC shall procure that the shares to be sold by Wanda and the Seller in the offering shall be sold pro rata according to the number of shares then held by Wanda and the Seller, provided that if following such pro rata allocation the shares to be sold by either Wanda or the Seller are sold in their entirety and there remains any market demand for more shares to be sold in the offering, the party subject to a cut-back as a result of such pro rata allocation may fulfill such remaining demand;

(c)                                  on an offering initiated by AMC in which Wanda does not seek to participate, and in which the Seller wishes to participate in circumstances where the relevant underwriters determine that there is insufficient market demand for all such shares to be issued and sold, the number of primary shares to be issued and the number of Consideration Shares to be sold shall be sold pro rata according to the number of shares proposed to be issued by AMC and the number of shares proposed to be sold by the Seller, provided that if following such pro rata allocation the shares to be sold by either AMC or the Seller are sold in their entirety and there remains any market demand for more shares to be sold in the offering, the party subject to a cut-back as a result of such pro rata allocation may fulfill such remaining demand; and

(d)                                 on an offering initiated by AMC in which both Wanda and the Seller wish to participate in circumstances where the relevant underwriters determine that there is insufficient market demand for all such shares to be issued and sold:

(i)                                     AMC shall be entitled to sell that number of shares it proposed to issue pursuant to the primary offering; and

(ii)                                  thereafter, subject to there being sufficient market demand, notwithstanding any other agreement or arrangement AMC may have with Wanda, AMC shall procure that Wanda and the Seller shall be entitled to sell that number of shares pro rata according to the number of shares then held by Wanda and the Seller, provided that if following such pro rata allocation the shares to be sold by either Wanda or the Seller are sold in their entirety and there remains any market demand for more shares to be sold in the offering, the party subject to a cut-back as a result of such pro rata allocation may fulfill such remaining demand.

17.25                 AMC acknowledges, agrees and undertakes to the Seller that if AMC announces any primary offering of equity securities for its own account ninety (90) days or less prior to the expiry of the First Lock-Up or (as the case may be) the expiry of the Second Lock-Up, the Seller shall be entitled to exercise its rights under clauses 17.19 to 17.21 in respect of: (a) if such entitlement is triggered prior to the First Lock-Up, fifty (50) per cent of the Consideration Shares; and (b) if such entitlement is triggered after the First Lock-Up but prior to the Second Lock-Up, one hundred (100) per cent of the Consideration Shares then held by the Seller, and on terms that, where the relevant underwriters determine that there is insufficient market demand for all AMC shares proposed to be issued and included in the offering and all Consideration Shares proposed to be sold by the Seller and included in the offering, the number of primary shares to be issued and the number of Consideration Shares to be sold shall be sold pro rata according to the number of shares proposed to be issued by AMC and the number of shares proposed to be sold by the Seller, provided that if following such pro rata allocation the shares to be sold by either AMC or the Seller are sold in their entirety and there remains any market demand for more shares to be sold in the offering, the party subject to a cut-back as a result of such pro rata allocation may fulfill such remaining demand (and, for the avoidance of doubt, in these circumstances the Seller shall be released from the lock-up provisions of Schedule 4 in respect of the applicable number of Consideration Shares).  If the Seller exercises its right to include any Consideration Shares in such equity offering, the Seller agrees and acknowledges that any other Consideration Shares held by the Seller which are not subject at the relevant time to lock-up arrangements pursuant to Schedule 4 and which are not sold into the offering shall, if so required by the underwriter, be made subject to lock-up arrangements on terms equivalent (as to duration and scope) to those terms imposed on each other shareholder participating in such offering, provided in any event that such lock-up arrangements may not be imposed for a term greater than one hundred and eighty (180) days.  For the avoidance of doubt, if the Seller does not exercise its right to include any Consideration Shares in such equity offering, the Seller shall not be subject to any additional lock-up arrangements following completion of such equity offering.

17.26                 The parties acknowledge and agree that if AMC issues equity or stock as consideration payable to a third party seller in connection with any acquisition, the Seller shall not be entitled to exercise its rights under clauses 17.19 to 17.21 or clause 17.25 to sell Consideration Shares as part of such issue of equity by AMC.

17.27                 AMC and the Seller undertake, where reasonably practicable, to consult with each other in relation to the proposed exercise of their rights under this clause 17 and AMC will use reasonable best efforts to seek to ensure that Wanda consults both AMC and the Seller in connection with the proposed exercise of its rights under the registration rights agreement dated 23 December 2013, in each case with a view to ensuring an orderly market in AMC shares and orderly sell downs of AMC shares.

18.                               FURTHER ASSURANCES

Each of the parties shall from time to time upon request from any other party do or procure the doing of all acts and/or execute or procure insofar as each is reasonably able the execution of all such documents and in a form reasonably satisfactory to the party concerned for the purpose of transferring to the Purchaser the Seller Shares and otherwise giving the other parties the full benefit of this Agreement.

19.                               ENTIRE AGREEMENT

19.1                        This Agreement (and other documents referred to in this Agreement) constitutes the whole and only agreement between the parties relating to the subject matter of this Agreement and supersedes any prior agreement (whether oral or written) relating to the Proposed Transaction.

19.2                        Each party acknowledges that in entering into this Agreement it is not relying on any pre-contractual statement which is not set out in this Agreement and/or the other documents referred to in this Agreement, and each party unconditionally and irrevocably waives any claims, rights or remedies which any of them might otherwise have had in relation to any pre-contractual statement.

19.3                        For the purposes of this clause 19, “pre-contractual statement” means any draft, agreement, undertaking, representation, warranty, promise, assurance, covenant, indemnity, commitment or arrangement of any nature whatsoever, whether or not in writing, relating to the subject matter of this Agreement made or given by any person at any time prior to the date of this Agreement.

19.4                        It is expressly acknowledged and agreed by each party that:

(a)                                 no party shall have any claim or remedy in respect of any pre-contractual statement made by or on behalf of the other party (or any of its Representatives) in relation to the Proposed Transaction which is not expressly set out in this Agreement and/or the other documents referred to in this Agreement;

(b)                                 any terms or conditions implied by law in any jurisdiction in relation to the Proposed Transaction are excluded to the fullest extent permitted by law or, if incapable of exclusion, any right or remedies in relation to them are irrevocably waived; and

(c)                                  except for any liability in respect of a breach of this Agreement, no party (or any of its Representatives) shall owe any duty of care or have any liability in tort or otherwise to the other party (or its respective Representatives) in relation to the Proposed Transaction.

19.5                        Nothing in this clause 19 shall limit the liability of any party in the case of fraud, fraudulent misrepresentation or fraudulent concealment.

20.                               VARIATIONS

This Agreement may be amended or waived in any manner whatsoever by agreement in writing between the Purchaser and the Seller, provided that any amendment prior to

Completion which purports to vary or amend the Management Consideration must be approved in writing by each of the Management Shareholders.

21.                               REMEDIES AND WAIVER

21.1                        No delay or omission by any party to this Agreement in exercising any right, power or remedy provided by law or under this Agreement shall:

(a)                                 affect that right, power or remedy; or

(b)                                 operate as a waiver of it.

21.2                        The single or partial exercise of any right, power or remedy provided by law or under this Agreement shall not, unless otherwise expressly stated, preclude any other or further exercise of it or the exercise of any other right, power or remedy.

21.3                        The rights, powers and remedies provided in this Agreement are cumulative and not exclusive of any rights, powers and remedies provided by law, unless the contrary is expressly stated in this Agreement.

21.4                        The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement requiring a party to sell, purchase, make payment, deliver any document or take any action in connection with the sale and purchase of the shares contemplated hereunder (the “Share Purchase Obligations”) were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, each of the parties shall be entitled to seek, and the other parties shall not object to such party seeking, specific performance of the Share Purchase Obligations hereof, including an injunction or injunctions to prevent breaches of the Share Purchase Obligations, this being in addition to any other remedy to which such party is entitled at law or in equity.  Each of the parties hereby further waives: (a) any defence in any action for specific performance that a remedy at law would be adequate; and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

22.                               INVALIDITY

If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect under the law of any jurisdiction:

(a)                                 the validity, legality and enforceability under the law of that jurisdiction of any other provision; and

(b)                                 the validity, legality and enforceability under the law of any other jurisdiction of that or any other provision,

shall not be affected or impaired in any way.

23.                               NOTICES

23.1                        Any notice, demand or other communication given or made under or in connection with the matters contemplated by this Agreement (including service of documents in relation to any Proceedings, consent to accept service by any of Gibson Dunn & Crutcher LLP, Osborne Clarke LLP and Pinsent Masons LLP for and on behalf of the respective Parties being hereby given) shall be in writing and shall be delivered by hand or by courier or sent by email or prepaid first class post (air mail if posted to or from a place outside the United Kingdom):

In the case of the Seller:

Monterey Capital III S.à r.l.

1-3 Boulevard De La Foire L-1526 Luxembourg

Email: Gerard.Maitrejean@dentons.com

Attention: Gérard Maîtrejean

Copy to:

Terra Firma Capital Partners limited

2 More London Riverside

London

SE1 2AP

United Kingdom

Email: Julie.Williamson@terrafirma.com

Email: William.Burnand@terrafirma.com

Attention: Julie Williamson and William Burnand

Gibson Dunn & Crutcher

Telephone House

2-4 Temple Avenue

London

EC4Y 0HB

United Kingdom

Email: nstacey@gibsondunn.com

Attention: Nigel Stacey

In the case of the Company or SubCo to:

Odeon and UCI Cinemas Holdings Limited

St Albans House, 57-59 Haymarket, London, SW1Y 4QX

Email: mway@odeonuk.com

Attention: Mark Way

Copy to:

Gibson Dunn & Crutcher

Telephone House

2-4 Temple Avenue

London

EC4Y 0HB

United Kingdom

Email: nstacey@gibsondunn.com

Attention: Nigel Stacey

In the case of any Management Shareholder to his address or email address as set out in Schedule 1 with a copy to:

Osborne Clarke LLP

One London Wall

London EC2Y 5EB

United Kingdom

Email: greg.leyshon@osborneclarke.com

Attention: Greg Leyshon

In the case of the Purchaser or the Purchaser Guarantor to:

One AMC Way
11500 Ash Street
Leawood KS66211
United States of America

Email: kconnor@amctheatres.com
Attention: General Counsel

Copy to:

Pinsent Masons LLP

30 Crown Place

Earl Street

London

N16 7UX

Email: tom.leman@pinsentmasons.com

Attention: Tom Leman

and shall be deemed to have been duly given or made as follows:

(a)                                 if delivered by hand or by courier, upon delivery at the address of the relevant party;

(b)                                 if sent by first class post, two (2) Business Days after the date of posting;

(c)                                  if sent by air mail, two (2) Business Days after the date of posting; and

(d)                                 if sent by electronic mail/electronic communication when actually received by the intended recipient in readable form,

provided that if, in accordance with the above provisions, any such notice, demand or other communication would otherwise be deemed to be given or made after 5.00 p.m., such notice, demand or other communication shall be deemed to be given or made at 9.00 a.m. on the next Business Day.

23.2                        A party may notify the other party to this Agreement of a change to its name, relevant addressee, address or fax number for the purposes of clause 23.1, provided that such notification shall only be effective:

(a)                                 on the date specified in the notification as the date on which the change is to take place; or

(b)                                 if no date is specified or the date specified is less than five (5) Business Days after the date on which notice is given, the date falling five (5) Business Days after notice of any such change has been given.

24.                               LANGUAGE

Each notice, demand, request, statement, instrument, certificate or other communication under or in connection with this Agreement shall be in English.

25.                               SET-OFF AND WITHHOLDINGS

25.1                        Save as expressly provided in this Agreement, no party will be entitled to assert new credit, set-off or counterclaim against any other party in order to justify withholding payment of any amount owed in connection with this Agreement in whole or in part.

25.2                        Save as provided in clauses 6.2(b) and 6.2(e), any amount payable by any party to another party shall be made in full and free from any deduction or withholding whatsoever.

26.                               COUNTERPARTS

This Agreement may be executed in any number of counterparts, which together shall constitute one agreement. Any party may enter into this Agreement by executing a counterpart and this Agreement shall not take effect until it has been executed by all parties.

27.                               GOVERNING LAW AND JURISDICTION

27.1                        This Agreement and any dispute, controversy, proceeding or claim of whatever nature arising out of or in any way relating to this Agreement or its formation (including any non-contractual disputes or claims) shall be governed by and construed in accordance with English law.

27.2                        Each of the parties irrevocably agrees that the courts of England shall have exclusive jurisdiction to hear and decide any suit, action or proceedings (“Proceedings”), which may arise out of or in connection with this Agreement or its formation and, for these purposes, each party irrevocably submits to the jurisdiction of the courts of England.

28.                               THIRD PARTY RIGHTS

28.1                        Except as expressly provided in this Agreement (including without limitation clause 6.2(e) and clause 17.4), no person (other than the parties to this Agreement) who is given any rights or benefits under this Agreement (a “Third Party”) shall be entitled to enforce any of those rights or benefits against the parties in accordance with the Contracts (Rights of Third Parties) Act 1999.

28.2                        The parties may amend, vary or terminate this Agreement in such a way as may affect any rights or benefits of any Third Party which are directly enforceable against the parties under the Contracts (Rights of Third Parties) Act 1999 without the consent of such Third Party.

28.3                        Any Third Party entitled pursuant to the Contracts (Rights of Third Parties) Act 1999 to enforce any rights or benefits conferred on it by this Agreement may not veto any amendment, variation or termination of this Agreement which is proposed by the parties and which may affect the rights or benefits of the Third Party.

AS WITNESS whereof, this Agreement has been executed on the date first above written.

SCHEDULE 1

Management Shareholders

(1) Management Shareholder	(2) Address	(3) Email	(4) Number / Class of SubCo Shares
Paul Donovan	The Long House, Fyfield Wick, Oxon OX13 5ND	pdonovan@odeonuk.com	1,257 B Shares

Mark Way	17 Old Harpenden Road, St Albans, Hertfordshire AL3 6AX	mway@odeonuk.com	1,257 C Shares

Ian Shepherd	227 Woodstock Road, Oxford OX2 7AD	ishepherd@odeonuk.com	1,257 D Shares

SCHEDULE 2

Action Pending Completion

1.                                      alter or propose to alter the share capital of any Target Company or the rights attaching to any shares in any Target Company (including creating, repaying, redeeming or granting any options over any share or loan capital of a Target Company or agreeing to do any of those things);

2.                                      allot, issue or sell any shares or other securities (including rights convertible into shares or other securities) of any Target Company to any person other than the Seller;

3.                                      permit or propose any material change to the articles of association of any Target Company;

4.                                      make or propose to make any dividends or other distributions except where contemplated either by this Agreement or by an existing employee incentive plan of any Target Company;

5.                                      sell or acquire any Material Group Asset or any Material Group Company or grant any option, right of pre-emption or create any other Encumbrance in respect of the same, or incur any material obligations or material liabilities;

6.                                      acquire, or agree to acquire, any share or other interest in any company, partnership or other venture, any assets, properties, interests or businesses having a value (i) in excess of £1,000,000 individually or £2,500,000 in the aggregate

7.                                      merge or consolidate with a corporate body or any other person or enter into a demerger transaction or participate in any other type of corporate reconstruction;

8.                                      pass any resolution or file any petition for winding up by any Target Company or make any arrangement with its or their creditors generally or make any application for an administration order or for the appointment of a receiver or administrator;

9.                                      establish or close any branch, agency, trading establishment or business;

10.                               other than in the ordinary course of business, deal in any way (including the acquisition or disposal, whether outright or by way of licence or otherwise howsoever) with material intellectual property, save for the conduct of ongoing applications for registration of such material intellectual property;

11.                               make any material change to the nature of the business of any Target Company or the jurisdiction from which each Target Company is managed and controlled;

12.                               enter into any new, or materially vary the terms of any existing, long-term incentive plan scheme or vary or make any binding decisions on any of the material terms of employment of any employees who are a party to any of the existing long-term incentive plan schemes;

13.                               appoint any person as a director;

14.                               establish any pension scheme or implement any material variation to any pension scheme of any Target Company;

15.                               in any way dispose of or acquire the whole or part of any properties whether freehold or leasehold including granting or varying any assignments, sub-leases or licenses to use or occupy (save for concessionaires or any other licenses to use or occupy granted in the ordinary course of business);

16.                               apply for any material licence, consent or approval under or in relation to any head lease or materially vary any head lease that any of the Properties are held under;

17.                               settle any material rent review in respect of any rent payable by any Target Company in respect of any leasehold Properties;

18.                               serve any material notice under any lease that any of the Properties are held under;

19.                               make any change to (a) the auditors; (b) the accounting reference date; or (c) the accounting policies, bases or methods from those set out in the accounts and the accountant’s report, other than as recommended by the auditors, of any Target Company;

20.                               other than where expressly contemplated by this Agreement, enter into or vary any transaction or arrangement with, or for the benefit of, any of its directors or shareholders or any other person who is a connected person of any of its directors or shareholders;

21.                               enter into any transaction or make any payment other than on an arm’s length basis;

22.                               enter into a material contract or arrangement other than in the ordinary and usual course of business or which may result in any material change in the nature or scope of the operations of the Target Group;

23.                               materially amend, or agree to materially amend, the terms of its material borrowing or indebtedness in the nature of borrowing or create, incur or agree to create or incur, material borrowing or indebtedness in the nature of borrowing (except pursuant to facilities disclosed in the Disclosure Letter where the borrowing or indebtedness in the nature of borrowing does not exceed the amount available to be drawn by the Target Company under those facilities);

24.                               enter into any, or amend the terms of any existing, incorporated or unincorporated partnership, joint venture or consortium agreement;

25.                               save as disclosed in the Capex Plan dated 9 May 2016 in Folder 4.3.5 of the Data Room, incur any capital expenditure with a value of £1,000,000 (including obligations under hire purchase and leasing arrangements);

26.                               give an indemnity or guarantee other than in the ordinary course of business;

27.                               mortgage or charge or permit the creation of or suffer to subsist any mortgage or fixed or floating charge, lien (other than a lien arising by operation of law) or other encumbrance over the whole or any part of the undertaking, property or assets of any Target Company;

28.                               otherwise than in the ordinary course of business, make any loan or give any credit or acquire any loan capital of any corporate body (wherever incorporated);

29.                               commence or threaten to commence any legal or arbitration proceedings or compromise or settle litigation or arbitration proceedings or any action, demand, or dispute which has a value in excess of £1,000,000 or waive a right in relation to litigation or arbitration proceedings;

30.                               engage in any activities involving:

(a)                                 the publication of newspapers or periodicals consisting substantially of news and comment on current affairs, including the publication of such newspapers or periodicals on the internet;

(b)                                 transmitting, re-transmitting or relaying a broadcasting service;

(c)                                  providing any programme material consisting substantially of news and comment on current affairs to a broadcasting service; or

(d)                                 making available on an electronic communications network any written, audio-visual or photographic material, consisting substantially of news and comment on current affairs, that is under the editorial control of the undertaking making available such material, and for the purposes of this paragraph 30, references to a “broadcasting service” means a service which comprises a compilation of programme material of any description and which is transmitted, relayed or distributed by means of an electronic communications network, directly or indirectly for simultaneous or near-simultaneous reception by the general public, whether that material is actually received or not, and where the programmes are provided in a pre-scheduled and linear order, but does not include: (i) a service provided in a non-linear manner where each user of the service chooses a programme from a catalogue of programmes; or (ii) other audio and audiovisual services provided by way of the internet; or

31.                               enter into any legally binding agreement to do any of the above.

SCHEDULE 3

Completion Statement

AMC (UK) Acquisition Limited
AMC The Great Northern Unit 2
253 Deansgate
Manchester M3 4EN
United Kingdom

[•] 201[•]

We refer to the sale and purchase agreement dated [•] July 2016 by and among Monterey Capital III S.à r.l., Odeon and UCI Cinemas Holdings Limited, Odeon and UCI Cinemas Group Limited, the Management Shareholders, AMC (UK) Acquisition Limited and AMC Entertainment Holdings, Inc. Terms defined in such agreement have the same meanings where used herein. We hereby notify you as follows:

1.              The Completion Date shall be [•] 201[•].

2.              Set out below are our good faith determinations of the following matters and of the sums payable by you at Completion:

Junior Cash	£[•]
LTIP Payment

Employee Transaction Bonuses	£[•]

Costs and expenses as referred to in clause 5.15	£[•]

Transaction Fees (divided between advisory fees and other costs and specifying fees which have been paid since the Locked Box Date and the fees which remain unpaid and which the Purchaser will be obliged to fund at Completion)

£[•]

Aggregate variance resulting from amounts stated above to those stated in the EV to Equity Bridge spreadsheet in the agreed form	£[•]

Gross Equity Value (revised)	£[•]

Senior Cash	£[•]
LTIP Payment

Management Consideration	£[•]

Net Equity Value	£[•]

Equity Amount	£[•]

Number of Consideration Shares	[•]

Accordingly, the aggregate of the amounts to be paid by you at Completion pursuant to the clauses referred to below are as follows:

clause 6.2(a)	£[•]

clause 6.2(b)	£[•]

clause 6.2(c)	£[•]

clause 6.2(d)	£[•]

clause 6.2(e)	£[•]

clause 6.2(f)	£[•]

and the number of Consideration Shares to be issued by AMC is [•].

3.              The bases of calculation of the above are set out in Appendix 1 to this letter.

4.              The Senior Cash LTIP Payment, the Junior Cash LTIP Payment and the Employee Transaction Bonuses (together with all employee or employer’s national insurance contributions or other Tax payable thereon) shall be allocated among the employees and former employees of the Target Group in accordance with Appendix 2 to this letter.

Yours faithfully

For and on behalf of
Monterey Capital III S.à r.l.

SCHEDULE 4

Lock-Up Arrangements

Part A

1.                                      Warranties and Covenants

The Seller warrants and covenants to AMC as follows:

(a)                                 the Seller acknowledges that it has conducted an independent investigation of the financial condition, results of operations, assets, liabilities, properties, and projected operations of AMC, and in making its determination to proceed with the transactions contemplated hereby, the Seller has relied on the results of such investigation and the representations and warranties of AMC set forth herein. Without limiting the foregoing, the Seller acknowledges that AMC has not made any representation or warranty, express or implied, as to the accuracy or completeness of any memoranda, charts, summaries, presentations, or schedules heretofore made available by AMC to the Seller or any other information which is not included in this Agreement. The Seller further acknowledges and agrees that any cost estimates, forecasts, projections, or other predictions or forward-looking information that may have been provided to the Seller were prepared for internal planning purposes only and are not representations or warranties of AMC, and no assurances may be given that any estimated, forecasted, projected, or predicted results will be achieved;

(b)                                 the Seller is not a “U.S. person” as that term is used in Regulation S of the Securities Act and the Consideration Shares to be received by the Seller will be acquired for investment for the Seller’s own account, not as a nominee or agent for any unrelated third party, and, except as contemplated by the Agreement, not with a view to the resale or distribution (as such term is defined in the Securities Act) of any part thereof to any U.S. person or to any unrelated third party, and, except as contemplated by the Agreement, the Seller has no present intention of selling, granting any participation in, or otherwise distributing the same to any unrelated third party;

(c)                                  the Seller understands that the Consideration Shares it is acquiring are characterized as “restricted securities” under the United States securities laws inasmuch as they are being acquired from AMC in a transaction not involving a public offering and that under such laws and applicable regulations such securities may not be resold without registration or an applicable exemption under the Securities Act and applicable state securities laws, except in certain limited circumstances. The Seller understands that the Consideration Shares will bear all necessary and appropriate legends reflecting such limitations and acknowledging the resale restrictions of this Agreement. The Seller warrants that it is familiar with Securities Act and the rules and regulations thereunder, as presently in effect, and understands the resale limitations imposed thereby. The Seller agrees that the Consideration Shares may not be sold, assigned or otherwise transferred or disposed of except pursuant to a registration statement under the Securities Act or pursuant to an exemption under the Securities Act.  The Seller will not engage in any hedging transactions with respect to AMC common stock except in compliance with all applicable securities laws; and

(d)                                 AMC shall not be required and may refuse to register the transfer of any Consideration Shares not made in accordance with this Agreement and this Schedule 4.

2.                                      Restrictions

The Seller agrees with AMC that, except as provided below, it will not directly or indirectly:

(a)                                 for a period of six (6) months from Completion, dispose of any of the Consideration Shares (the “First Lock-Up”); and

(b)                                 for a period of twelve (12) months from Completion, the Seller shall not dispose of in excess of fifty (50) per cent of the Consideration Shares (the “Second Lock-Up”).

“Disposal” includes (i) any deposit of Consideration Shares into a voting trust or entering into a voting agreement or providing a proxy (except pursuant to a solicitation by AMC), consent, or power of attorney with respect to the Consideration Shares, and (ii) any offer, sale, contract to sell, grant or sale of options over, purchase of any option or contract to sell, transfer, charge, pledge, grant of any right or warrant to purchase or otherwise transfer, lend, or dispose of, directly or indirectly, any Consideration Shares or any securities convertible into or exercisable or exchangeable for Consideration Shares or the entry into of any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of Consideration Shares, whether any such transaction described above is to be settled by delivery of Consideration Shares or such other securities, in cash or otherwise or any other disposal or agreement to dispose of any Consideration Shares or any announcement or other publication of the intention to do any of the foregoing and “dispose” shall be construed accordingly.

3.                                      Exceptions

3.1                               (General exceptions) The restrictions contained in paragraph 2 shall not apply to any of the following:

(a)                                 any Disposal notified in writing in advance to AMC and to which AMC gives its prior consent in writing in its sole discretion;

(b)                                 (i) an acceptance of a general or tender offer for AMC’s shares; or (ii) the provision of an irrevocable undertaking to accept such an offer;

(c)                                  any Disposal pursuant to a transaction approved by the board of directors of AMC in which all holders of AMC common stock are entitled to participate in the same manner;

(d)                                 any Disposal pursuant to any offer by AMC to purchase its own shares which is made on identical terms to all holders of shares the same class;

(e)                                  any Disposal of rights to new shares of AMC common stock to be issued by AMC to all holders of shares of AMC common stock by way of rights issue, in order to enable the Seller to raise funds through such Disposal to permit a cashless exercise of the balance of such rights;

(f)                                   any Disposal of any shares of AMC common stock other than the Consideration Shares acquired after Completion on the open market and disposed of in accordance with applicable law;

(g)                                  any Disposal required by law or by any regulatory authority; and

(h)                                 any Disposal in accordance with any order made by a court of competent jurisdiction.

3.2                               (Intra-Group Transfers) The restrictions contained in paragraph 2 above shall not prevent any title to or interest in any Consideration Shares being disposed of by the Seller to its ultimate holding company, fund or similar entity or any of its subsidiaries or subsidiary undertakings, or to any subsidiary or subsidiary undertaking of its ultimate holding company, fund or similar entity provided that:

(a)                                 such transferee is not a “U.S. person” as such term is used in Regulation S under the Securities Act and such transfer is otherwise in compliance with all applicable securities laws;

(b)                                 prior to the making of any Disposal pursuant to this paragraph 3.2, the transferee shall have agreed to be bound by the provisions of clauses 17.10 to 17.22 and the restrictions of this Schedule 4 as if it were the transferor, by the execution and delivery to AMC of a deed of adherence in the form set out in Part B of this Schedule 4; and

(c)                                  if any such transferee ceases to be an entity described in this paragraph 3.2, any such interest in any Consideration Shares will, prior to such cessation, be transferred to either:

(i)                                     the Seller; or

(ii)                                  another permitted transferee of the Seller who falls within this paragraph 3.2 and has executed and delivered to AMC a deed of adherence in the form set out in Part B of this Schedule 4.

3.3                               (Wanda disposals) If Wanda disposes of ten (10) per cent. or more of its aggregate economic interest in AMC stock in the period prior to expiry of the First Lock-Up, the restriction set out in paragraph 2(a) and paragraph 2(b) above shall cease to apply. If Wanda disposes of ten (10) per cent. or more of its aggregate economic interest in AMC stock in the period after the expiry of the First Lock-up and prior to expiry of the Second Lock-Up, the restriction set out in paragraph 2(b) above shall cease to apply.

Part B
Deed of Adherence

This Deed of Adherence is made on [insert date] by [insert name of covenantor] of [insert address] (the “Covenantor”) in favour of AMC and is supplemental to the provisions of the Share Purchase Agreement dated [•] July 2016 (the “SPA”).

Now this Deed witnesses as follows:

1.              The Covenantor hereby confirms that it has been supplied with a copy of the SPA and Schedule 4 to the SPA and hereby undertakes with AMC to observe, perform and be bound by Schedule 4 and by all the terms contained in clause 17 of the SPA.

2.              This Deed shall be governed by and construed in accordance with English law.

In witness whereof this Deed has been executed by the Covenantor as a deed on the date stated at the beginning of this Deed.

SIGNED as a DEED by	)
)
)
in the presence of:	)
Name
Address

Position

Signed by Gérard Maîtrejean	)
for and on behalf of	)
MONTEREY CAPITAL III S.À R.L.	)	/s/ Gérard Maîtrejean
	)	Authorised signatory

Signed by Paul Donovan	)
for and on behalf of	)
ODEON AND UCI CINEMAS HOLDINGS LIMITED	)	/s/ Paul Donovan
	)	Director

Signed by Paul Donovan	)
for and on behalf of	)
ODEON AND UCI CINEMAS GROUP LIMITED	)	/s/ Paul Donovan
	)	Director

Signed by	)
PAUL DONOVAN	)
	)	/s/ Paul Donovan
)

Signed by	)
MARK WAY	)
	)	/s/ Mark Way
)

Signed by	)
IAN SHEPHERD	)
	)	/s/ Ian Shepherd
)

EXECUTION PAGE TO SHARE PURCHASE AGREEMENT

Signed by Adam Aron	)
for and on behalf of	)
AMC (UK) ACQUISITION LIMITED	)	/s/ Adam Aron
)

Signed by Adam Aron	)
for and on behalf of	)
AMC ENTERTAINMENT HOLDINGS, INC.	)	/s/ Adam Aron
)

EXECUTION PAGE TO SHARE PURCHASE AGREEMENT

EXECUTION VERSION

Dated 12 July 2016

PAUL DONOVAN, MARK WAY and IAN SHEPHERD

— and —

AMC (UK) ACQUISITION LIMITED

MANAGEMENT WARRANTY DEED

in relation to Odeon & UCI Cinemas Holdings Limited and its Subsidiaries

GIBSON, DUNN & CRUTCHER LLP

Telephone House
2-4 Temple Avenue, London EC4Y 0HB
020 7071 4000         020 7071 4244  Fax
Ref:  238198 / 68622.00001/

2

THIS DEED is made on 12 July 2016

BETWEEN:

(1)                                 PAUL DONOVAN of The Long House, Fyfield Wick, Oxon OX13 5ND;

(2)                                 MARK WAY of 17 Old Harpenden Road, St Albans, Hertfordshire AL3 6AX;

(3)                                 IAN SHEPHERD of 227 Woodstock Road, Oxford OX2 7AD (and each of Paul Donovan, Mark Way and Ian Shepherd, together, the “Management Shareholders” and each a “Management Shareholder”); and

(4)                                 AMC (UK) ACQUISITION LIMITED, a company registered in England and Wales with registered number 10246724, whose registered office is at AMC The Great Northern Unit 2, 253 Deansgate, Manchester M3 4EN (the “Purchaser”).

RECITALS

(A)                               The Purchaser has agreed to purchase the entire issued share capital of the Company (as defined below) on the terms and conditions of the Share Purchase Agreement (as defined below).

(B)                               Pursuant to the Share Purchase Agreement, the Management Shareholders have agreed to give various warranties to the Purchaser relating to the Target Group on the terms set out in this Deed.

1.                                      INTERPRETATION

1.1                               In this Deed, defined terms used in the Share Purchase Agreement have the same meaning herein, unless otherwise defined herein, and the following words, expressions and abbreviations have the following meanings, unless the context otherwise requires:

“Accounts” means the consolidated financial statements of the Company, prepared in accordance with Applicable Law, dated as at 31 December 2013, 31 December 2014 and as at 31 December 2015;

“Accounts Date” means 31 December 2015;

“Affiliates” in relation to any person means any entity over which that person has control, any controller of that entity or any other entity which is controlled by the same person as controls the first entity;

“Amended Property Summaries” means the eight property summaries in respect of the Properties organised by country provided in Data Room folders 7.1.1 (England and Wales), 7.1.2 (Germany), 7.1.3 (Ireland), 7.1.4 (Italy), 7.1.5 (Spain), 7.1.6 (Portugal), 7.1.7 (Austria) and 7.1.8 (Scotland) as if the columns relating to the following subject matter were deleted:

(a)                                 the actual floor area measurements or square footage of any of the Properties;

3

(b)                                 the number of seats at any of the Properties;

(c)                                  any rental value or variable rent estimates in respect of any of the Properties;

(d)                                 any estimated rates or estimated service charges in respect of any of the Properties; or

(e)                                  any property taxes in respect of any of the Properties located in Germany, Austria, Italy, Spain or Portugal;

“Anti-Bribery Laws” means any law, rule, regulation, or other legally binding measure of any jurisdiction that relates to bribery or corruption, including the Bribery Act 2010, the Foreign Corrupt Practices Act of 1977 (as amended by the Foreign Corrupt Practices Act Amendments of 1988 and 1998) and the OECD Anti-Bribery Convention, to the extent applicable to the relevant person or company;

“Antitrust Laws” means any statute, law, ordinance, rule or regulation designed to prohibit, restrict or regulate actions for the purpose or effect of monopolisation, restraining trade or competition or abusing a dominant position or relative or superior market power in any jurisdiction in which any member of the Target Group is incorporated or conducts operations;

“Applicable Law” means any of the following, to the extent that it applies to this Deed in any relevant jurisdiction within which any member of the Target Group, is incorporated or operates: (a) any statute, regulation, by-law, legislation, ordinance or subordinate legislation in force from time to time, (b) the common law and the law of equity, (c) any applicable civil or criminal code, (d) any binding court order, judgment or decree, (e) any applicable industry code, policy or standard enforceable by law, and (f) any applicable direction, policy, requirement, rule or order that is given by a regulatory authority that is enforceable by law;

“Bonds” means the £300,000,000 9.0 per cent senior secured notes due 2018 and the €200,000,000 senior secured floating rate notes due 2018, in each case issued by Odeon & UCI Finco plc pursuant to an indenture dated 24 May 2011 governed by the laws of New York as amended or amended and restated from time to time and entered into between Odeon & UCI Finco plc as the issuer and The Bank of New York Mellon as trustee;

“Claim” means any claim made against the Management Shareholders (or any of them) for a breach of any of the Warranties including any Warranty Claim and any Tax Claim;

“Company” means Odeon and UCI Cinemas Holdings Limited, a company incorporated in England and Wales with registered number 06170611, whose registered office is at St Albans House, 57-59 Haymarket, London SW1Y 4QX;

“Covered Person” means any person who was, at any time prior to the Completion Date, an employee, director, officer, advisor or agent of the Seller, any Related Person of the Seller or any member of the Target Group;

“Data Room” means the virtual data room created and maintained by the Company for the purposes of facilitating the due diligence of the Target Group in connection

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with the Proposed Transaction operated by RR Donnelley as at 21:27 (UK time) on 22 June 2016, the contents of which are listed in the Data Room index in the agreed form and which will be contained on a DVD to be provided to the Purchaser within three (3) Business Days of the date of this Deed;

“DCDAs” means the Digital Cinema Deployment Agreements, as described in Document 6.5.5 of the Data Room Index;

“Defined Benefit Pension Schemes” means the ABC Cinemas Limited Pension Scheme, the Optima 2 Pension Scheme and the UCI Ireland Scheme;

“Digital Systems Deployment Agreements” or “DSDAs” means the documents set out in section 6.5 of the Data Room and the documents listed at Item B of the ‘Black Box Index’ set out in Schedule 3 of the Disclosure Letter;

“Disclosed” means fairly disclosed in such manner and with sufficient details to enable the Purchaser to identify the nature and scope of the matter so disclosed;

“Disclosure Letter” means the disclosure letter dated on the date of this Deed together with all attachments thereto addressed by the Management Shareholders to the Purchaser which discloses certain exceptions to the Warranties, and which shall include certain highly commercially sensitive information, documentation and agreements relating to the Target Group which have been made available to the Purchaser at the offices of Gibson, Dunn & Crutcher LLP, 2-4 Temple Avenue, London EC4Y 0HB on or before the date of this Deed and which are listed in the Data Room index in the agreed form;

“Division” means each and any of the Target Group businesses operated in (i) the UK and Ireland, (ii) Spain and Portugal, (iii) Germany and Austria or (iv) Italy;

“Employees” means a director, consultant or officer (whether or not employed by the Target Group) or employee of the Target Group at the date of this deed;

“Environment” means the natural and man-made environment including all or any of the following media, namely air (including the air within buildings or other natural or man-made structures above or below ground), water (including surface or ground water, water in pipe, drainage or sewerage systems or natural or manmade conveyance) or land (including sediment), ecological systems and any living organisms supported by those media (including human beings);

“Environmental Consent” means any permit, licence, authorisation, approval, registration, exemption or consent required at any time under or in relation to Environmental Laws;

“Environmental Laws” means all applicable international, European Union, national, state, federal, regional or local laws (including common law, statute law, civil, criminal and administrative laws), together with all subordinate legislation and codes of practice, including without limitation guidance notes, circulars, decisions, regulations, orders, consent orders and decrees, directives and judgments, of any relevant jurisdiction which are in force at the date of this Deed insofar as they relate or apply to Environmental Matters concerning the Target Group and/or the Properties;

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“Environmental Matters” means all matters relating to the pollution, protection, restoration or remediation of, or prevention of harm or damage to, the Environment (including without limitation energy efficiency and asbestos) or the protection of health and safety, including any (i) contamination, (ii) any Hazardous Materials, packaging, noise, vibration, radiation, odour, nuisance or interference with the use or enjoyment of land or the erection or occupation or use of any man made or natural structures above or below ground (iii) matters related to workplace or public safety, and (vi) other such matters arising out of the use and exploitation of any environmental or natural resource or Hazardous Materials;

“Existing Facilities” means the RCF, the Bonds, the Shareholder Loan Notes, the Shareholder Loan and any other Financial Debt identified in or referred to in the VDD Reports;

“Financial Debt” means borrowings and indebtedness in the nature of borrowing (including by way of acceptance credits, discounting or similar facilities, loan stocks, bonds, debentures, notes, overdrafts or any other similar arrangements the purpose of which is to raise money) owed to any entity;

“Hazardous Materials” means any natural or artificial material, substance or article (whether solid, liquid, gas, noise, ion, vapour, electromagnetic or radiation, and whether alone or in combination with any other substance) which is capable of causing harm to or having a deleterious effect on the Environment;

“Intellectual Property” means patents, trademarks, service marks, logos, get-up, trade names, internet domain names, rights in designs, copyright (including rights in computer software) and moral rights, database rights, semi-conductor topography rights, utility models, rights in know-how and other intellectual property rights, in each case whether registered or unregistered and including applications for registration, and all rights or forms of protection having equivalent or similar effect anywhere in the world;

“Inter-Company Trading Debt” means all amounts owed, outstanding or accrued, including any VAT arising on such amounts, as between any Target Companies in respect of inter-company trading activity and the provision of services, facilities and benefits between them and intra-group loans;

“IT Systems” means all plant, equipment, hardware, firmware, systems, devices, communication links, storage media, networking equipment and components which contain, form part of or are controlled or monitored by computer systems, microprocessors or software together with all computer software and all related object and source codes and databases and which are material to the business operations of any of the Divisions;

“Key Employee(s)” means each of those employees and consultants who are members of the executive committee of the Target Group (being, as at the date of this Deed, the Management Shareholders, Peter Groom, Juan Antonio Gomez, John Donnelly, Kathryn Pritchard, Duncan Reynolds, Javier Fernandez, Jens Heinze, Andrea Stratta and Stefano Salvischiani) and Andy Alker and Kirsten Lawton;

“Key Properties” means each of the Properties listed in Schedule 3;

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“Legal Counsel” means Gibson, Dunn & Crutcher LLP as legal counsel as to English law and Gibson, Dunn & Crutcher LLP (Munich) as legal counsel as to German law, Verusio e Cosmelli Mazzoni e Associati as legal counsel as to Italian law, Heaman-Dunn Law Office as legal counsel as to Austrian law, Antràs Advocats Associats as legal counsel as to Spanish law, Cuatrecasas, Gonçalves Pereira LLP as legal counsel as to Portuguese and Spanish law, Garrigues Abogados as legal counsel as to Spanish law, Mason Hayes & Curran as legal counsel as to Irish law, Walker Morris LLP as legal counsel as to English law and Dickson Minto as legal counsel as to Scottish law;

“Losses” means all losses, liabilities, costs (including without limitation legal costs and experts’ and consultants’ fees), charges, expenses, actions, proceedings, claims, demands, shortfall, damage, deficiency or breach;

“LTIP Documentation” means the articles of association of SubCo and the other documentation pursuant to which the Management Shareholders are entitled to receive the Management Consideration, in each case as attached to the Disclosure Letter;

“Management Accounts” means the consolidated management accounts of the Target Group for the period from 1 January 2016 to 30 April 2016 which are contained in Folder 2.2 of the Data Room;

“Material Adverse Change” means any event, circumstance, effect, occurrence or state of affairs or any combination of them existing or occurring during the period commencing on the Locked-Box Date and ending on the date of this Deed which is, or is reasonably likely to be, materially adverse to the business, financial condition or prospects of the Target Group taken as a whole;

“Material Agreement” means, other than the leases or agreements for lease relating to the Properties or any employment contracts, any agreement or arrangement that a Target Company is party to and pursuant to which the Target Group has an annual revenue or cost in excess of £500,000 or €700,000 (as applicable), excluding the DSDAs and agreements or arrangements to which Digital Cinema Media Limited are party;

“Material Financial Debt” means any Financial Debt in excess of £1,000,000;

“Pension Schemes” means the ABC Cinemas Limited Pension Scheme, the Optima 2 Pension Scheme, the Odeon Cinemas Stakeholder Pension Scheme with Royal London and the UCI Ireland Scheme, the Mario Negri Fund, Antonio Pastore Fund (provided by the national collective bargaining agreement applied to dirigenti) and the Byblos Fund (provided by the national collective bargaining agreement applied to all the employees other than dirigenti);

“Properties” means the freehold and leasehold interests of the Target Group, particulars of which are set out in Folder 7 of the Data Room;

“Relevant Benefits” means any pension (including an annuity), lump sum or gratuity given or to be given on retirement or on death, or by virtue of a pension sharing order or provision, or in anticipation of retirement, or, in connection with past service, after retirement or death;

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“Returns” has the meaning given in paragraph 11.7 of Schedule 1;

“Seller’s Group” means the Seller and its group undertakings (excluding the Target Companies) from time to time;

“Share Purchase Agreement” means the share purchase agreement entered into on the date of this Deed between, inter alia, the Purchaser, the Seller and the Management Shareholders;

“STIP Documentation” means the documents and agreements relating to the Short Term Incentive Plan arrangements implemented by the Target Group with respect to annual bonuses payable to Employees of the Target Group;

“Subsidiaries” means the subsidiaries (as defined at clause 1.4) of the Company in the group structure diagram in the Data Room at Folder 1.2, and “Subsidiary” means any one of them;

“Target Company” means any member of the Target Group, and “Target Companies” means all or any of them;

“Target Group” means the Company and its Subsidiaries;

“Target Group Senior Management” means (i) the Key Employees and Sara Donlevy, (ii) Neil Williams, Debbie Rebbeck, Peter Ford, Samantha Barr, Ben Richardson, Derek Nolan, Ken Taylor, Martin Waller, Gino Casciani and Andy Edge (being the UK and Ireland management team reporting directly to the Managing Director of the UK, Duncan Reynolds), and (iii) Bernd Ehlhardt, Claas Eimer, Jan Gloeckner, Nicholas Morris, Knuth Schultchen, Klaus Voss, Gergor Freund, Manel Falcón, Manel Nuñez, Raul Cabrera, Javier Hoyos, Eva Vallés, Gianluca Pantano, Davide Luca Ostoni, Francesco Mandelli, Giovanni Plano, Massimiliano Carbonari and Fabio Brugnoli (being those individuals outside the UK and Ireland who report directly to the Key Employees (excluding Andy Alker and Kirsten Lawton);

“Tax” or “Taxation” means all forms of taxation and statutory, governmental, state, federal, provincial, local, government or municipal charges, duties, imposts, contributions, levies, withholdings or liabilities wherever chargeable and whether of the United Kingdom or any other jurisdiction (including, for the avoidance of doubt, National Insurance contributions in the United Kingdom and corresponding obligations elsewhere) and any penalty, fine, surcharge, or interest, relating to it;

“Taxation Authority” means any local, municipal, governmental, state, federal or fiscal, revenue, customs or excise authority, body, agency or official anywhere in the world having or purporting to have power or authority in relation to Tax;

“Tax Claim” means any Claim in respect of paragraph 12 of Schedule 1;

“Tax Lien” means any claim against any asset of the Target Group by any Taxation Authority in respect of any unpaid Taxation;

“Tax Relief” means any loss, relief, allowance, credit, exemption or set off for Taxation or any deduction in computing income, profits or gains for the purposes of

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Taxation and any right to a repayment of Taxation or to a payment in respect of Taxation;

“Taxation Statute” has the meaning given in the Management Tax Covenant;

“TCGA” means the Taxation of Chargeable Gains Act 1992 or any equivalent legislation or regulation in any jurisdiction in which the Target Group conducts operations;

“Temporary Properties” means any property or premises (other than property or premises at which the Group operates a cinema business) which the Group may from time to time occupy on the basis that the Target Group may vacate the same without liability in excess of £250,000;

“Trade Secrets” means trade secrets and other proprietary and confidential information that provides a Target Company with a competitive advantage and is maintained in confidence, including know how and rights in any jurisdiction to limit the use or disclosure thereof by any person;

“Transaction Documents” means this Deed, the Share Purchase Agreement, the Disclosure Letter and the Management Tax Covenant;

“Transfer Regulations” means the Transfer of Undertakings (Protection of Employment) Regulations 2006;

“TULR(C)A” means the Trade Union and Labour Relations (Consolidation) Act 1992;

“UK GAAP” means the generally accepted accounting practice in the United Kingdom and includes compliance with all Applicable Laws and all applicable accounting standards;

“VAT” means value added tax or equivalent tax in any other jurisdiction;

“VATA” means the Value Added Tax Act 1994 or any equivalent legislation or regulation in any jurisdiction in which the Target Group conducts operations;

“VDD Reports” means (a) the legal vendor due diligence report dated 24 February 2016 prepared by Legal Counsel, as updated with addendum (additional key property review) dated 15 June 2016 prepared by Legal Counsel; (b) the financial vendor due diligence report dated 24 February 2016 prepared by KPMG LLP; (c) the commercial vendor due diligence report dated 12 February 2016 prepared by PricewaterhouseCoopers LLP, (d) the taxation vendor due diligence report dated 24 February 2016 prepared by KPMG LLP, (e) the pensions vendor due diligence report dated 24 February 2016 prepared by KPMG LLP, and (f) the information systems vendor due diligence report dated 24 February 2016 prepared by KPMG LLP, each in relation to the Target Group for the purpose of the Proposed Transaction;

“Warranty” means a statement contained in Schedule 1, and “Warranties” means all or any of those statements;

“Warranty Claim” means any Claim other than a Tax Claim;

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“Warranty & Indemnity Insurance” means the warranty and indemnity insurance policy, in the agreed form, in respect of the Warranties as issued to the Purchaser on or about the date of this Deed at the cost of the Purchaser; and

“Warranty & Indemnity Insurers” means certain underwriters at Lloyd’s of London, Axis Specialty Europe SE, International Insurance Company of Hannover SE UK Branch, and Markel International Insurance Company Limited being the underwriter of the Warranty & Indemnity Insurance.

1.2                               The headings in this Deed are inserted for ease of reference only and shall not affect the construction or interpretation of this Deed. Without prejudice to the generality of the foregoing, a Warranty contained under one heading may relate to matters in respect of the subject of any other heading.

1.3                               References to one gender include all genders and references to the singular include the plural and vice versa.

1.4                               References to:

(a)                                 a document in the “agreed form” is a reference to that document in the form approved and for the purposes of identification signed by or on behalf of each party;

(b)                                 a “person” shall be construed so as to include any individual, firm, company, corporation, body corporate, government, state or agency of a state, local or municipal authority or government body or any joint venture, association or partnership (whether or not having separate legal personality);

(c)                                  a “company” include any corporation or other body corporate, wherever and however incorporated or established;

(d)                                 a “body corporate” shall have the meaning given in section 1173 of the Companies Act 2006;

(e)                                  a “subsidiary” shall have the meaning given to it at section 1159 of the Companies Act 2006;

(f)                                   a “wholly-owned subsidiary” shall have the meaning given in section 1159 of the Companies Act 2006; and

(g)                                  a “group undertaking” shall have the meaning given in section 1162 of the Companies Act 2006.

1.5                               References to this Deed shall include any Recitals and Schedules to it and references to clauses, paragraphs and Schedules are to clauses, paragraphs and Schedules to, this Deed unless specified otherwise.

1.6                               References to any document (including this Deed), or to a provision in a document, shall be construed as a reference to such document or provision as amended, supplemented, modified, restated or novated from time to time.

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1.7                               References to any English legal term or statute shall, in respect of any jurisdiction other than England, be construed as references to the term, concept or statute which most nearly corresponds to it in that jurisdiction.

1.8                               Reference to a “day” (including within the phrase “Business Day”) shall mean a period of twenty-four (24) hours from midnight to midnight.

1.9                               References to times are to time in London, United Kingdom.

1.10                        The words “including”, “include”, “in particular” and words of similar effect shall not be deemed to limit the general effect of the words that precede them.

1.11                        References to “£” are to the lawful currency of the United Kingdom of Great Britain and Northern Ireland.  References to “€” are to the lawful currency of the European Monetary Union.

1.12                        References to a statute or statutory provision include:

(a)                                 that statute or provision as from time to time modified or re-enacted whether before or (except as specifically provided otherwise) after the date of this Deed;

(b)                                 any past statute or statutory provision (as from time to time modified or re-enacted) which such statute or statutory provision has directly or indirectly replaced; and

(c)                                  any subordinate legislation made from time to time under that statute or statutory provision.

1.13                        Any statement in this Deed qualified by the expression “so far as the Management Shareholders are aware” or any similar expression shall be deemed to refer to the actual knowledge and belief of the Management Shareholders as at the date of this Deed having made reasonable enquiries of each other Management Shareholder, Duncan Reynolds, Andrea Stratta, Juan Antonio Gomez and Jens Heinze, and in relation to the particular Warranties referred to in column 1 of Schedule 2, the persons set out in column 2 of Schedule 2, but such expression does not include constructive or imputed knowledge nor does it include any actual, constructive or imputed knowledge of any adviser or agent of the Management Shareholders.  The Management Shareholders undertake to the Purchaser that they have made such reasonable enquiries on or before the date of this Deed.

1.14                        Any statement in this Deed which refers to the knowledge of the Purchaser or is expressed to be “so far as the Purchaser is aware” or any similar expression shall be deemed to refer to the actual knowledge of Adam Aron, Craig Ramsey, Kevin Connor and Mark McDonald and does not include constructive or imputed knowledge nor does it include any actual, constructive or imputed knowledge of any adviser or agent of the Purchaser.

1.15                        The obligations of each Management Shareholder under this Deed are entered into individually by that Management Shareholder on his behalf and are made severally and separate from any obligation entered into by any other Management Shareholder.

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No Claim may be made against any Management Shareholder in respect of any breach of this Deed by any other Management Shareholder.

2.                                      WARRANTIES

2.1                               Subject to the terms of this Deed, in consideration for the Purchaser entering into and complying with its obligations under the Share Purchase Agreement, each Management Shareholder warrants to the Purchaser, so far as the Management Shareholder is aware, as at the date of this Deed on the terms of the Warranties.

2.2                               The Purchaser shall not be entitled to bring proceedings in respect of any Claim unless all Management Shareholders are joined in such action and the Purchaser shall not release, vary or compound the liability of any one of the Management Shareholders under or pursuant to this Deed without offering to release, vary or compound the liability of all other Management Shareholders to the same extent.

2.3                               The Warranties are separate and independent and (except as expressly otherwise provided) no Warranty shall be limited by reference to any other Warranty.

2.4                               The liability of the Management Shareholders under the Warranties shall be limited if and to the extent that the limitations referred to in clause 3 apply under this Deed.

3.                                      LIMITATIONS

3.1                               Save in the event of fraud, fraudulent misrepresentation or fraudulent concealment, the Management Shareholders shall not be liable for any single Claim or series of related Claims arising from substantially the same facts or circumstances unless the amount of the liability pursuant to that single Claim or series of related Claims arising from substantially the same facts or circumstances exceeds £250,000 (in which case the Purchaser shall be able to seek recovery for the whole amount of such related Claims and not merely the excess).

3.2                               The Management Shareholders shall not be liable in respect of any Claim unless and until the aggregate amount of all Claims (other than those excluded by clause 3.1) in respect of which the Management Shareholders are actually liable exceeds £2,500,000 (excluding interest, costs and expenses), in which case the Purchaser shall be entitled to recover only the amount by which such Claims exceed £2,500,000.

3.3                               Save in the event of fraud, fraudulent misrepresentation or fraudulent concealment, the aggregate liability of each Management Shareholder in respect of any and all Claims shall not exceed the amount set out against his name in column (2) below:

(1) Management Shareholder	(2) Limit on aggregate liability	(3) Due Proportion
Paul Donovan	An amount equal to 25% of the Management Consideration due to Paul Donovan in accordance with the Share Purchase Agreement	50%

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Mark Way	An amount equal to 25% of the Management Consideration due to Mark Way in accordance with the Share Purchase Agreement	25%

Ian Shepherd	An amount equal to 25% of the Management Consideration due to Ian Shepherd in accordance with the Share Purchase Agreement	25%

and the Purchaser’s sole remedy in respect of all and any Claims shall be to obtain payment from the Management Escrow Account save where an amount has been released therefrom in circumstances where the Purchaser has failed in respect of a Notified Claim (as defined in the Share Purchaser Agreement) to provide a written opinion of Queen’s Counsel in accordance with the provisions of clause 3.5 of the Share Purchase Agreement and the Purchaser subsequently pursues the Notified Claim.

3.4                               Without prejudice to the caps on liability set out at clause 3.3, the liability of each of the Management Shareholders for and in respect of any Claim shall be several and shall be limited to and shall not exceed such Management Shareholder’s Due Proportion of the Claim. For the purpose of this clause 3.4, “Due Proportion” shall mean, as regards each Management Shareholder, that proportion set against his name in column (3) of the table in clause 3.3.

3.5                               The Management Shareholders shall not be liable for any breach of the Warranties unless a written notice has been sent to the Management Shareholders giving notice of the relevant facts and setting out the Purchaser’s bona fide estimate of the alleged loss and the Warranty or Warranties which are alleged to have been breached on or before the date which is twelve (12) months from the Completion Date provided that any Claim which is validly made shall be deemed to have been withdrawn and shall no longer be enforceable on the expiry of nine (9) months from the date of notice of such Claim unless proceedings in respect of it have been issued and served against the Management Shareholders prior to the expiry of such period.

3.6                               The Management Shareholders shall not be liable for any Claim if and to the extent that the fact, matter, event or circumstance giving rise to such Claim is: (a) Disclosed in any Transaction Document or in any of the VDD Reports or any documents contained in the Data Room, save that (i) for the purposes of Warranty 8.9 the Digital System Deployment Agreements, and (ii) for the purposes of Warranty 4.1, the VDD Reports, shall not be deemed to be Disclosed; or (b) specifically provided for or specifically disclosed in the Accounts or the Locked-Box Accounts.

3.7                               The Management Shareholders shall not be liable for any Claim to the extent that it would not have arisen but for, or has been increased as a result of, any voluntary act, omission or transaction carried out:

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(a)                                 after Completion, by the Purchaser or any member of the Purchaser Group (or its respective directors or employees or agents or successors in title or any of its Affiliates) (save that this exclusion shall not apply where such act, omission or transaction was carried out or effected by the Purchaser or any member of the Purchaser Group (or its respective directors or employees or agents or successors in title or any of its Affiliates) pursuant to a legally binding commitment of the Target Group created on or before Completion or at the written direction or written request of the Management Shareholders); or

(b)                                 before Completion, by any member of the Seller’s Group or any Target Company at the written direction or written request or with the written approval of the Purchaser or any member of the Purchaser Group.

3.8                               The Management Shareholders shall not be liable for any Claim to the extent that it would not have arisen but for, or has been increased as a result of, any change in any Applicable Law or any accounting policy of the Target Group.

3.9                               The Purchaser shall procure that all reasonable steps as are permitted by Applicable Law are taken in order to mitigate any Losses which it may suffer in consequence of any breach by the Management Shareholders of the terms of this Deed or any fact, matter, event or circumstance likely to give rise to a Claim.

3.10                        The Management Shareholders shall not be liable in respect of any Claim to the extent that recovery in respect of such Claim is made under any policy of insurance of the Target Group.

3.11                        The Purchaser shall not be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity more than once in respect of any one Loss, or in respect of the same circumstances which give rise to more than one Claim.

3.12                        The Management Shareholders shall not be liable in respect of any Claim to the extent that the Purchaser is aware as at the date of this Deed of such a Claim.

3.13                        Each Management Shareholder acknowledges and agrees that the Warranties are given by them to the Purchaser in connection with the transactions contemplated by the Share Purchase Agreement, pursuant to which (amongst other things) the Purchaser is:

(a)                                 purchasing all of the issued share capital of the Company; and

(b)                                 procuring the full or partial repayment of the Shareholder Loan Amount by the relevant Target Companies,

and accordingly damages recoverable by the Purchaser as a result of a breach of the Warranties will be assessed by reference to the Gross Equity Value payable by the Purchaser (and not, for the avoidance of doubt, merely by reference to the Management Consideration).

3.14                        The parties agree that the Purchaser’s sole right of recovery (if any) in excess of the cap on liability specified in clause 3.3 in respect of any and all Claims shall be under the Warranty & Indemnity Insurance (save in the case of fraud, fraudulent misrepresentation or fraudulent concealment) and that in accordance with the terms of

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the W&I Insurance Policy the attachment point is £5,000,000 such that the Purchaser shall not be entitled to recover under the W&I Insurance Policy until Claims exceed £5,000,000.

3.15                        The parties acknowledge and agree that the Purchaser has secured Warranty & Indemnity Insurance for the benefit of the Purchaser and/or a member of the Purchaser Group (the “Insured Parties”).  So as not to affect the insurable interest of the Purchaser under the Warranty & Indemnity Insurance, the parties agree that the existence of the Warranty & Indemnity Insurance shall not affect the liability of the Management Shareholders under this Deed.  However, subject to clause 3.14, the Purchaser hereby acknowledges and agrees that the Management Shareholders shall (save in the case of fraud, fraudulent misrepresentation or fraudulent concealment) not be required (whether in contract, tort or otherwise) to make a payment by way of discharge of their liability for any Losses suffered or incurred by any of the Insured Parties arising as a result of a breach by the Management Shareholders of any of the Warranties in excess of the amount set out in clause 3.3, whether as a result of any of the Insured Parties being unable to recover any such losses from the Warranty & Indemnity Insurers or otherwise.

3.16                        The Purchaser shall not be entitled to make any Claim and the Management Shareholders shall have no liability in connection with the Warranties unless and until Completion actually occurs.

3.17                        Where any of the Warranties:

(a)                                 set out in paragraphs 17 and 18 of Schedule 1 (excluding paragraph 18.5 of Schedule 1) requires it to be established whether any act, omission or other matter or thing is material (or such other cognate expressions or concepts) in relation to the Properties or the business carried out at the Properties, including as to the impact or effect of any such act, omission or other matter or thing on the title to or use or enjoyment of the Properties or the business carried out at the Properties, such Warranties shall be construed on the basis that the materiality of such impact or effect as aforesaid shall be considered separately in relation to each of:

(i)                                     any individual Property affected and the business carried out at such Property alone; and

(ii)                                  all or any number of the Properties and the businesses carried out at the Properties;

(b)                                 other than those set out in paragraphs 3, 4, 8, 9 (excluding 9.10), 12, 13.5, 14, 15, 16, 17 and 18 of Schedule 1, requires it to be established whether any act, omission or other matter or thing is material, then, in the absence of any express statement to the contrary, “material” shall mean any act, omission or other matter or thing that is a liability, a reduction in the value of an asset, a cost or loss of revenue of £500,000 or more.

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4.                                      ASSIGNMENT

4.1                               Except as provided in this clause 4, or unless the parties specifically agree in writing, no person shall assign, transfer, hold on trust or encumber all or any of its rights under this Deed nor grant, declare, create or dispose of any right or interest in any of them.  Any purported assignment in contravention of this clause 4 shall be void.

4.2                               The benefits arising under this Deed may be assigned in whole or in part by the Purchaser:

(a)                                 by way of security and/or charge for the benefit of:

(i)                                     any financial institution or other person lending money or making other credit facilities available to any member of the Purchaser Group or any Target Company (including the holders of any debt securities);

(ii)                                 any counterparty to a derivative transaction entered into by any member of the Purchaser Group or any Target Company; or

(iii)                              any facility or security agent, security trustee, arranger of finance, receiver or person fulfilling a similar or related role, as security for the obligations owed by any member of the Purchaser Group or any Target Company to such person, and any such beneficiary of security may assign all or any of those rights, as security for the obligations owed by any member of the Purchaser Group or any Target Company to such person, and any such beneficiary of security may assign all or any of those rights for the purpose of enforcing such security assignment or charge; or

(b)                                 to any member of the Purchaser’s Group (provided always that the Purchaser shall procure the re-transfer of any benefit so transferred to the Purchaser if any such member of the Purchaser’s Group ceases to be a member of the Purchaser’s Group).

4.3                               If an assignment is made in accordance with this clause 4, the liabilities of the Management Shareholders to the Purchaser under this Deed shall be no greater than such liabilities would have been if the assignment had not occurred.

5.                                      WARRANTY & INDEMNITY INSURANCE

5.1                               The Purchaser undertakes to ensure that, save in the case of fraud, fraudulent misrepresentation or fraudulent concealment by the Management Shareholders, the Warranty & Indemnity Insurance includes an express and irrevocable waiver of any rights of subrogation which the Warranty & Indemnity Insurers may otherwise have against the Management Shareholders, the Seller, any Related Person of the Management Shareholders or the Seller or any Covered Person.

5.2                               The Purchaser shall deliver to the Management Shareholders and the Seller a certified extract of the signed Warranty & Indemnity Insurance evidencing the terms of such waiver on or before the date of this Deed.  This clause 5.2 is provided for the benefit

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of the Seller and the Seller shall be entitled to enforce this clause 5.2 as if the Seller were a party to this Deed.

6.                                      CONFIDENTIALITY

6.1                               Subject to the terms of the Share Purchase Agreement, no party shall disclose the making of this Deed or its terms or the existence or the terms of any other agreement referred to in this Deed (except those matters set out in the announcement permitted pursuant to the terms of the Share Purchase Agreement) unless disclosure is:

(a)                                 to its professional advisers on a confidential basis;

(b)                                 in relation to information which has become generally known, other than by a party’s breach of any Transaction Document; or

(c)                                  required by Applicable Law or the rules and requirements of any regulatory body and disclosure shall then only be made by that party:

(i)                                     after it has taken all such steps as may be reasonable in the circumstances to agree to the contents of such announcement with the other party before making such announcement and provided that any such announcement shall be made only after notice to the other party; and

(ii)                                  to the person or persons and in the manner required by law or such regulatory body or as otherwise agreed between the parties.

6.2                               The restrictions contained in clause 6.1 shall apply without limit of time.

7.                                      COSTS

7.1                               Unless otherwise agreed between the parties, each of the parties shall bear its own costs in connection with this Deed, provided that (save in the case of fraud or fraudulent misrepresentation) any costs incurred by any of the Management Shareholders in connection with this Deed or any Claim made under this Deed shall be borne by the Target Group and the Purchaser undertakes (save in the case of fraud or fraudulent misrepresentation) to each of the Management Shareholders to procure that the Target Group shall indemnify and hold harmless each Management Shareholder for any costs incurred by any of the Management Shareholders in connection with this Deed or any Claim made under this Deed.  The indemnity granted pursuant to this clause 7.1 shall not extend to any matter which is not properly indemnifiable under Applicable Law.

8.                                      EFFECT OF COMPLETION

8.1                               The terms of this Deed (subject as specifically otherwise provided in this Deed) shall continue in force after and notwithstanding Completion and the remedies of the Purchaser in respect of any breach of any of the Warranties shall continue to subsist notwithstanding Completion.

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9.                                      ENTIRE AGREEMENT

9.1                               This Deed (and other documents referred to in this Deed) constitutes the whole and only agreement between the parties relating to the subject matter of this Deed and supersedes any prior agreement (whether oral or written)  in relation to the subject matter contained herein.

9.2                               Each party acknowledges that in entering into this Deed it is not relying on any pre-contractual statement which is not set out in this Deed (and/or the other documents referred to in this Deed), and each party unconditionally and irrevocably waives any claims, rights or remedies which any of them might otherwise have had in relation to any pre-contractual statement.

9.3                               For the purposes of this clause 9, “pre-contractual statement” means any draft, agreement, undertaking, representation, warranty, promise, assurance, covenant, indemnity, commitment or arrangement of any nature whatsoever, whether or not in writing, relating to the subject matter of this Deed made or given by any person at any time prior to the date of this Deed.

9.4                               It is expressly acknowledged and agreed by each party that:

(a)                                 no party shall have any claim or remedy in respect of any pre-contractual statement made by or on behalf of the other party (or any of its Representatives) in relation to the Proposed Transaction which is not expressly set out in this Deed (and/or the other documents referred to in this Deed);

(b)                                 any terms or conditions implied by law in any jurisdiction in relation to the Proposed Transaction are excluded to the fullest extent permitted by law or, if incapable of exclusion, any right or remedies in relation to them are irrevocably waived;

(c)                                  the only right or remedy of a party in relation to any provision of this Deed shall be for damages for breach of this Deed, and, for the avoidance of doubt, no party has any right to rescind or terminate this Deed either for breach of contract or for negligent or innocent misrepresentation or otherwise;

(d)                                 except for any liability in respect of a breach of this Deed, no party (or any of its Representatives) shall owe any duty of care or have any liability in tort or otherwise to the other parties (or their respective Representatives) in relation to the Proposed Transaction;

(e)                                  no party is entering into this Deed in consequence of or in reliance on any unlawful communication (as defined in section 30(1) of the Financial Services and Markets Act 2000) made by any party or any party’s Representatives;

(f)                                   except as expressly provided in this Deed, each party is entering into this Deed solely in reliance on its own commercial assessment and investigation of the Proposed Transaction and advice from its own Representatives; and

(g)                                  the other parties are entering into this Deed in reliance on the acknowledgements given in this clause 9.4.

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9.5                               Nothing in this clause 9 shall limit the liability of any party in the case of fraud, fraudulent misrepresentation or fraudulent concealment.

10.                               VARIATIONS

This Deed may be amended or waived in any manner whatsoever by agreement in writing between the Purchaser and each of the Management Shareholders.

11.                               REMEDIES AND WAIVER

11.1                        Without prejudice to the limitations set out in clause 3.3 of this Deed, no delay or omission by any party to this Deed in exercising any right, power or remedy provided by law or under this Deed shall:

(a)                                 affect that right, power or remedy; or

(b)                                 operate as a waiver of it.

11.2                        The single or partial exercise of any right, power or remedy provided by law or under this Deed shall not, unless otherwise expressly stated, preclude any other or further exercise of it or the exercise of any other right, power or remedy.

11.3                        The rights, powers and remedies provided in this Deed are cumulative and not exclusive of any rights, powers and remedies provided by law, unless the contrary is expressly stated in this Deed.

12.                               INVALIDITY

If any provision of this Deed is or becomes invalid, illegal or unenforceable in any respect under the law of any jurisdiction:

(a)                                 the validity, legality and enforceability under the law of that jurisdiction of any other provision; and

(b)                                 the validity, legality and enforceability under the law of any other jurisdiction of that or any other provision,

shall not be affected or impaired in any way.

13.                               LANGUAGE

13.1                        Each notice, demand, request, statement, instrument, certificate or other communication under or in connection with this Deed shall be:

(a)                                 in English; or

(b)                                 if not in English, accompanied by an English translation made by a translator, and certified by an officer of the party giving the notice to be accurate.

13.2                        The receiving party shall be entitled to assume the accuracy of and rely upon any English translation of any document provided pursuant to clause 13.1(b).

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14.                               SET-OFF

The Purchaser and the Target Group shall only be entitled at any time or times to set off, deduct or withhold any liability of the Management Shareholders under this Deed against any amount standing to the credit of the Management Escrow Account in accordance with clauses 3.4 to 3.8 of the Share Purchase Agreement, but not otherwise and subject always to clause 3.3 of this Deed.

15.                               COUNTERPARTS

15.1                        This Deed may be executed in any number of counterparts, which together shall constitute one agreement. Any party may enter into this Deed by executing a counterpart and this Deed shall not take effect until it has been executed by all parties.

16.                               GOVERNING LAW AND JURISDICTION

16.1                        This Deed is to be governed by and construed in accordance with the laws of England.  Any matter, claim or dispute arising out of or in connection with this Deed, whether contractual or non-contractual, is to be governed by and determined in accordance with the laws of England.

16.2                        Each of the parties irrevocably agrees that the courts of England shall have exclusive jurisdiction to hear and decide any suit, action or proceedings, and/or to settle any disputes, which may arise out of or in connection with this Deed or its formation and, for these purposes, each party irrevocably submits to the jurisdiction of the courts of England.

IN WITNESS whereof the parties hereto have executed this Deed as a deed and this intended is intended to be and is hereby delivered the day and year first above written.

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SCHEDULE 1

WARRANTIES

1.                                      THE COMPANY, THE SHARES AND THE SUBSIDIARIES

1.1                               The Company and each of the Subsidiaries are validly incorporated, in existence and duly registered under the laws of the countries of their incorporation and, so far as the Management Shareholders are aware, have been in continuous existence since incorporation.

1.2                               Other than any Encumbrance relating to the Existing Facilities (if applicable), there is no Encumbrance in relation to any of the Seller Shares or the SubCo Shares and no Target Company is under any obligation (whether actual or contingent) to sell, charge or otherwise dispose of any of the Seller Shares or the SubCo Shares or any interest therein to any person.

1.3                               Other than the Share Purchase Agreement, there is no agreement, arrangement or obligation requiring the creation, allotment, issue, sale, transfer, redemption or repayment of, or the grant to a person of the right (conditional or not) to require the allotment, issue, sale, transfer, redemption or repayment of, a share in the capital of the Company (including an option or right of pre-emption or conversion).

1.4                               The Company does not have any subsidiary undertakings other than the Subsidiaries.  Save as Disclosed in the VDD Reports, each of the Subsidiaries is a wholly-owned subsidiary of the Company and each of the shares of each such company has been properly allotted and issued and is fully paid or credited as fully paid.

1.5                               Other than any Encumbrance relating to the Existing Facilities (if applicable), there is no Encumbrance in relation to any of the shares or unissued shares in the capital of any of the Subsidiaries.  No Target Company is under any obligation (whether actual or contingent) to sell, charge or otherwise dispose of any shares in any of the Subsidiaries or any interest therein to any person.

1.6                               Other than the Share Purchase Agreement, there is no agreement, arrangement or obligation requiring the creation, allotment, issue, sale, transfer, redemption or repayment of, or the grant to a person of the right (conditional or not) to require the allotment, issue, sale, transfer, redemption or repayment of, a share in the capital of any of the Subsidiaries (including an option or right of pre-emption or conversion).

1.7                               Save as Disclosed in the VDD Reports, no Target Company owns any shares or stock in the capital of nor has any beneficial or other interest in any company or business organisation of whatever nature other than the Subsidiaries and no Target Company controls or takes part in the management of any other company or business organisation.

1.8                               Save as Disclosed in the VDD Reports, the Company does not have and no Subsidiary has any branch, division, agency, place of business, operation outside their respective countries of incorporation as set out in the group structure diagram in Folder 1.2 of the Data Room.

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2.                                      CONSTITUTION

2.1                               Each Target Company has the power to carry on its business as now conducted and, so far as the Management Shareholders are aware, the business of each Target Company has at all times been carried on intra vires.

2.2                               The Data Room contains true and complete copies of the articles of association or similar constitutional documents of each Target Company.

2.3                               Other than in the ordinary course of business to facilitate the efficient operation of certain immaterial administrative functions, no Target Company has executed any power of attorney or conferred on any person other than its directors, officers and employees any authority to enter into any transaction on behalf of or to bind any Target Company in any way and which power of attorney remains in force or was granted or conferred within the two (2) years prior to the date of this Deed.

2.4                               The statutory books of each Target Company are up to date, in the possession of the Target Group and are true and complete in all material respects in accordance with the relevant Applicable Law for each Target Company.

2.5                               So far as the Management Shareholders are aware, all resolutions, annual returns and other documents required to be delivered to the Registrar of Companies, other relevant company registry or other corporate authority in any jurisdiction have been properly prepared, taken and filed and were true and complete.

3.                                      ACCOUNTS

3.1                               The Accounts were prepared in accordance with Applicable Law and UK GAAP and give a true and fair view of the state of affairs of the Target Group as a whole and of its assets and liabilities as at the Accounts Date and of the profits and losses and income of the Target Group for the financial period ended on the Accounts Date.

3.2                               Since the Accounts Date:

(a)                                 there has been no Material Adverse Change;

(b)                                 the operation of each of the Target Companies has been carried on as a going concern in the ordinary and usual course of business;

(c)                                  no Target Company has declared, authorised, paid or made, any dividend or other distribution (whether in cash, stock or in kind) (except to another Target Company and except for any dividends provided for in the Accounts) nor has it reduced paid-up share capital;

(d)                                 no Target Company has issued or agreed to issue any share or loan capital or other similar interest (except to another Target Company);

(e)                                  no Target Company has entered into any material contract, arrangement or commitment which is not: (i) in the ordinary course of business; or (ii) on arm’s-length terms;

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(f)                                   no Target Company has acquired or disposed of, or agreed to acquire or dispose of, any one or more assets in a single transaction or series of connected transactions for a consideration in excess of £1,000,000; and

(g)                                  other than in relation to salary increases and short term incentive payments made in the ordinary course of business and in accordance with past practice and excluding temporary staffing at cinemas, no Target Company has made any changes in terms of employment or engagement of any director or Employees generally which taken together could increase the total staff costs of the Target Companies by more than £1,000,000 per annum.

3.3                               The books of account of each Target Company required to be kept by Applicable Law in any relevant jurisdiction in which the Target Group operates are materially up-to-date and have been maintained in accordance with those laws and, where applicable, relevant generally accepted accounting practices, in all material respects.

3.4                               The Accounts make provision or reserve for or disclose liabilities of the Target Group in accordance with the requirements of UK GAAP.

3.5                               No member of the Target Group is engaged in any financing (including the incurring of any borrowing or any indebtedness in the nature of acceptances or acceptance credits) of a type which would not be required to be shown or reflected in the Accounts.

3.6                               The accounting reference date of each member of the Target Group is, and during the last six years has always been, 31 December.

3.7                               The Management Accounts have been prepared on a consistent basis with the management accounts prepared for the two (2) years prior to the date of this Deed and with due care and attention and show with reasonable accuracy: (a) the state of affairs and profit or loss of the Target Group as at and for the period from the 1 January 2016 to 30 April 2016; and (b) the consolidated assets and liabilities of the Target Group as at 30 April 2016, but it is acknowledged that they are not prepared on a statutory basis.

4.                                      INFORMATION

4.1                               The Management Shareholders have carefully reviewed each of the VDD Reports and, so far as they are aware, each of the VDD Reports is accurate in all material respects as at the date of such VDD Reports.

4.2                               The Management Shareholders have carefully reviewed each of the VDD Reports and, so far as they are aware, each of the VDD Reports is not misleading as a result of any material omission as at the date of such VDD Report.

4.3                               The persons named in the second column of that table in Schedule 2 and Duncan Reynolds, Andrea Stratta, Juan Antonio Gomez and Jens Heinze are those key persons within the Target Group with managerial responsibility (or who report to those with managerial responsibility) for and relevant knowledge of the subject matter of the Warranties set out opposite their names in the first column of the table.

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5.                                      ASSETS

5.1                               Other than Encumbrances arising by operation of law or relating to the Existing Facilities and save as Disclosed in the VDD Reports, all the Material Group Assets included in the Accounts or acquired by a Target Company since the Accounts Date are legally and beneficially owned by a Target Company free from any Encumbrance.

5.2                               Each Material Group Asset owned by, or in respect of which a Target Company has a right of use, is in the possession or under the control of a Target Company.

6.                                      DEBT

6.1                               No Target Company has lent any money which is due to be repaid and, as at the date of this Deed, has not been repaid to it and no Target Company owns the benefit of any debt (whether trading or otherwise), in each case other than (a) Inter-Company Trading Debt; and (b) trade debts owed to suppliers arising in the ordinary course of its business.

6.2                               Save as Disclosed in the VDD Reports, no Target Company owes any Material Financial Debt other than: (a) Inter-Company Trading Debt; (b) amounts arising under or pursuant to the Existing Facilities; (c) amounts owed under operational financing leases set out in Folder 6.3 of the Data Room.

6.3                               No Material Financial Debt of any Target Company has become due and payable, or is capable of being declared due and payable, before its normal or originally stated maturity and no Target Company has received a written notice requiring any Material Financial Debt of any Target Company to be paid or repaid before its normal or originally stated maturity.

6.4                               No event of default or any other breach or other action by a Target Company which would entitle any person to call for early repayment of any Material Financial Debt of any Target Company or to enforce any security given by any Target Company in respect of any Material Financial Debt (or, in either case, any event or circumstance which with the giving of notice would constitute such default, breach or action) has occurred.

6.5                               The total amount of Financial Debt of each Target Company does not exceed any limitation on the borrowing power or capacity of such Target Company contained in any agreement, Applicable Law or document binding the Target Company.

6.6                               Save for the Bonds, all of the Material Financial Debt may be repaid by any Target Company at any time on no more than one month’s notice and without any premium or penalty.

6.7                               No lease or hire purchase contract which would be treated under UK GAAP as a finance or capital lease and which has been entered into by any member of the Target Group in respect of an asset or assets having an aggregate capital value of more than £500,000 or €700,000 (as applicable) is capable of termination as a result of the Transaction Documents being entered into or completed.

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7.                                      INSURANCE

7.1                               The Data Room contains an accurate list of each material insurance policy maintained by or covering a Target Company (together, the “Policies”). All premiums on the Policies have been duly and punctually paid and so far as the Management Shareholders are aware each of the Policies is enforceable and is not void or voidable. As far as the Management Shareholders are aware, there are no circumstances which might make any of the Policies void or voidable or enable any insurer to refuse payment of all or part of any claim under the Policies.

7.2                               Each Target Company has at all times in the three (3) years prior to the date of this Deed effected all insurance required by law and under its contractual operations.

7.3                               In the last three (3) years before the date of this Deed, no claim in excess of £250,000 has been made or is outstanding under any of the Policies and, so far as the Management Shareholders are aware, no matter exists which might give rise to a claim under any of the Policies exceeding £250,000.

8.                                      CONTRACTUAL MATTERS

8.1                               Save where the relevant Material Agreements are not in writing, true, complete and accurate copies of all Material Agreements have been disclosed in the Data Room.

8.2                               The only Material Agreements that are not in writing are those between a Target Company and the following suppliers:

(a)                                 Performing Rights Society;

(b)                                 the Department of Energy and Climate;

(c)                                  Altavia Recruitment Limited;

(d)                                 Acorn Recruitment Limited;

(e)                                  Robert Walters Limited.

8.3                               The Management Shareholders have no knowledge of the invalidity or unenforceability of, or a ground for termination, avoidance or repudiation of any Material Agreement.  No party to a Material Agreement has given written notice of its intention to terminate, or has sought to repudiate or disclaim that Material Agreement.

8.4                               No Target Company is and so far as the Management Shareholders are aware, no other party to a Material Agreement is in material breach of that Material Agreement and, so far as the Management Shareholders are aware, no matter exists which might give rise to such breach, in each case as would have or might reasonably be expected to have a material adverse effect on the operations or business of the Target Group.

8.5                               No Target Company is, and so far as the Management Shareholders are aware, no other party to a Material Agreement is, in breach of any Material Agreement which would have a material adverse effect on the operations or business of the Target Group and, so far as the Management Shareholders are aware, no matter exists which would or might reasonably be expected to give rise to such breach.

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8.6                               All Material Agreements entered into by the Target Group at any time in the past two (2) years have been entered into on an arm’s-length basis.

8.7                               All agreements between the Target Group and any Related Person of the Seller which have been entered into at any time in the past two (2) years, or earlier if still subsisting or pursuant to which the Target Group has continuing obligations or liabilities, have been entered into on an arms’ length basis.

8.8                               Save as Disclosed in the VDD Reports and the Data Room, there is not outstanding any guarantee, indemnity or suretyship given by or for the benefit of any Target Company which is material to the Target Group or the operations of the Target Group, taken as a whole.

8.9                               In respect of the DSDAs:

(a)                                 each of the DSDAs are agreements on terms that have substantively the same commercial and legal effect as described in Document 6.5.5 of the Data Room index;

(b)                                 so far as the Management Shareholders are aware, there are no facts or circumstances which would give rise to the ability of one or more third parties to terminate any of the DSDAs as a result of the transactions contemplated by the Transaction Documents; and

(c)                                  so far as the Management Shareholders are aware, there are no outstanding VPF refunds (as defined in Data Room document 6.5.5 in the Data Room) and no refunds are likely to be claimed by the Major Studios (as that term is defined in document 6.5.5 in the Data Room) under the terms of the DSDAs.

8.10                        So far as the Management Shareholders are aware, all invoices have been paid and the completion of the relevant notices have taken place relating to Performing Rights Society (PRS) for 2015 and 2016 to ensure that all premises in the UK are covered in respect of PRS as may be required under Applicable Law.

8.11                        So far as the Management Shareholders are aware, all licence fees payable to the UK Cinema Association in relation to Phonographic Performance Limited (PPL) have been paid and are up to date to ensure that all premises in the UK are covered in respect of PPL as may be required under Applicable Law.

9.                                      LITIGATION AND COMPLIANCE WITH LAW

9.1                               Details of all current, pending or threatened (in writing) litigation, arbitration, mediation or administrative or civil or criminal proceedings connected with any Target Company, its officers or any Property or land or asset now or in the previous five (5) years owned, occupied or used by any Target Company and which, if successful, is likely to or might reasonably be expected to result in a cost to the Target Group in excess of £250,000 are provided in Folder 13 of the Data Room, and, so far as the Management Shareholders are aware, there are no circumstances likely to give rise to any such litigation.

9.2                               During the last five (5) years, the Target Group has conducted its business in all material respects in accordance with Applicable Law.

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9.3                               So far as the Management Shareholders are aware, during the last five (5) years no Target Company is nor has been subject to any investigation, enquiry, disciplinary, regulatory or criminal proceeding (whether judicial, quasi-judicial or otherwise), including by any governmental or local authority, which is material to the operation of the Target Group’s business and, so far as the Management Shareholders are aware, prior to the last five (5) years no Target Company was subject to any such investigation, enquiry, disciplinary, regulatory or criminal proceeding and none is pending or threatened.

9.4                               During the last five (5) years, no Target Company is or has been a party to or concerned in any agreement, arrangement, understanding, concerted practice or for any conduct which constitutes a breach of Antitrust Laws in any jurisdiction in which a member of the Target Group is incorporated or conducts operations.

9.5                               So far as the Management Shareholders are aware, during the last five (5) years no Target Company nor any agreement, arrangements, understanding, concerted practice or conduct to which it is or has been a party is or has been subject to any investigation, inquiry, proceedings, litigation, order, regulation or decision made by any court or governmental authority (including any national competition authority and the European Commission) or the subject of any arbitration or mediation proceedings in connection with any actual, alleged or suspected infringement of any Antitrust Laws in any jurisdiction in which a member of the Target Group is incorporated or conducts operations.

9.6                               Save as Disclosed in the VDD Reports, no Target Company has during the last five (5) years received a written communication or request for information or other notice in relation to any aspect of its business from any court or governmental authority (including any national competition authority and the European Commission) or from any other person, body, agency or court under any Antitrust Laws in any jurisdiction in which the Target Group is incorporated or conducts operations and, so far as the Management Shareholders are aware, no such communication or request is currently expected.

9.7                               Save as Disclosed in the VDD Reports, no Target Company has during the last five (5) years given, nor is considering giving, any commitment, undertaking, assurance or similar to any national competition authority or the European Commission or any other person, body, agency or court in connection with the application of any Antitrust Laws.

9.8                               Save as Disclosed in the VDD Reports, no Target Company is or has during the last five (5) years been subject to any actual or potential restriction in its conduct as a result of any decision, judgment, order or announcement or similar issued or adopted by any person, body, agency or court or following any mediation or arbitration proceedings in connection with the application of any Antitrust Laws.

9.9                               Before the entry by any Target Company into any acquisition or joint venture during the last six (6) years, the Target Group has sought legal advice as to whether a merger notification was necessary in any jurisdiction and acted on this legal advice to the extent required, and subsequently the Target Group has not received any written notification from any national competition authority or the European Commission or any other person, body, agency or court, in connection with the application of any

27

Antitrust Laws, which alleges that any previous acquisitions by or joint ventures entered into by any Target Company in any such case undertaken in the six (6) years prior to the date of this Deed may be in breach of any relevant Antitrust Laws.

9.10                        Save as Disclosed in the VDD Reports, no Target Company has received any material state aid, rebates or other benefits or has any outstanding material obligations under the terms of any such state aid including any such state aid previously granted, and no Target Company has received any information or notice requiring that any such amounts granted in aid are due to be reduced or repaid.

10.                               ANTI-BRIBERY AND CORRUPTION

10.1                        So far as the Management Shareholders are aware, no Target Company is engaged in or has at any time in the last five (5) years been engaged in any activity, practice or conduct which would constitute an offence pursuant to, or would otherwise be a breach of, applicable Anti-Bribery Laws, nor, so far as the Management Shareholders are aware, has any person (including without limitation any director, officer, employee, agent or any other third party) who performs or has performed services for a Target Company bribed another person intending to obtain or retain business for a Target Company or an advantage in the conduct of business for a Target Company.

10.2                        During the past five (5) years, no Target Company has received any written notice alleging that such company or its directors, officers, employees, agents, or other persons who perform or have performed services on its behalf has violated any Anti-Bribery Laws, or that such company or its operations is or may be subject to any investigation, inquiry or enforcement proceedings related to Anti-Bribery Laws, nor have any such investigations, inquiries or proceedings been threatened in writing. Prior to the past five (5) years, so far as the Management Shareholders are aware, no such written notice has been received by any Target Company and no such investigations or proceedings were threatened in writing.

10.3                        During the past five (5) years, no Target Company has carried out any internal investigation, or made a voluntary disclosure to any governmental or regulatory authority, in relation to a violation of any Anti-Bribery Law.

11.                               INSOLVENCY

11.1                        No order has been made, petition presented or resolution passed for the winding up of any Target Company or for the appointment of a liquidator or a provisional liquidator to any Target Company.

11.2                        No Target Company has been nor is in administration and no step has been taken by any person to place any Target Company in administration.

11.3                        No administrator, receiver or administrative receiver has been appointed of the whole or part of any Target Company’s business or assets.

11.4                        No Target Company has made any voluntary arrangement with any of its creditors or is insolvent (including under Applicable Law) or unable to pay its debts as they fall due and no such arrangement has been proposed.

11.5                        No Target Company has suspended, threatened to suspend or announced an intention

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to suspend making payments on any of its debts, and no moratorium has been declared or has taken effect in respect of any indebtedness of any Target Company.

11.6                        No action is being taken by the Registrar of Companies to strike any Target Company off the register under sections 1000 to 1002 of the Companies Act 2006 and no equivalent action is being taken by any relevant company registry or other corporate authority in any jurisdiction in respect of any of the Subsidiaries.

12.                               TAXATION

12.1                        Each Target Company has paid by the relevant due date all Taxation which it is or has been liable to pay in the three (3) years prior to the date of this Deed and no Target Company is liable to pay any material penalty, fine, surcharge or interest in connection with such Taxation.

12.2                        All Taxation that is required under any Taxation Statute to have been deducted from any payments made within the three (3) years prior to the date of this Deed by any Target Company has been so deducted and all amounts due in respect thereof to be paid to the relevant Taxation Authority on or before the date of this Deed have been paid by the relevant due date.

12.3                        The Data Room contains true, complete and accurate particulars of any instalments of corporation tax paid by, or apportioned to, each Target Company for the accounting period beginning immediately after the Accounts Date and the basis for calculating such instalments (including the basis upon which the total corporation tax liability for the accounting period was estimated).

12.4                        The Accounts make proper provision or reserve in accordance with generally accepted accounting principles for all Taxation for which the Target Group is accountable and, where such provision would be required by generally accepted accounting principles, deferred tax.

12.5                        So far as the Management Shareholders are aware, no Target Company is liable to make to any person (including any Taxation Authority) any payment in respect of any liability to Taxation which is primarily or directly chargeable against, or attributable to, any other person (other than another Target Company).

12.6                        So far as the Management Shareholders are aware, neither the execution nor completion of the Share Purchase Agreement, nor any other event since the Accounts Date, will result in the withdrawal, clawback or disallowance of any relief from Tax which was either claimed prior to the date of this Deed or which has been taken into account in the Accounts.

12.7                        So far as the Management Shareholders are aware, no transactions or arrangements entered into by any member of the Target Group or subsisting within the past four (4) years either (i) with each other, or (ii) with any member of the Seller’s Group are likely to be subject to any review by any Tax Authority under any transfer pricing regime or similar Applicable Laws, and no notice, enquiry or adjustments have been made by any Tax Authority in connection with any such transactions.

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12.8                        So far as the Management Shareholders are aware, there is no Tax Lien, whether imposed by any state, local or foreign Taxation Authority, outstanding against any of the assets or properties of any of the Target Companies.

12.9                        All notices, returns (including any land transaction returns), reports, accounts, computations, statements, assessments, claims, disclaimers, elections and registrations and any other necessary information (“Returns”) that have, or should have, been submitted by a Target Company to any Taxation Authority within the three (3) years prior to the date of this Deed were submitted within applicable time limits.  The Returns are complete and correct in all material respects and, so far as the Management Shareholders are aware, none of them are, the subject of any dispute with any Taxation Authority.  No enquiry, examination or audit of any of the Returns is in progress or, so far as the Management Shareholders are aware, is threatened.

12.10                 Each Target Company has prepared, kept and preserved sufficient and accurate records to enable it to make and complete Returns for Taxation purposes relating to accounting periods ended within the four (4) years prior to the date of this Deed and otherwise as required by law, and which comply with any computerised accounting system obligations prescribed by law.

12.11                 No employee or director or former employee or director (excluding the Management Shareholders) of a Target Company or any person associated with any of them holds or has within the last three (3) years held any shares or securities or options over or interests in any shares or securities of any Target Company.

12.12                 No payments or loans have been made to, nor any assets made available or transferred to any employee or former employee (or any associate of such employee or former employee) of any Target Company by an employee benefit trust.

12.13                 The Data Room contains details so far as they affect any member of the Target Group of all arrangements with any Taxation Authority that are not based on a strict application of the law relating to Taxation (other than published extra-statutory concessions, statements of practice and statements of a similar nature).  Each Target Company has complied with all requirements imposed in respect of any such arrangement.

12.14                 No Target Company has in the last three (3) years made a mandatory disclosure to a Tax Authority in respect of a transaction or a proposed transaction which enables any person to obtain a Tax advantage and, so far as the Management Shareholders are aware, no circumstances exist as at the date of this Deed which mean that a Target Company should have made such a disclosure but failed to do so.

12.15                 The Data Room contains full particulars of:

(a)                                 all groups and consolidated groups for Taxation purposes and fiscal unities of which each Target Company is, or has been, a member within the last three (3) years;

(b)                                 every agreement relating to the use of a group Tax Relief to which a Target Company is, or has been, a party within the last three (3) years; and

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(c)                                  any arrangements for the payment of group Taxation liabilities to which a Target Company has been party within the last three (3) years.

12.16                 Each Target Company is and, so far as the Management Shareholders are aware, has always (a) been resident only in its jurisdiction of incorporation for Taxation purposes and for the purposes of any double taxation agreement, and (b) not had any permanent establishment or taxable presence outside the jurisdiction of its incorporation.

12.17                 Each Target Company has, throughout the whole of the period beginning three (3) years before the Accounts Date and ending on the date hereof, been registered and been eligible to be registered for the purposes of any VAT.

12.18                 In the three (3) years prior to the date of this Deed, each Target Company has complied in all material respects with any VAT legislation.

12.19                 All supplies made by each Target Company are taxable supplies for VAT purposes where the relevant Target Company is located or registered in a jurisdiction that applies VAT.

12.20                 So far as the Management Shareholders are aware, there is no instrument to which any Target Company is a party and which is necessary to establish any Target Company’s title to any asset, which is liable to stamp duty or any transfer tax or duty and which has not been duly stamped.

12.21                 No Target Company has been a party to any transaction involving a claim to or filing with a Tax Authority for an exemption from stamp duty or stamp duty land tax within the three (3) years prior to the date of this Deed.

13.                               DIRECTORS AND EMPLOYEES

13.1                        The Data Room and/or the Disclosure Letter contains (and such documents are true, complete and accurate in all material respects in respect of these documents) or, as the case may be, the VDD Reports contain details of (and such details are true, complete and accurate in all material respects):

(a)                                 copies of all current contracts of employment or engagement of the Key Employees and the Target Group Senior Management;

(b)                                 copies of all settlement agreements entered into in the two (2) years prior to the date of this Deed with any members of the executive committee of the Target Group;

(c)                                  the pro forma terms of employment or engagement of all categories of Employees;

(d)                                 all staff handbooks, policies, procedures and company practices which create contractual obligations on the Target Group in respect of the terms of employment or engagement of any Employees;

(e)                                  details of the LTIP Documentation, the Junior Cash LTIP Documentation, the Senior Cash LTIP Documentation and the STIP Documentation;

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(f)                                   details of all material agreements which any Target Company has entered into, or is in the process of negotiating, with any trade union, works council or similar body representing Employees including agreements requiring information or consultation with such bodies (whether in accordance with Applicable Laws or otherwise) and any recognition and collective agreements entered into with such bodies;

(g)                                  details of current or pending claims made by:

(i)                                     any director of any Target Company; or

(ii)                                  any Employee (or groups of them) or other personnel or former director of any Target Company; or

(iii)                               any representative of any present or former Employee/s, worker/s and of any such claims which have been threatened and of any such claims which have been made or settled in the last twelve months and of any facts or matters in existence which can reasonably be foreseen as likely to give rise to any such claim, in each case in excess of £100,000 or €140,000; and

(h)                                 copies of any consultancy/sub-contractor or outsourcing agreements/arrangements the annual cost of which exceeds £100,000 or €140,000.

13.2                        Other than the schemes set out in the documents specified in Warranty 13.1(e) and any other arrangement specifically referred to in the Transaction Documents, the Target Group does not have any:

(a)                                 share incentive schemes, share option schemes or profit sharing incentive plans;

(b)                                 material liability (in the context of the Target Group as a whole) for any sale incentive plans, bonus, commission plans, other incentive plans or schemes or bonuses that will be payable as a result of the Transaction; or

(c)                                  sale incentive plans, bonus, commission plans or other incentive plans or schemes which apply to the Management Shareholders, Key Employees or Target Group Senior Management.

13.3                        Provided that the Purchaser shall (and shall procure that each member of the Target Group shall) comply with the terms of the Transaction Documents, neither the Purchaser nor any member of the Target Group shall have any further liability under the LTIP Documentation, the Junior Cash LTIP Documentation or the Senior Cash LTIP Documentation.

13.4                        The aggregate costs of the Target Group under the STIP Documentation in the three (3) years prior to the date of this Deed have been set out in the VDD Reports or have been Disclosed in the Disclosure Letter.

13.5                        In the six months prior to the date of this Deed:

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(a)                                 no Key Employee or member of the Target Group Senior Management has given or received notice terminating his or her employment contract and there are no proposals to terminate the employment of any such individuals; and

(b)                                 no material number (in the context of each Division), grade or category of Employee has given or received notice terminating their employment contracts and there are no proposals to terminate the employment of a material number, grade or category of Employee.

13.6                        Except as set out in the Disclosure Letter or the Share Purchase Agreement, no Target Company is liable to pay or provide any benefit to any of its officers or Employees or any sum whatsoever in connection with the sale of the Seller Shares.

13.7                        No Employee will be entitled as a result of or in connection with the sale of the Seller Shares to terminate his or her employment or engagement with a Target Company or to treat him or herself as being dismissed.

13.8                        There are no amounts owing or agreed to be loaned or advanced by any Target Company to any current or former Employee (other than amounts representing remuneration accrued due for the current pay period, accrued holiday pay for the current holiday year, in respect of season tickets for travel arrangements or for reimbursement of expenses).

13.9                        All salaries, wages, fees and other benefits (including any holiday pay due) of all Employees have, to the extent due, been paid or discharged in full together with all related payments to third party benefit providers and relevant authorities and there is no contractual or other obligation to increase or otherwise vary the remuneration payable to any Employee.

13.10                 So far as the Management Shareholders are aware, in the twelve (12) months prior to the date of this Deed, the Target Group has maintained adequate records in accordance with Applicable Law regarding the service of each Employee (including records of working time) which are current and accurate in all material respects.

13.11                 No Key Employee or member of the Target Group Senior Management has any current disciplinary sanction in force against him or her or is the subject of any current disciplinary investigation or procedure, and no such individual has brought a grievance or otherwise raised a complaint against any Target Company or any of its employees, officers or workers within the last two years.

13.12                 There are no outstanding offers of employment or engagement by any Target Company pursuant to which such individual would, from the date of their employment or engagement, become a member of the executive committee of the Target Group or for whom the annual cost of which would exceed £100,000 or EUR 140,000, and no person has accepted such an offer but not yet taken up the position accepted.

13.13                 No Target Company is engaged or involved in any trade dispute (as defined in section 218 of the TULR(C)A) with any Employee, trade union, staff association or any other body representing workers and no industrial action involving Employees is now occurring or threatened.

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13.14                 In the last twelve (12) months, no requests for recognition have been received by any Target Company and no requests to commence negotiations to reach an agreement have been received by any Target Company pursuant to the Information and Consultation of Employees Regulations 2004.

13.15                 No past or present Employee (or group of Employees) has any claim or right of action against any Target Company in excess of £100,000 which remains outstanding:

(i)                                     in respect of any accident or injury which is not fully covered by insurance; or

(j)                                    for breach of any contract of services or for services; or

(k)                                 arising out of or connected with his office or employment or the termination of his office or employment.

13.16                 No Target Company is party to, bound by or proposing to introduce in respect of any Employees any redundancy payment scheme in addition to statutory redundancy pay, nor is there any agreed procedure for redundancy selection.

13.17                 No Target Company has in the three (3) years prior to the date of this Deed been the subject of any enquiry or investigation by the Equality and Human Rights Commission (or equivalent body in such other jurisdictions) or any health and safety enforcement body in relation to any current or former Employee which might give rise to a material liability.

13.18                 The Target Group is in compliance with the provisions regulating the maximum threshold of fixed-term employment contracts established under Applicable Law in Italy and/or by collective bargaining agreements applicable in Italy.

13.19                 The Target Group has in place procedures designed to ensure that Employees who require permission to work in the United Kingdom (or in any other jurisdiction in which the Target Group operates) has current and appropriate permission to work in the United Kingdom (or such other applicable jurisdiction), and the Management Shareholders are not aware of any material non-compliance with such procedures.

13.20                 The Target Group has in place procedures designed to conduct the prescribed right to work checks applicable to Employees and to retain records of such checks, and the Management Shareholders are not aware of any material non-compliance with such procedures.

13.21                 So far as the Management Shareholders are aware, the Target Group is not subject to any on-going investigation by UK Visas and Immigration (or similar body in other jurisdictions) as to alleged illegal working or any other breach of its immigration duties and no material civil penalty in respect of illegal working has been imposed on any Target Company and/or remains outstanding.

13.22                 So far as the Management Shareholders are aware, all material information relating to any relevant transfer (as such term is defined in the Transfer Regulations) in the last twelve (12) months is in the Data Room at Folder 3.

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14.                               PENSIONS

14.1                        So far as the Management Shareholders are aware, all material information relating to the Pension Schemes has been included in the Data Room at Folder 10, including but not limited to the trust deed, rules and other documents containing the provisions currently governing the Pension Schemes (including all subsequent amendments), full particulars of the benefits and entitlements under the Pension Schemes and the contributions payable to the Pension Schemes.

14.2                        So far as the Management Shareholders are aware, the Pension Schemes have at all material times and in all material respects been duly administered in accordance with the provisions of their governing documentation and all Applicable Law.

14.3                        Other than the Defined Benefit Pension Schemes, so far as the Management Shareholders are aware, no Target Company is associated or connected with a person who participates or has participated as an employer in, or has been a party to, or has any obligation to fund or contribute to, any occupational pension scheme (as defined in section 1 of the Pension Schemes Act 1993) or under any equivalent provision under Irish law, in respect of any Pension Scheme governed by Irish law, other than a money purchase scheme (as defined in section 181 of the Pension Schemes Act 1993 or under any equivalent provision under Irish law in respect of any Pension Scheme governed by Irish law).  For the purposes of this paragraph, “connected” and “associated” are to be interpreted in accordance with sections 249 and 435 respectively of the Insolvency Act 1986.

14.4                        No Target Company has received a contribution notice or financial support direction from the Pensions Regulator or the Pensions Authority under Irish law.

14.5                        Other than the Pension Schemes and any state social security arrangements, no Target Company is or has ever been a party to any agreement or arrangement which provides Relevant Benefits for any person.

14.6                        Details of all employers participating in the Pension Schemes and their terms of participation have been Disclosed. There are no arrangements outstanding in relation to the making of any bulk transfer payment from or to the Pension Schemes.

14.7                        In respect of the ABC Cinemas Limited Pension Scheme and the Optima 2 Pension Scheme, the requirements of section 75 or 75A of the Pensions Act 1995 (as applicable as at the time of any “employment-cessation event”, as such term is defined in the Occupational Pension Schemes (Employer Debt) Regulations 2005) have been complied with and there are no outstanding debts under such provisions which remain unpaid.

14.8                        In respect of the Optima 2 Pension Scheme, the Deed of Amendment dated 16 October 2006 and the Deed of Amendment and Retirement of Trustee dated 6 December 2006 operate to validly amend the provisions of the Optima 2 Pension Scheme on the terms set out in those documents.

14.9                        All contributions which have fallen due for payment in the last three (3) years in respect of the Pension Schemes (including any social security contributions due (i) in respect of state-sponsored pension schemes applicable under each jurisdiction and (ii) to any supplementary pension funds applicable in Italy) have been paid.

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14.10                 So far as the Management Shareholders are aware, there are no claims or disputes in progress or threatened in relation to the Pension Schemes and so far as the Management Shareholders are aware, no circumstances exist which might give rise to any such claim or dispute.

14.11                 So far as the Management Shareholders are aware, no undertaking or assurance has been given to any of the Employees or former Employees as to the introduction, increase or improvement of any Relevant Benefits.

14.12                 No Employee of any Target Company has had his contract of employment transferred to such Target Company from another employer in circumstances where the Transfer Regulations applied.

15.                               INTELLECTUAL PROPERTY

15.1                        The registered Intellectual Property and applications for registration owned by or in the name of a Target Company are subsisting, all renewal and other fees in relation thereto have been paid, and none of them are, so far as the Management Shareholders are aware, subject to challenge, removal or surrender.  So far as the Management Shareholders are aware, there is nothing which may prevent any of the applications applied for in the name of any Target Company from being granted.

15.2                        Save for Intellectual Property licensed to any Target Company, the members of the Target Group are the sole legal and beneficial owners of all registered Intellectual Property which is used or required to be used in the Target Group’s business. All registered Intellectual Property owned by the Target Group is registered in or applied for in the name of a member of the Target Group.  The registered Intellectual Property material for carrying on the business of each Division owned by the Target Group is free from Encumbrances.

15.3                        The Target Group has the legally enforceable right (without the need to make any further material payment) to use all unregistered Intellectual Property material for the carrying on the business of each Division. No unregistered Intellectual Property material for carrying on the business of each Division that is owned by a Target Company is subject to any material Encumbrances.

15.4                        The licences which have been granted by or to any member of the Target Group relating to Intellectual Property which is material for the carrying on the Target Group’s business are set out in the Data Room. No Target Company is and so far as the Management Shareholders are aware, no other party is in material past or present breach of any such licences.

15.5                        So far as the Management Shareholders are aware:

(a)                                 the use and/or exploitation by any Target Company of any Intellectual Property material for the carrying on the business of each Division and/or the processes or methods employed, the business conducted and/or the services provided by each Target Company do not infringe and has not in the past three (3) years infringed the Intellectual Property of any other person;

(b)                                 no third party is infringing or misusing or threatening to infringe or misuse the

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Intellectual Property owned by or licensed to any Target Company;

15.6                        During the two (2) years prior to the date of this Deed, no proceedings, claims or complaints have been brought or threatened in writing by any third party or competent authority in relation to the registered Intellectual Property owned by or licensed to any Target Company or any unregistered Intellectual Property owned by any Target Company and material for the carrying on of the business of each Division.

15.7                        No Target Company is subject to any injunction, undertaking or court order or order of any other authority of competent jurisdiction not to use or restricting the use of any Intellectual Property.

15.8                        Each Target Company has taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of all material Trade Secrets, owned, used or held for use by each Target Company.

15.9                        The Target Group has the legally enforceable right (without the need to make any further material payment) to use the following systems (as more particularly described in the Disclosure Letter) without interruption for the purpose of carrying on the business of the Target Group: the Film Scheduling System; the royalty management system; the Odeon Solver system (Abast); and the ORCS retail reporting system.

15.10                 So far as the Management Shareholders are aware, in the three (3) years prior to the date of this Deed, no such persons have, or have made any claim to, any right, title or interest in or in respect to any material Intellectual Property of the Target Group or to any compensation or remuneration in relation to such Intellectual Property.

16.                               INFORMATION TECHNOLOGY AND DATA PROTECTION

16.1                        Copies or details of all material third party contracts under which the IT System is licensed, leased, supplied or maintained to, for or on behalf of the Target Group (the “IT Contracts”) have been disclosed in the Data Room at Folders 8, 16.6 and 16.7.

16.2                        The IT Systems are owned by, or validly licensed, leased or supplied under IT Contracts to, a Target Company, and the relevant Target Company is not and so far as the Management Shareholders are aware, no other party is (i) in material breach of and/or (ii) in default under any of the IT Contracts to the extent that such default would materially adversely affect the business of the Target Group.

16.3                        In the 2 (two) years prior to the date of this Deed, there have been no material failures, breakdowns, downtime or errors to any of the IT Systems which have had a material adverse effect on the business of the Target Group including without limitation any substantial or repeated disruption and so far as the Management Shareholders are aware, there are no facts or circumstances that could give rise to any of the foregoing.

16.4                        The Target Group has taken steps designed to ensure adequate security, back up systems, disaster recovery, hardware and software support and maintenance (including emergency cover) procedures are in place such that the business of the Target Group can continue in the event of a failure or destruction (whether in whole or in part) of the IT Systems.

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16.5                        All websites accessible via the internet to customers of the Target Group or which are material to the business of the Target Group are identified in list of domain names disclosed in the Data Room at Folder 16.14 and a Target Company is the registrant of such domain names.  So far as the Management Shareholders are aware, in the two (2) years prior to the date of this Deed, no website that is material to the business carried on by the Target Group has had any issue that has had a material adverse effect on its availability to customers of the Target Group or the ability of the Target Group to carry on its business in the ordinary course.

16.6                        As far as the Management Shareholders are aware, all material information relating to material non-compliance with any applicable data protection laws or regulations are contained in the Data Room. So far as the Management Shareholders are aware, each Target Company materially complies with, and has in place all necessary registrations, notifications and procedures to materially comply with, the Data Protection Act 1998 (or the equivalent legislation or regulation in any jurisdiction in which the Target Group operates).

17.                               PROPERTIES

17.1                        Except for the Properties and for any Temporary Properties, no Target Company owns, leases, controls, uses, occupies or has any contractual or equitable right, estate or interest in any other land or buildings.

17.2                        The information in the Data Room in respect of the Amended Property Summaries is true, accurate and not misleading by omission in all respects in relation to all Properties. The information in the management questionnaires and the supplemental management questionnaires provided in Folder 7.12 of the Data Room is true and accurate in all material requests in relation to all Key Properties.

17.3                        So far as the Management Shareholders are aware, other than as Disclosed in the VDD Reports, no Target Company has ever been a party to any lease, licence or tenancy agreement (other than in relation to the Properties) in respect of which an actual or contingent obligation or liability may exist.

17.4                        The relevant Target Companies have:

(a)                                 good title (legal and beneficial) to each of the Key Properties vested in each Target Company; and

(b)                                 title to each of the Properties vested in each Target Company.

17.5                        The relevant Target Companies have good title (legal and beneficial), enforceable vis-à-vis third parties, to each of the Properties vested in each Target Company, in each case free from any Encumbrance.

17.6                        So far as the Management Shareholders are aware, each Target Company (or its mortgagees or holders of any standard security) has in its possession all deeds and documents of title necessary to prove good title to the Properties.

17.7                        There is no insurance policy relating to any issue of title affecting the Properties save for the title policies affecting the Properties located at Basingstoke, Bath, Birmingham (Broadway), Blackpool, Guildford, Mansfield, Wimbledon and Chatham.

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17.8                        So far as the Management Shareholders are aware, there are no agreements, covenants, restrictions, exceptions, reservations, conditions, servitudes, public or private rights, licences, easements, privileges, stipulations or any disputes or outstanding notices or any other matters or things affecting any of the Properties, whether or not apparent from an inspection of the Properties, which materially and adversely affect title to the Properties or the proper use and enjoyment of the Properties for the purpose of the business now being carried on or intended to be carried on at the Properties by any Target Company.

17.9                        So far as the Management Shareholders are aware, the relevant Target Company has duly performed, observed and complied with all covenants, restrictions, real burdens, servitude conditions, exceptions, reservations, conditions, agreements, statutory and common law requirements, by-laws, orders, building regulations and other stipulations and regulations affecting the Properties in all material respects.  So far as the Management Shareholders are aware, no planning contravention notice, breach of condition notice, enforcement notice or stop notice has been issued by any local planning authority or other regulatory authority in relation to the Properties.

17.10                 So far as the Management Shareholders are aware, no planning application relating to the Properties has been submitted by the Target Group which awaits determination or which has been refused.

17.11                 The existing use of the Properties is the lawful permitted use under any applicable town and country planning legislation and in the case of leasehold property under the terms of its lease, tenancy or licence agreement.

17.12                 So far as the Management Shareholders are aware, in the three (3) years prior to the date of this Deed:

(a)                                 where planning permissions or other planning consents would have been required under Applicable Law in relation to any change of use, alterations or other improvements, development or construction works undertaken by the Target Group at any of the Properties, the relevant planning permissions or other planning consents were obtained by the Target Group in accordance with Applicable Law;

(b)                                 where a third party has carried out change of use, alterations or other improvements, development or construction works at premises which are currently occupied by the Target Group, such third party has obtained appropriate planning permission for such change of use, alterations or other improvements, development or construction works as may be required under Applicable Law.

17.13                 So far as the Management Shareholders are aware, during the last three (3) years, no claim or liability (contingent or otherwise) under any applicable town and country planning legislation in respect of the Properties, or any statutory agreement or planning related notices affecting the Properties, is outstanding and the Properties are not subject of a notice to treat or a notice of entry, and no notice, order resolution or proposal has been published for the compulsory acquisition, closing, demolition or clearance of the Properties.

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17.14                 So far as the Management Shareholders are aware, there are no material disputes concerning boundaries, easements, servitudes, real burdens, obligations, covenants or other matters relating to the Properties or their use and occupation.

17.15                 So far as the Management Shareholders are aware, the budget of the Target Group for the financial year ending 31 December 2016 makes adequate provision for the liability of the Target Group to undertake substantial or material repair and maintenance works which any member of the Target Group is legally or contractually required to undertake at any of the Properties.

17.16                 There is a plan for managing asbestos risk at the Properties and so far as the Management Shareholders are aware there has been no material non-compliance with the terms of such plan.

17.17                 So far as the Management Shareholders are aware, no subsidence, landslip, heave or mining activities or material defect which might reasonably be expected to give rise to the closure of a cinema for a material length of time in the one (1) year following Completion affects, or has in the past three years affected, the Properties.

17.18                 Where the interest of any Target Company in any of the Properties is as a tenant under a lease or tenancy, or as a licensee under a licence of the Property:

(a)                                 so far as the Management Shareholders are aware, all licences, consents and approvals required from the landlord and any superior landlord in respect of the Properties have been obtained and, so far as the Management Shareholders are aware, the material covenants and material obligations of the Target Company in those licences, consents and approvals have been performed and observed in all material respects;

(b)                                 each Target Company has, so far as the Management Shareholders are aware, performed and observed all material covenants, obligations and other terms of the lease, tenancy agreement or licence under which the Properties are held and all material outgoings have been paid to date including rent, service charge and insurance or an appropriate accrual has been made in the Accounts or the Management Accounts;

(c)                                  no written notice of any alleged material breach or non-observance of any of the terms of the lease, tenancy agreement or licence has been served on any Target Company;

(d)                                 proper provision has been made in accordance with UK GAAP in the Accounts in respect of dilapidations;

(e)                                  so far as the Management Shareholders are aware, there are no collateral licences, assurances, undertakings or concessions made by any party to any such lease, tenancy or licence; and

(f)                                   when required by Applicable Law, all agreements regulating the use of the Key Properties have been duly and timely registered with the land register and tax register.

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17.19                 Each Target Company is entitled to and has exclusive vacant possession and occupation of the Properties, save where Disclosed to the contrary.

17.20                 All applicable legal form requirements and provisions have been fulfilled so that the leases, tenancies and comparable usage agreements to which the Properties are subject cannot be legally challenged on the basis of any breach of legal form requirements and provisions.

17.21                 Since the Accounts Date, no Target Company has acquired or disposed of, or agreed to acquire or dispose of, or granted any option in respect of, any interest in any land or premises.

17.22                 So far as the Management Shareholders are aware, the Properties are not subject to any agreement for sale, estate contract, option or right of pre-emption or redemption or the grant, termination or variation of any right or interest in land.

17.23                 So far as the Management Shareholders are aware, the Properties enjoy access to services for water, drainage, electricity, gas, telecommunications and other services sufficient for the purposes of the operational business undertaken at each of the Properties.

18.                               ENVIRONMENTAL MATTERS

18.1                        So far as the Management Shareholders are aware, each Target Company is in compliance with Environmental Laws applicable to it in all material respects.

18.2                        So far as the Management Shareholders are aware, there are no claims, proceedings, actions or investigations against any Target Company with respect to any material non-compliance with, or any liability (whether actual or prospective), obligation or duty under, Environmental Laws nor has any written notice been received threatening any such claims, proceedings, actions or investigations.

18.3                        So far as the Management Shareholders are aware, no Environmental Consents are required to be held by any Target Company for the current use of the Properties or for any operations or activities of or permitted to be undertaken by any Target Company.

18.4                        So far as the Management Shareholders are aware, all material information relating to asbestos within the Target Group estate is contained in Folder 14.7 of the Data Room.

18.5                        So far as the Management Shareholders are aware, there are no facts or circumstances which might reasonably be expected to result in liabilities of greater than £1,000,000 arising directly or indirectly for the Target Group from Environmental Matters at any Property in the six (6) months after Completion.

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SCHEDULE 2

LIST OF RELEVANT PERSONS

Warranty	Relevant Persons
Warranty 1 (The Company, the Shares & the Subsidiaries)	Samantha Barr, Kirsten Lawton, Miriam Fernandez, Javier Serra Hernández, Francesco Mandelli, Knuth Schultchen
Warranty 2 (Constitution)	Samantha Barr, Kirsten Lawton, Miriam Fernandez, Javier Serra Hernández, Francesco Mandelli, Knuth Schultchen
Warranty 3 (Accounts)	Andy Alker, Neil Williams, Manel Falcon, Knuth Schultchen, Francesco Mandelli, Klaus Voss, KPMG
Warranty 4 (Information)	The Management Shareholders
Warranty 5 (Assets)	Andy Alker, Neil Williams, Miriam Fernandez, Javier Serra Hernández, Manel Falcon, Knuth Schultchen, Samantha Barr, Francesco Mandelli, Klaus Voss
Warranty 6 (Debt)	Andy Alker, Kevin McDermott, Neil Williams, Miriam Fernandez, Javier Serra Hernández, Manel Falcon, Knuth Schultchen, Francesco Mandelli, Klaus Voss, Samantha Barr
Warranty 7 (Insurance)	Peter Ford, Miriam Fernandez, Javier Serra Hernández, Manel Falcon, Knuth Schultchen
Warranty 8 (Contractual Matters)	Samantha Barr, Neil Williams, Juan Antonio Gomez, Adam Leaney, Miriam Fernandez, Javier Serra Hernández, Manel Falcon, Knuth Schultchen, Andy Alker, Francesco Mandelli, Klaus Voss
Warranty 9 (Litigation & Compliance with Law)	Samantha Barr, Miriam Fernandez, Javier Serra Hernández, Knuth Schultchen, Francesco Mandelli
Warranty 10 (Anti-Bribery & Corruption)	Richard Smith, Miriam Fernandez, Javier Serra Hernández, Manel Falcon, Knuth Schultchen, Andy Alker, Neil Williams, Francesco Mandelli, Klaus Voss

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Warranty	Relevant Persons
Warranty 11 (Insolvency)	Kirsten Lawton, Samantha Barr, Miriam Fernandez, Javier Serra Hernández, Knuth Schultchen, Francesco Mandelli
Warranty 12 (Taxation)	Andy Alker, Neil Williams, Manel Falcon, Francesco Mandelli, Klaus Voss, KPMG, Andrew Blackwood
Warranty 13 (Directors & Employees)	Kathryn Pritchard, Sara Donlevy, Eva María Vallés, Massimiliano Carbonari, Nicholas Morris, Miriam Fernandez, Javier Serra Hernández, Knuth Schultchen, Knuth Schultchen, Francesco Mandelli
Warranty 14 (Pensions)	Sara Donlevy, Andy Alker, Miriam Fernandez, Javier Serra Hernández
Warranty 15 (Intellectual Property)	Samantha Barr, Miriam Fernandez, Javier Serra Hernández, Knuth Schultchen, Francesco Mandelli
Warranty 16 (Information Technology & Data Protection)	Samantha Barr, Peter Groom, Manel Nunez, Ricard Fuertes, Allan Nurney, Debbie Rebbeck, Rachel Brown
Warranty 17 (Property)	Ken Taylor, Paul Coffey, Peter Ford, Miriam Fernandez, Javier Serra Hernández, Manel Falcon, Knuth Schultchen
Warranty 18 (Environmental Matters)	Ken Taylor, Peter Ford, Miriam Fernandez, Javier Serra Hernández, Knuth Schultchen, Manel Falcon

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SCHEDULE 3

KEY PROPERTIES

Key Property	Location
Hürth	Germany
RuhrPark	Germany
Cottbus	Germany
Gera	Germany
Duisburg	Germany
Kaiserslautern	Germany
Marzahn (Am Eastgate)	Germany
Hamburg Othmarschen Park	Germany
Hamburg Friedrich Ebert-Damm	Germany
Neuss	Germany
Potsdam	Germany
Hamburg Mundsburg	Germany
Oeynhausen	Germany
Wilhelmshaven	Germany
Diagonal	Spain
Heron City	Spain
Santander	Spain
Parquesur	Spain
Marineda	Spain
As Cancelas	Spain
Bonaire	Spain

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Key Property	Location
El Muelle	Spain
Parc Valles	Spain
Las Rozas	Spain
Blanchardstown	Ireland
Coolock	Ireland
Limerick	Ireland
Bergamo	Italy
Verona	Italy
Lissone	Italy
Napoli	Italy
Fiori	Italy
Bicocca	Italy
Fiume Veneto	Italy
Montano Lucino - Como	Italy
Roma Lunghezza - Romest	Italy
Porta di Roma	Italy
Glasgow Braehead	Scotland
Dunfermline	Scotland
Newcastle East (Silverlinks)	UK
Edinburgh Fort Kinnaird	Scotland
Kilmarnock	Scotland
Aylesbury	UK
Beckenham	UK

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Key Property	Location
Tamworth	UK
Taunton	UK
Trafford	UK
Trowbridge	UK
Tunbridge Wells	UK
Uxbridge	UK
Whiteleys - Lounge	UK
Wimbledon	UK
Bournemouth	UK
Bridgend	UK
Brighton	UK
Chatham	UK
Chelmsford	UK
Colchester	UK
Coventry	UK
Crewe (Reel)	UK
Epsom	UK
Greenwich	UK
Guildford	UK
Hatfield	UK
Hereford (New Site)	UK
Kettering	UK
Kingston	UK
Leicester	UK
Leicester Square	UK

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Key Property	Location
(London)
Lincoln	UK
Liverpool Paradise Street	UK
Maidstone	UK
Mansfield	UK
Metrocentre	UK
Milton Keynes (New)	UK
Norwich	UK
Oxford George St	UK
Port Solent	UK
Preston	UK
Rochdale	UK
Southampton	UK
Southend	UK

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Signed and delivered as a DEED by PAUL		/s/ Paul Donovan
DONOVAN in the presence of:		PAUL DONOVAN

/s/ Jessica Sullivan
Signature of witness
Name of witness: Jessica Sullivan
Occupation of witness: Solicitor
Address of witness:	Gibson Dunn & Crutcher LLP 2-4 Temple Avenue London, EC4Y 0HB

Signed and delivered as a DEED by MARK		/s/ Mark Way
WAY in the presence of:		MARK WAY

/s/ Jessica Sullivan
Signature of witness
Name of witness: Jessica Sullivan
Occupation of witness: Solicitor
Address of witness:	Gibson Dunn & Crutcher LLP 2-4 Temple Avenue London, EC4Y 0HB

Signed and delivered as a DEED by IAN		/s/ Ian Shepherd
SHEPHERD in the presence of:		IAN SHEPHERD

/s/ Jessica Sullivan
Signature of witness
Name of witness: Jessica Sullivan
Occupation of witness: Solicitor
Address of witness:	Gibson Dunn & Crutcher LLP 2-4 Temple Avenue London, EC4Y 0HB

Executed and delivered as a DEED for and on		/s/ Craig R. Ramsey
behalf of AMC (UK) ACQUISITION		DIRECTOR
LIMITED in the presence of:

/s/ Chris Watts
Signature of witness
Name of witness: Chris Watts
Occupation of witness: Solicitor
Address of witness:	30 Crown Place Earl Street London, EC2A 4E5

EXECUTION PAGE TO MANAGEMENT WARRANTY DEED

EXECUTION VERSION

Dated 12 July 2016

(1)  PAUL DONOVAN, MARK WAY and IAN SHEPHERD

- and -

(2)  AMC (UK) ACQUISTION LIMITED

MANAGEMENT TAX COVENANT

in relation to Odeon & UCI Cinemas Holdings Limited and its subsidiaries

GIBSON, DUNN & CRUTCHER LLP

Telephone House
2-4 Temple Avenue, London EC4Y 0HB
020 7071 4000           020 7071 4244  Fax
Ref: NPA/68622-00001
Document 231559

MANAGEMENT TAX COVENANT

DATE: 12 July 2016

PARTIES:

(1)                                 PAUL DONOVAN of The Long House, Fyfield Wick, Oxon OX13 5ND, MARK WAY of 17 Old Harpenden Road, St Albans, Hertfordshire AL3 6AX and IAN SHEPHERD of 227 Woodstock Road, Oxford OX2 7AD (together, the “Management Shareholders” and each a “Management Shareholder”); and

(2)                                 AMC (UK) ACQUISITION LIMITED, a company registered in England and Wales with registered number 10246724, whose registered office is at AMC The Great Northern Unit 2, 253 Deansgate, Manchester M3 4EN(the “Purchaser”).

INTRODUCTION:

(A)                               The Purchaser has agreed to purchase the entire issued share capital of the Company on the terms and conditions of the Share Purchase Agreement (as defined below).

(B)                               Pursuant to the Share Purchase Agreement, the parties have agreed to enter into this Management Tax Covenant.

THIS DEED PROVIDES as follows:

1.                                      INTERPRETATION

1.1                               In this Management Tax Covenant, the following words, expressions and abbreviations have the following meanings, unless the context otherwise requires:

“Event” includes (without limitation), the expiry of a period of time, the Company or any Subsidiary becoming or ceasing to be associated with any other person for any Taxation purpose or ceasing to be, or becoming, resident in any country for any Taxation purpose, the death, winding up or dissolution of any person, the earning, receipt or accrual for any Taxation purpose of any income, profit or gains, the incurring of any loss or expenditure, and any transaction (including the execution and completion of the Share Purchase Agreement), event, act or omission whatsoever, and any reference to an Event occurring on or before a particular date shall include Events that, for Taxation purposes, are deemed to have, or are treated or regarded as having, occurred on or before that date;

“Excluded Person” means any current office holder or employee of the Company or any subsidiary;

“Excluded Tax Liability” has the meaning given in the Warranty & Indemnity Insurance;

“HMRC” means HM Revenue & Customs;

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“Liability for Taxation” means (a) any liability of the Company or any Subsidiary to make an actual payment of, or in respect of, or on account of, Taxation whether or not the same is primarily payable by the Company or the relevant Subsidiary and whether or not the Company or the relevant Subsidiary has, or may have, any right of reimbursement against any other person, in which case the amount of the Liability for Taxation will be the amount of the actual payment; and (b) the use or setting off of any Purchaser’s Relief where, but for that set off or use, the Company or the relevant Subsidiary would have had a liability to make a payment of or in respect of Taxation for which the Purchaser would have been able to make a claim against the Management Shareholders under this Management Tax Covenant, in which case, the amount of the Liability for Taxation will be the amount of Taxation for which the Management Shareholders would have been liable but for the setting off or use;

“Loss” includes absence, failure to obtain, non-existence, non-availability, reduction, modification, loss, counteraction, nullification, utilisation, disallowance, withdrawal or clawback for whatever reason;

“Management Warranty Deed” has the meaning given in the Share Purchase Agreement;

“Overprovision” means the amount by which any provision for tax (other than deferred tax) in the Locked-Box Accounts is overstated, except where that overstatement arises due to: (a) a change in law; or (b) a change in the accounting bases on which the Company or any Subsidiary values its assets; or (c) a voluntary act or omission of the Purchaser, that, in each case, occurs after Completion;

“Purchaser’s Relief” means (a) any Relief arising in connection with any Event occurring after the Locked-Box Date; and (b) any Relief, whenever arising, of the Purchaser or any member of the Purchaser’s Tax Group other than the Company;

“Purchaser’s Tax Group” means the Purchaser and any other company or companies that are, from time to time, treated as members of the same Group as, or otherwise connected or associated in any way with, the Purchaser for any Taxation purpose;

“Relief” includes any loss, relief, allowance, credit, exemption or set off for Taxation or any deduction in computing income, profits or gains for the purposes of Taxation and any right to a repayment of Taxation or to a payment in respect of Taxation;

“Saving” means the reduction or elimination of any liability of the Company or any Subsidiary to make an actual payment of corporation tax (at a time when the Company or Subsidiary is a member of the Purchaser’s Tax Group) for which the Management Shareholders would not have been liable under clause 2, by the use of any Relief arising wholly as a result of a Liability for Taxation for which the Management Shareholders have made a payment under clause 2 of this Management Tax Covenant;

“Seller” has the meaning given in the Share Purchase Agreement;

“Seller’s Group” means the Seller and any other company or companies (other than the Company and any Subsidiaries) that are (or become) after Completion, or have in

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the seven years ending at Completion been members of the same group, or otherwise connected or associated in any way with the Sellers for Taxation purposes;

“Share Purchase Agreement” means the share purchase agreement entered into on the date of this Deed between, inter alia, the Purchaser, the Seller and the Management Shareholders;

“Tax” or “Taxation” means all forms of taxation and statutory, governmental, state, federal, provincial, local, government or municipal charges, duties, imposts, contributions, levies, withholdings or liabilities wherever chargeable and whether of the United Kingdom or any other jurisdiction (including, for the avoidance of doubt, national insurance contributions in the United Kingdom and corresponding obligations elsewhere) and any penalty, fine, surcharge, or interest, relating to it;

“Taxation Authority” means any government, state or municipality or any local, state, federal or other fiscal, revenue, customs or excise authority, body or official competent to impose, administer, levy, assess or collect Taxation in the United Kingdom or elsewhere;

“Tax Claim” means any assessment, notice, demand, letter or other document issued or action taken by or on behalf of any Taxation Authority, self-assessment or other occurrence from which it appears that the Company or any Subsidiary or the Purchaser is or may be subject to a Liability for Taxation or other liability for which the Management Shareholders are or may be liable under this Management Tax Covenant;

“Taxation Statute” means any directive, statute, enactment, law or regulation wherever enacted or issued, coming into force or entered into providing for or imposing any Taxation, including orders, regulations, instruments, bye-laws or other subordinate legislation made under the relevant statute or statutory provision and any directive, statute, enactment, law, order, regulation or provision that amends, extends, consolidates or replaces the same or that was amended, extended, consolidated or replaced by the same;

“Tax Returns” means any return in respect of Tax, including any related accounts, computations and attachments, claims, elections, surrenders, disclaimers, notices and consents and other documents contemplated by or reflected in or necessary for the preparation of such return;

“Tax Warranties” means the warranties relating to Taxation set out in the Management Warranty Deed;

“Time Limit” means the latest date on which a Tax Return can be executed or delivered to a Taxation Authority without incurring interest or a penalty and in order to ensure that such Tax Return is effective;

“VAT” means value added tax or equivalent tax in any other jurisdiction; and

“Warranty & Indemnity Insurance” means the warranty and indemnity insurance policy, in the agreed form, in respect of this Management Tax Covenant as issued to the Purchaser on or about the date of this Management Tax Covenant.

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1.2                               References to gross receipts, income, profits or gains earned, accrued or received shall include any gross receipts, income, profits or gains deemed under the relevant Taxation Statute to have been or treated or regarded as earned, accrued or received.

1.3                               References to a repayment of Taxation shall include any repayment supplement or interest in respect of it.

1.4                               Any reference to something occurring in the ordinary course of business shall not include:

1.4.1                     anything that involves, or leads directly or indirectly to, any liability of the Company or any Subsidiary to Taxation that is (or but for an election would have been) the primary liability of, or properly attributable to, or due from another person (other than a member of the Purchaser’s Tax Group); or

1.4.2                     anything that relates to or involves the acquisition or disposal (or deemed acquisition or disposal) of an asset or the supply of services (including the lending of money, or the hiring or licensing of tangible or intangible property) in a transaction that is not, or is deemed to not be, entered into on arm’s length terms; or

1.4.3                     anything that relates to or involves: (a) the making of a distribution or deemed distribution for Taxation purposes, (b) the creation, cancellation or reorganisation of share or loan capital, (c) the Company or any Subsidiary becoming or ceasing to be, or being treated as ceasing to be, a member of a group of companies, or becoming or ceasing to be associated or connected with any other company for any Taxation purposes, or (d) the release, assignment, acquisition or payment of any debt; or

1.4.4                     anything that gives rise to a Liability for Taxation on deemed (as opposed to actual) profits or to the extent that it gives rise to a Liability for Taxation on an amount of profits greater than the difference between the sale proceeds of an asset and the amount attributable to that asset in the Locked-Box Accounts or, in the case of an asset acquired since the Locked-Box Date, the cost of that asset; or

1.4.5                     anything that involves, or leads directly or indirectly to, a change of residence of the Company or any Subsidiary for Taxation purposes; or

1.4.6                     a transaction or arrangement the sole or main purpose of which was the reduction, avoidance or deferral of a Liability for Taxation or a scheme, arrangement or transaction where a disclosure was made or required pursuant to any mandatory disclosure regimes in relation to Taxation; or

1.4.7                     any liability arising as a result of the failure to properly deduct or account for Taxation, or to comply with the provisions of any Taxation legislation or subordinate legislation (including regulations) and any act, deliberate omission or transaction that gives rise to any fine, penalty, surcharge, interest or other imposition relating to any Taxation.

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1.5                               Unless the contrary intention appears, words and expressions defined in the Share Purchase Agreement or in the Management Warranty Deed have the same meaning in this Management Tax Covenant and any provisions in the Share Purchase Agreement concerning matters of construction or interpretation also apply in this Management Tax Covenant.

1.6                               References to the due date for payment of any Taxation shall mean the last day on which that Taxation may, by law, be paid without incurring any penalty, fine, surcharge, interest, charges, costs or other similar imposition (after taking into account any postponement of the date that was obtained for the payment of that Taxation).

1.7                               It shall be assumed for the purposes of determining whether any Liability for Taxation or any Relief arises on or before Completion, that the date of Completion is the end of an accounting period.

1.8                               Should there be any conflict between any provision of the Share Purchase Agreement, the Management Warranty Deed and this Management Tax Covenant then the provisions of this Management Tax Covenant shall take precedence.

1.9                               The obligations of each Management Shareholder under this Management Tax Covenant are entered into individually by that Management Shareholder on his behalf and are made severally and separate from any obligation entered into by any other Management Shareholder.  No claim may be made against any Management Shareholder in respect of any breach of this Management Tax Covenant by any other Management Shareholder.

2.                                      COVENANT

2.1                               Subject to the provisions of clauses 4 and 5 of this Management Tax Covenant, the Management Shareholders covenant to pay to the Purchaser an amount equal to any:

2.1.1                     Liability for Taxation resulting from, by reference to or in consequence of any Event occurring on or before Completion or in respect of any gross receipts, income, profits or gains earned, accrued or received by the Company or any Subsidiary on or before Completion, whether or not that liability was discharged on or before Completion;

2.1.2                     subject to clause 4.2 below, Liability for Taxation arising in respect of or in consequence of an Event occurring, or any income profits or gains earned, accrued or received at any time and for which the Company or any Subsidiary is liable as a result of having at any time before Completion been under the control of any person or associated with any person and that person or any other person failing to discharge any Liability for Taxation;

2.1.3                     Liability for Taxation arising as a result of a failure to account for income tax or national insurance contributions in respect of the grant, exercise, surrender, exchange or other disposal of an option or other right to acquire securities, or in respect of any acquisition, holding, variation or disposal of employment-related securities where the acquisition of the security or the grant of the

6

option, or other right to acquire the security, occurred on or before Completion;

2.1.4                     Liability for Taxation arising under any disguised remuneration rules which attach to payments or loans made to, any assets made available or transferred to, or any assets earmarked (however informally) for the benefit of any employee or former employee of the Company or any Subsidiary, or for the benefit of any associated person, by an employee benefit trust or another third party where the arrangement giving rise to the charge was entered into at a time when the third party was acting on the instructions of, or for the benefit of the Company, the Seller or an associate of either; and

2.1.5                     reasonable costs and reasonable expenses, properly incurred by the Purchaser, the Company or any Subsidiary or any member of the Purchaser’s Tax Group in connection with any Liability for Taxation or other liability in respect of which the Management Shareholders are liable under this Management Tax Covenant, or successfully taking or defending any action under this Management Tax Covenant.

2.2                               This Management Tax Covenant, and the liability of the Management Shareholders to make any payments under or in connection with this Management Tax Covenant, is conditional in all respects upon Completion occurring under the Share Purchase Agreement.

3.                                      PAYMENT DATE AND INTEREST

3.1                               Payment by the Management Shareholders in respect of any liability under this Management Tax Covenant must be made in cleared and immediately available funds on:

3.1.1                     in the case of a Liability for Taxation that involves an actual payment of or in respect of Taxation, the later of ten (10) Business Days before the due date for payment and five (5) Business Days after the date on which the Purchaser serves notice on the Management Shareholders requesting payment; or

3.1.2                     in the case of the loss of a right to repayment of Taxation or a liability under clause 2.1.5, seven (7) Business Days following the date on which the Purchaser serves notice on the Management Shareholders requesting payment; or

3.1.3                     in a case that involves the loss of a Relief (other than a right to repayment of Taxation), the later of seven (7) Business Days after the date on which the Purchaser serves notice on the Management Shareholders requesting payment and the last date on which the Taxation is or would have been required to be paid to the relevant Taxation Authority in respect of the earlier of:

(a)                                 the period in which the Loss of the Relief gives rise to an actual liability to pay Taxation; or

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(b)                                 the period in which the Loss of the Relief occurs (assuming for this purpose that the Company had sufficient profits or was otherwise in a position to use the Relief); or

3.1.4                     in a case that falls within (c) of the definition of Liability for Taxation, the date on which the Taxation saved by the Company or the relevant Subsidiary is or would have been required to be paid to the relevant Taxation Authority.

3.2                               If the Liability for Taxation is a liability to corporation tax payable by instalments under the Corporation Tax (Instalment Payments) Regulations 1998 (SI 1998/3175) (or otherwise):

3.2.1                     the notice served by the Purchaser on the Management Shareholders under clause 3.1 shall state the amount of the liability due for payment on each instalment date for the accounting period in which the Liability for Taxation arises; and

3.2.2                     the due dates for payment of the Taxation in clause 3.1.1 to clause 3.1.4 shall be the due dates for payment of each of the instalments.

4.                                      EXCLUSIONS

4.1                               The covenant contained in clause 2 above shall not cover any Liability for Taxation to the extent that:

4.1.1                     provision or reserve (other than a provision for deferred tax) for the liability has been taken into account in preparing, or is made or reflected in the Locked-Box Accounts; or

4.1.2                     the Liability for Taxation was paid on or before the Locked-Box Date and the Locked-Box Accounts reflected that payment; or

4.1.3                     it arises as a result of a transaction in the ordinary course of business of the Company or any Subsidiary between the Locked-Box Date and Completion; or

4.1.4                     it arises or is increased only as a result of any change in the law or rates of Taxation coming into force after Completion, or the withdrawal of any extra-statutory concession previously made by a Taxation Authority (whether or not the change is retrospective in whole or in part); or

4.1.5                     it would not have arisen but for a change in accounting policies (including a change in accounting reference date) or the accounting bases on which the Company or any Subsidiary values its assets after Completion in each case other than a change made to comply with any applicable generally accepted accounting standard or legal requirement in force at the date of Completion; or

4.1.6                     the Purchaser is compensated for the Liability for Taxation under any provision of the Share Purchase Agreement or the Management Warranty Deed; or

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4.1.7                     a Relief that has arisen from the circumstances giving rise to the relevant Taxation Liability (other than a Purchaser’s Relief) is available to the Company or any Subsidiary and such Relief can actually be used to mitigate the relevant Taxation Liability;

4.1.8                     the Liability for Tax is made good or the Purchaser or the Company is compensated for it at no expense to the Purchaser or the Company;

4.1.9                     the Liability for Tax arises or is increased because the Purchaser fails to comply with, or procure the compliance of, the Company and the Subsidiaries with their obligations under this Management Tax Covenant;

4.1.10              the Liability for Tax would not have arisen, or would have been reduced or eliminated, but for a failure or omission, after Completion, by or on behalf of the Company or the Purchaser to make any valid claim, election, surrender or disclaimer or to give any notice or consent or to do any other thing under any enactment or regulation relating to Tax the making, giving or doing of which was validly taken into account in computing the provision for Tax in the Locked-Box Accounts or expressly set out within the Disclosure Letter;

4.1.11              the Liability for Tax would not have arisen, or would have been reduced or eliminated, but for any claim, disclaimer or election made after Completion by the Purchaser or the Company including, without limitation, a disclaimer of, or a revision to, a claim for capital allowances claimed before Completion or assumed to be claimed in preparing the Locked-Box Accounts (provided that such assumption is expressly stated within the Locked Box Accounts or the Disclosure Letter); or

4.1.12              it would not have arisen but for a voluntary act, transaction or omission of the Company or any Subsidiary or the Purchaser or any member of the Purchaser’s Tax Group outside the ordinary course of business after Completion and which the Purchaser was aware, or ought reasonably to have been aware, would give rise to the Liability for Taxation or other liability in question PROVIDED THAT the following shall not be considered to be voluntary acts, transactions or omissions of the Purchaser:

(a)                                 any act carried out pursuant to a legally binding obligation entered into by any member of the Target Group on or before Completion (including pursuant to this Management Tax Covenant or the Share Purchase Agreement) or required to be taken by the Purchaser pursuant to the provisions of this Management Tax Covenant, the Share Purchase Agreement or the Management Warranty Deed; or

(b)                                 an act which the Company or any of the Subsidiaries is required to make by any legislation (whether related to Tax or otherwise); or

(c)                                  any disclosure required by law to a Tax Authority or other government, state, municipal, local or federal regulatory authority; or

(d)                                 the payment of stamp duty on any document, or the bringing into any jurisdiction of any document, entered into on or prior to Completion

9

which is required in order for it to be produced as evidence in court or to prove or obtain registration of the title of the Company to any asset owned on Completion.

4.2                               The covenant given in clause 2.1.2 shall not cover any Liability for Taxation to the extent that such Liability for Taxation arises in respect of a Subsidiary that has not been incorporated in, and is not tax resident in, the United Kingdom.

5.                                      LIMITATIONS

5.1                               The Management Shareholders shall be liable for any claim under clause 2 for a period of twelve (12) months from the Completion Date.

5.2                               The provisions of clauses 3.1, 3.10, 3.11 and 3.16 of the Management Warranty Deed shall apply to limit the liability of the Management Shareholders under this Management Tax Covenant mutatis mutandis as if set out in full in this Management Tax Covenant.

5.3                               Save in the event of fraud or fraudulent misrepresentation, the aggregate liability of each Management Shareholder in respect of any and all claims under this Management Tax Covenant shall not exceed an amount equal to £1.00.

5.4                               The Management Shareholders shall not be liable for any claim under clause 2 to the extent that such claim relates to an Excluded Tax Liability.

6.                                      OVERPROVISIONS

6.1                               If, on or before the date falling twelve (12) months from the Completion Date, the Management Shareholders believe that there is an Overprovision, the Management Shareholders shall notify the Purchaser and if the auditors for the time being of the Company or any Subsidiary determine (at the request and expense of the Management Shareholders) that there is an Overprovision, then:

6.1.1                     the amount of any Overprovision shall first be set off against any payment then due from the Management Shareholders under this Management Tax Covenant;

6.1.2                     to the extent that there is an excess, a refund shall be made to the Management Shareholders of any previous payment or payments made by the Management Shareholders under this Management Tax Covenant or in respect of a breach of any of the Tax Warranties (and not previously refunded under this Management Tax Covenant) up to the amount of that excess; and

6.1.3                     to the extent that the excess referred to in clause 6.1.1 is not exhausted, the remainder of that excess will be carried forward and set off against any future payment or payments that become due from the Management Shareholders under this Management Tax Covenant or for breach of the Tax Warranties.

6.2                               After the Company’s or the Subsidiaries’ auditors have made a determination under clause 6.1, the Management Shareholders or the Purchaser may, at any time on or before the date falling twelve (12) months from the Completion Date, request the auditors for the time being of the Company or the relevant Subsidiary to review and,

10

if necessary and as appropriate, amend the original determination (at the expense of the party requesting the review, or where a payment becomes due under this clause 6.2, at the expense of the party required to make that payment) and an adjusting payment equal to the amount of any disparity between the original and revised determinations shall be made by or to the Management Shareholders as soon as reasonably practicable.

7.                                      SAVINGS

7.1                               If, on or before the date falling twelve (12) months from the Completion Date, the Management Shareholders, having made a payment to the Purchaser under this Management Tax Covenant, believe that a Saving has arisen, the Management Shareholders shall inform the Purchaser and if the Company’s or Subsidiary’s auditors for the time being determine (at the request and expense of the Management Shareholders) that a Saving has arisen, the Purchaser shall, as soon as reasonably practicable, repay to the Management Shareholders, after deduction of any amounts then due by the Management Shareholders, the lesser of:

7.1.1                     the amount of the Saving (as determined by the auditors) less any costs incurred by the Purchaser, the Company or the relevant Subsidiary; and

7.1.2                     the amount paid by the Management Shareholders under clause 2 for the Liability for Taxation which gave rise to the Saving less any part of that amount previously repaid to the Management Shareholders under any provision of this Management Tax Covenant, for breach of the Tax Warranties or otherwise.

7.2                               After the Company’s or Subsidiary’s auditors have made a determination under clause 7.1, the Management Shareholders or the Purchaser may, at any time on or before the date falling twelve (12) months from the Completion Date, request the auditors for the time being of the Company or the relevant Subsidiary to review and, if necessary and as appropriate, amend the original determination (at the expense of the party requesting the review, or where a payment becomes due under this clause 7.2, at the expense of the party required to make that payment) and an adjusting payment equal to the amount of any disparity between the original and revised determinations shall be made by or to the Management Shareholders as soon as reasonably practicable.

8.                                      RECOVERY FROM THIRD PARTIES

8.1                               Where the Management Shareholders have paid an amount under clause 2 for any Liability for Taxation and the Purchaser, the Company or any Subsidiary is, or becomes, entitled to recover from some other person that is not the Purchaser, the Company or any Subsidiary or any other company in the Purchaser’s Tax Group or any Excluded Person, any amount for any Liability for Taxation, the Purchaser shall or shall procure that the Company or the relevant Subsidiary shall:

8.1.1                     notify the Management Shareholders of their entitlement as soon as reasonably practicable; and

8.1.2                     if required by the Management Shareholders and, subject to the Purchaser and the Company being indemnified by the Management Shareholders against any

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Taxation that may be suffered on receipt of that amount and any costs and expenses incurred in recovering that amount, take, or procure that the Company or the relevant Subsidiary takes, all reasonable steps to enforce that recovery against the person in question (keeping the Management Shareholders fully informed of the progress of any action taken).

8.2                               No member of the Purchaser’s Tax Group shall be obliged under this clause 8 to take any steps requested by the Management Shareholders which it reasonably considers would materially prejudice the commercial or Tax position of any member of the Purchaser’s Tax Group.

8.3                               If the Purchaser, the Company or the relevant Subsidiary recovers any amount referred to in clause 8.1, the Purchaser shall account to the Management Shareholders for the lesser of:

8.3.1                     any amount recovered (including any related interest or related repayment supplement) less any Taxation suffered in respect of that amount and any costs and expenses incurred in recovering that amount (except to the extent that amount has already been made good by the Management Shareholders under clause 8.1.2); and

8.3.2                     the amount paid by the Management Shareholders under clause 2 in respect of the Liability for Taxation in question.

8.4                               For the avoidance of doubt, where the Warranty & Indemnity Insurance allows or permits the insurer to give the Purchaser instructions relating to any third party recovery and such instructions conflict with those of the Management Sellers, the insurers’ instructions shall prevail and acting in accordance with those instructions shall not be a voluntary act for the purposes of clause 4.1.12.

9.                                      CORPORATION TAX RETURNS

9.1                               Subject to this clause 9, the Purchaser will have exclusive conduct of all Taxation affairs of the Company and the Subsidiaries after Completion.

9.2                               The Purchaser or their duly authorised agent shall prepare the Tax Returns, and shall have conduct of all matters (including correspondence) relating to the Tax Returns of the Company and the Subsidiaries for all accounting periods commencing on or before Completion, to the extent that the same have not been prepared and filed before Completion, and submit them to the Management Shareholders.

9.3                               All documents prepared under clause 9.2 shall be prepared in a manner consistent with past practices and without a change of any accounting method (except to the extent necessary to comply with applicable law or generally accepted accounting standards) and providing the Time Limit falls at least 3 months after Completion must be submitted in draft form by the Purchaser to the Management Shareholders or their duly authorised agents at least 10 Business Days before any Time Limit.  The Purchaser shall incorporate all reasonable comments and suggested amendments made by the Management Shareholders or its duly authorised agents providing such comments are received at least 5 Business Days before the Time Limit.

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9.4                               The Purchaser shall procure that the Company and the Subsidiaries provide such access to their books, accounts and records as is necessary and reasonable to enable the Management Shareholders or their duly authorised agent to review the Tax Returns of the Company and the Subsidiaries for all accounting periods commencing on or before Completion and conduct matters relating to them in accordance with this clause 9.

9.5                               The Management Shareholders shall provide the Purchaser and the Company with all reasonable assistance, co-operation and information requested in connection with Tax Returns outstanding at Completion and in connection with all negotiations, correspondence and agreements relating to the Company’s Tax affairs for accounting periods commencing before Completion.

9.6                               For the avoidance of doubt the provisions of this clause 9 shall not prejudice the rights of the Purchaser to make a claim under this Management Tax Covenant for any Liability for Taxation and shall not fetter the ability of any member of the Purchaser’s Tax Group to take any action in relation to a Liability for Taxation.

9.7                               For the avoidance of doubt, where the Warranty & Indemnity Insurance allows or permits the insurer to give the Purchaser instructions relating to document that would fall within this clause 9, and such instructions conflict with those of the Management Sellers, the insurers’ instructions shall prevail and acting in accordance with those instructions shall not be a voluntary act for the purposes of clause 4.1.12.

10.                               PURCHASER’S COVENANT

10.1                        The Purchaser shall pay to the Seller or the Management Shareholders an amount equal to any tax liability which is assessed on the Seller or the Management Shareholders (respectively) and relating to any of the following Events occurring or deemed to occur after Completion:

10.1.1              the Company, a Subsidiary or any member of the Purchaser’s Tax Group failing to pay any Tax to which it is liable and for which the Purchaser would not have been entitled to make a claim against the Management Shareholders under clause 2 (ignoring for these purposes the limitations contained within clause 5) if the Company, a Subsidiary or the relevant member of the Purchaser’s Tax Group had paid that liability;

10.1.2              any Taxation (whether before, on or after Completion) for which the Seller or the Management Shareholders or any director or former director of any member of the Seller’s Group (other than a person who was a director of the Company after Completion) is or becomes liable as a result of any member of the Purchaser’s Tax Group failing to discharge Tax properly assessed upon it; or

10.1.3              the Company, a Subsidiary or any member of the Purchaser’s Tax Group ceasing to be resident in its jurisdiction of incorporation for Tax purposes,

PROVIDED THAT in each case the Management Shareholders or the Seller have not recovered such tax liability under any relevant statutory provisions or from any third party.

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10.2                        Any payment made by the Purchaser under clause 10.1 shall be made five (5) days before the last day on which the relevant payment of Tax is due to be made to the relevant Tax Authority without incurring any liability to interest or penalties.

10.3                        The Purchaser shall pay the Seller and the Management Shareholders an amount equal to all costs and expenses reasonably and properly incurred by the Seller and the Management Shareholders in connection with any action taken under this clause 10.

10.4                        If the Purchaser makes a payment under this clause 10, the Management Shareholders and the Seller agree:

10.4.1              to discharge, or procure the discharge of, the tax liability in question promptly; and

10.4.2              not to enforce any statutory right of recovery against any member of the Purchaser’s Tax Group in respect of the liability in question.

11.                               GROSSING UP

11.1                        All amounts due under this Management Tax Covenant shall be paid by the Management Shareholders to the Purchaser in full, without any set-off, counterclaim, deduction or withholding (other than any deduction or withholding of tax required by law). If any deductions or withholdings are required by law to be made from any of the sums payable under this Management Tax Covenant, the Management Shareholders shall pay to the Purchaser such sum as will, after the deduction or withholding is made, leave the Purchaser with the same amount as it would have been entitled to receive without that deduction or withholding.

11.2                        If any sum payable by the Management Shareholders to the Purchaser under the Management Tax Covenant is subject to Taxation in the hands of the Purchaser, the Management Shareholders shall pay any additional amount required to ensure that the net amount received by the Purchaser shall be the amount that the Purchaser would have received if the payment was not subject to Taxation.

11.3                        If the Purchaser assigns the benefit of this Management Tax Covenant or the Share Purchase Agreement, the Management Shareholders shall not be liable under this clause 11, except to the extent that the Management Shareholders would have been so liable had no assignment occurred.

12.                               GENERAL

12.1                        All payments made by the Management Shareholders to the Purchaser or by the Purchaser to the Management Shareholders in accordance with this Management Tax Covenant will be treated, to the extent possible, as an adjustment to the Management Consideration.

12.2                        The Purchaser shall in its absolute discretion decide whether to make a claim under this Management Tax Covenant or the Tax Warranties or both.

12.3                        The provisions of clauses 6 to 15 of the Management Warranty Deed shall apply to this Management Tax Covenant mutatis mutandis.

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13.                               THIRD PARTY RIGHTS

13.1                        Except as expressly provided in clause 10, a person who is not a party to this agreement shall not have any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Management Tax Covenant.

13.2                        The rights of the parties to terminate, rescind or agree any variation, waiver or settlement under this Management Tax Covenant are subject to the consent of the Seller.

IN WITNESS WHEREOF, this Management Tax Covenant has been executed by or on behalf of the parties as a deed and delivered on the date first above written.

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Signed and delivered as a DEED by PAUL		/s/ Paul Donovan
DONOVAN in the presence of:		PAUL DONOVAN

/s/ Helena Ingram
Signature of witness
Name of witness: Helena Ingram
Occupation of witness: Student
Address of witness:	Gibson Dunn & Crutcher LLP, Telephone House, 2-4 Temple Avenue London EC4Y 0HB

Signed and delivered as a DEED by MARK		/s/ Mark Way
WAY in the presence of:		MARK WAY

/s/ Helena Ingram
Signature of witness
Name of witness: Helena Ingram
Occupation of witness: Student
Address of witness:	Gibson Dunn & Crutcher LLP, Telephone House, 2-4 Temple Avenue London EC4Y 0HB

Signed and delivered as a DEED by IAN		/s/ Ian Shepherd
SHEPHERD in the presence of:		IAN SHEPHERD

/s/ Helena Ingram
Signature of witness
Name of witness: Helena Ingram
Occupation of witness: Student
Address of witness:	Gibson Dunn & Crutcher LLP, Telephone House, 2-4 Temple Avenue London EC4Y 0HB

Executed and delivered as a DEED for and on		/s/ Craig R. Ramsey
behalf of AMC (UK) ACQUISTION		DIRECTOR
LIMITED in the presence of:

/s/ Chris Watts
Signature of witness
Name of witness: Chris Watts
Occupation of witness: Solicitor
Address of witness:	30 Crown Place Earl Street London EC2A 4E5

EXECUTION PAGE TO MANAGEMENT TAX COVENANT